AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 27, 1996
                                                    REGISTRATION NO. 333-10319

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                               FIBERCORE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       Nevada                             3229                       87-0445729
     (State or other                (Primary standard
jurisdiction of incorporation      industrial classification      (I.R.S. Employer
     or organization)                   code number)           Identification Number)

               174 Charlton Road, Sturbridge, Massachusetts 01566
                                 (508) 347-7744
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                              --------------------

                                 Mohd A. Aslami
               174 Charlton Road, Sturbridge, Massachusetts 01566
                                 (508) 347-7744
    (Name, Address, Including Zip Code, and Telephone Number, Including Area
                    Code, of Registrant's Agent for Service)

                                with a copy to:
                             Bruce S. Coleman, Esq.
   Coleman & Rhine LLP, 1120 Avenue of the Americas, New York, New York 10036
                                 (212) 840-3330

Approximate date of commencement of proposed sale to the public: As soon as practicable as this registration statement becomes effective.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              -------------------

   Pursuant to Rule 416, there are also being registered hereby such additional indeterminate number of shares of Common Stock as may become issuable by reason of share splits, share dividends, and similar adjustments as set forth in the provisions of the Notes, Warrants and Options.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

                               FIBERCORE, INC.
                            CROSS-REFERENCE SHEET
                  REQUIRED BY ITEM 501(B) OF REGULATION S-K

              Form S-1
             Item Number                                         Location in Prospectus
             -----------                                         ----------------------

 1.  Forepart of the Registration Statement and Outside
     Front Cover Page of Prospectus                      Facing Page, Outside Front Cover Page
 2.  Inside Front and Outside Back Cover Pages of
     Prospectus                                          Inside Front and Outside Back Cover Page
 3.  Summary Information, Risk Factors and Ratio of
       Earnings to Fixed Charges                         The Company; Risk Factors
 4.  Use of Proceeds                                     Use of Proceeds
 5.  Determination of Offering Price                     Not Applicable
 6.  Dilution                                            Dilution
 7.  Selling Securityholders                             Selling Securityholders
 8.  Plan of Distribution                                Plan of Distribution
 9.  Description of Securities to be Registered          Description of Securities
10.  Interests of Named Experts and Counsel              Experts; Legal
11.  Information with Respect to the Registrant          Prospectus Summary; Risk Factors; Stock Price
                                                         and Dividend Policy; Capitalization; Selected
                                                         Consolidated and Consolidated Pro Forma
                                                         Financial Data; Management's Discussion and
                                                         Analysis of Financial Condition and Results of
                                                         Operations; Business; Management;
                                                         Business-Litigation; Certain Transactions;
                                                         Principal Securityholders; Financial Statements
12.  Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities      Not Applicable

                 SUBJECT TO COMPLETION, DATED DECEMBER 27, 1996

                                40,791,159 SHARES
                                 FIBERCORE, INC.
                                  COMMON STOCK

   This is a resale prospectus (the "Prospectus") relating to a total of 40,791,159 shares of common stock, $.001 par value per share (the "Common Stock"), of FiberCore, Inc. (the "Company") which are held by, for the benefit of or are otherwise issuable to certain shareholders (the "Selling Shareholders") of the Company. Included within the shares of Common Stock offered hereby are 5,757,213 shares of Common Stock issuable to holders upon:
(i) conversion of a convertible note issued to AMP Incorporated (the "AMP Note") into 1,688,845 shares of Common Stock; (ii) conversion of a convertible note issued to Hedayat Amin-Arsala (the "Arsala Note" and together with the AMP Note, the "Notes") into 153,773 shares of Common Stock; (iii) exercise of common stock purchase warrants (the "Warrants") into 2,936,161 shares of Common Stock; and
(iv) exercise of common stock purchase options (the "Options") into 978,434 shares of Common Stock (the Notes, Warrants, and Options are sometimes referred to collectively as the "Convertible Securities"). Also included within the shares of Common Stock offered hereby are 550,696 shares of Common Stock held for the benefit of or otherwise issuable to Middle East Specialized Cables Co. ("MESC"), which are subject to the satisfaction of certain conditions. See "BUSINESS -- Recent Developments." The Warrants include 550,696 Warrants held for the benefit of or otherwise issuable to MESC and 1,550,696 Warrants held by, for the benefit of or otherwise issuable to Techman International Corp. ("Techman"), which are each subject to the satisfaction of certain conditions. See "BUSINESS -- Recent Developments." Until April 17, 2000, the conversion price of the AMP Note is $1.15763 per share of Common Stock, subject to adjustment; thereafter the conversion price is equal to the price per share paid by a third party investor in a private sale of Common Stock by the Company immediately prior to such conversion. The initial conversion price of the Arsala
Note is $1.36 per share of Common Stock, subject to adjustment. The Warrants and currently outstanding Options were issued by the Company and its predecessors from 1987 through 1996 and are exercisable into Common Stock at prices ranging from $0.0027 to $2.00 per share through various expiration dates. The holders of the Convertible Securities, together with the Selling Shareholders, are sometimes hereinafter referred to collectively as the "Selling Securityholders." See "USE OF PROCEEDS," "SELLING SECURITYHOLDERS," "PLAN OF DISTRIBUTION" and "DESCRIPTION OF SECURITIES."

   The Common Stock offered by this Prospectus may be sold from time to time by the Selling Securityholders, provided a current registration statement with respect to such securities is then in effect. The distribution of shares of Common Stock offered hereby by the Selling Securityholders may be effected in one or more transactions, including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders.

   The Selling Securityholders and intermediaries through whom the securities offered hereby are sold may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to such securities.

   The Company will receive all the proceeds from the issuance of shares of Common Stock upon the exercise of Warrants and Options. However, the Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Securityholders. Expenses of this Offering, other than fees and expenses of counsel to the Selling Securityholders and selling commissions, if any, will be paid by the Company. See "Plan of Distribution."

   Prior to the Offering, the Company's Common Stock was quoted on the OTC Bulletin Board (the "Bulletin Board") under the symbol FBCE. In connection with the Offering, the Company intends to apply for the Common Stock to be listed on the NASDAQ Small Cap Market ("Nasdaq") under the symbol FBCE. On November 26, 1996, the closing bid price of the Common Stock on the Bulletin Board was $3.63.

                              -------------------

   THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. THESE SECURITIES SHOULD ONLY BE PURCHASED BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS," BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                The date of this Prospectus is December __, 1996.



[Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offer to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.]

                              AVAILABLE INFORMATION


   The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (such Registration Statement, together with all amendments and exhibits thereto, being hereinafter referred to as the "Registration Statement") under the Securities Act, for the registration under the Securities Act of the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement; certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement for further information with respect to the Company, the Common Stock offered hereby. Statements herein concerning the provisions of documents filed as exhibits to the Registration Statement are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

   Following completion of this offering (the "Offering"), the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports, including annual and quarterly reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the following regional offices of the
Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601 and 7 World Trade Center, Suite 1300, New York, New York 10048. In addition, such reports, proxy statements and other information filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System may be accessed through the Commission's Website on the World Wide Web located at (http: //www.sec.gov). Such reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1733 K Street, N.W., Washington, D.C. 20006.

   The Company publishes its financial statements in United States dollars ("dollars" or "$"). The financial statements of the Company's German subsidiary, FiberCore Glasfaser Jena GmbH ("FiberCore Jena"), which have been consolidated with the Company's financial statements, are published in German marks ("DM"), but were translated into dollars in accordance with generally accepted accounting principals prior to consolidation.

              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Certain statements in the Prospectus Summary and under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: changes in general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the loss of any significant customers; and other factors both referenced and not referenced in this Prospectus. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe," and similar expressions are intended to identify forward-looking statements.

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus.


   Unless otherwise indicated, the information included in this Prospectus does not give effect to the exercise or conversion of Convertible Securities.


   Certain statements set forth under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page 2 for additional factors relating to such statements.

                                 THE COMPANY

   The Company manufactures and markets single-mode and multi-mode optical fiber and optical fiber preforms for the telecommunications, data communications, and cable television industries and, through its Automated Light Technologies, Inc. ("ALT") subsidiary, develops and markets products capable of identifying and monitoring faults in fiber optic cables and splice points.

   The current organization of the Company resulted from the merger on July 18, 1995 (the "Venturecap Merger") of FiberCore Incorporated ("FiberCore"), a Nevada corporation organized in November 1993, into Venturecap, Inc. ("Venturecap"), an inactive Nevada corporation organized in May 1987. Venturecap issued 3.671307 shares in exchange for each outstanding share of FiberCore, and as a result, Venturecap issued a total of 24,617,133 shares for all of the outstanding shares of FiberCore. Unless otherwise noted, all share amounts in this prospectus give effect to the Venturecap Merger. Following the Venturecap Merger, Venturecap changed its name to FiberCore, Inc.

   The Company's strategy in the fiber optic manufacturing and marketing business is to become a low cost supplier of fiber optic preforms and optical fiber to independent manufacturers of fiber optic cable. The Company, through its FiberCore Jena subsidiary, maintains a manufacturing facility in Jena, Germany (the "Jena Facility"), which was established in 1986 and acquired by the Company in July 1994. The Company's initial marketing efforts are focused in Europe and on establishing strategic distribution alliances in developing countries where demand for fiber optic cable is believed by the Company to be growing more rapidly than in North America. Management believes that customers producing fiber from preforms themselves will enjoy the benefit of the Company's low-cost production methodology and avoid import duties on the value added in the fiber optic cable manufacturing process.

   In pursuit of its strategy, the Company has undertaken to form strategic alliances on a world-wide basis. These strategic alliances will range from joint-ventures, particularly in those countries requiring local control, to direct investments by the Company. The Company expects that product demand will be generated from these strategic alliances, as well as from independent manufacturers of fiber optic cable. Independent market forecasters, such as Kessler Marketing Intelligence of Newport, Rhode Island, have projected strong growth in the fiber optic market. The Company intends to capitalize on the projected growth by constructing a number of facilities to produce optical fiber preforms and optical fiber. Such new facilities and/or expansion of existing facilities are planned for the United States, Europe, the Middle East and elsewhere in Asia. The Company intends to use a well-balanced, phased-in approach for establishment of these facilities. The Company has already begun upgrading its Jena Facility and has begun planning the construction of a facility in the United States. The Company's long-term strategy also consists of constructing both Company owned and joint-venture owned facilities in the Middle East and elsewhere in Asia. Under this strategy, the Company plans to have at least two Company owned and at least two joint-venture owned facilities. The Company will attempt to continually improve the manufacturing processes at its facilities by implementing its patented technology and by developing new techniques that lower production costs, thereby enhancing the Company's already low cost producer strategy.

   On April 13, 1995, the Company and MESC entered into an agreement, which was amended on September 15, 1995 (the "MESC Share Purchase Agreement"), whereby MESC agreed to purchase 734,262 shares of Common Stock in two blocks of 367,131 shares at a purchase price of approximately $1.36 per share. MESC also received Warrants, which expires on April 13, 1997, to purchase 550,696 shares of Common Stock at an exercise price of $1.63 per share. MESC will receive 312,061 shares of Common Stock, will become entitled to exercise the Warrants and receive an additional 238,635 shares of Common Stock for no additional consideration upon delivery of a supply agreement between the Company and the JV Company (as defined below). Since October 1995, the Company has issued 734,262 shares of Common Stock in exchange for $1,000,000. Subsequently on January 31, 1996 and in connection with the MESC Share Purchase Agreement, the Company, through its subsidiary FiberCore Mid East Ltd., entered into agreements with a subsidiary of John Royle & Sons ("Royle"), a United States manufacturer of cable manufacturing systems and equipment, and the owners of Middle East Fiber Optic Manufacturing Company Limited ("MEOFC"), a Saudi Arabian company and an affiliate of MESC, for the establishment of a joint venture company (the "JV Company" or "MEFC") to engage in the manufacture and sale of optical fiber and optical fiber cable both inside and outside of Saudi Arabia. The Company and Royle have each contributed $500,000 to the JV Company and each holds a 15% interest in the JV Company. MEOFC contributed $2,330,000 and holds a 70% interest. The JV Company intends to borrow approximately $10,000,000 from the Saudi Industries Development Fund for investment in equipment and working capital and intends to purchase optical fiber preform and fiber from the Company. See "Business -- Joint Marketing Arrangements" and "Description of Securities".

   On April 17, 1995, the Company issued the AMP Note, a ten year $5,000,000 convertible note bearing interest at LIBOR plus one percent. In July 1996, the Company and AMP entered into a five year supply agreement (renewable for an additional five year term at AMP's option), whereby the Company will supply AMP with a minimum of 50% of AMP's future glass optical fiber needs. On November 27, 1996, the Company obtained an additional $3,000,000 loan from AMP and AMP converted $3,000,000 of principal plus accrued interest on the AMP Note into 3,058,833 shares of Common Stock. As part of the new $3,000,000 loan from AMP, Mohd A. Aslami, Charles DeLuca, M. Mahmud Awan and AMP entered into a Voting Agreement pursuant to which they agreed to vote together to elect a slate of directors to the Board of Directors of the Company. Such slate of directors initially consists of Mohd A. Aslami, Charles DeLuca, Hans F.W. Moeller, one nominee of AMP and three outside directors, one of whom is Dr. M. Mahmud Awan. The Voting Agreement also requires a classified and three year staggered Board of Directors. See "Business --Recent Developments," "Certain Transactions -- Dealings With AMP," and "Risk Factors -- Control of the Company."

   On September 18, 1995, the Company acquired ALT for the net issuance of 5,139,830 shares of Common Stock. ALT manufactures a patented Fiber Optic Cable Monitoring System ("FOCMS"), which continuously monitors fiber optic cables for faults. ALT also manufactures patented long-range Fault Locator Devices, Cable Protection Devices, which are applied at cable splice joints prior to fiber optic cable entering a building, and Electro-Optical Talksets, which are used by field personnel to communicate over optical fiber, twisted pair-cable (regular telephone cable) and metal sheaths encasing optical fiber and copper cables (together with FOCMS, the "ALT Products"). Target customers for the ALT Products include telephone companies worldwide. See "Business -- ALT Products" and "Certain Transactions -- The ALT Acquisition."

   On November 1, 1995, the Company entered into an International Distributor Agreement with Techman, a company owned by Dr. M. Mahmud Awan, a director of the Company. The International

Distributor Agreement provides for commissions to be paid in the form of up to 1,000,000 shares of Common Stock based on sales generated by Techman for the Company of up to $200,000,000.

   Subsequently on January 11, 1996, Techman agreed to purchase 734,260 shares of Common Stock at $1.36 per share and received Warrants exercisable at $1.63 per share to purchase an additional 550,696 shares of Common Stock pursuant to a written agreement (the "Techman Share Purchase Agreement"). Additionally, under the Techman Share Purchase Agreement, the Company agreed to issue Techman 312,061 shares of Common Stock upon (i) formation of Fiber Optic Industries (Private) Ltd. ("FOI"), a joint-venture company in which the Company will hold a 30% ownership interest, to produce optical fiber and cable; and (ii) the completion of a supply agreement between FOI and the Company. Between February and September 1996, pursuant to the Techman Share Purchase Agreement and at the request of Techman, the Company issued 575,477 shares to Dr. Awan. Subsequent to September 1996, an additional 470,844 shares of Common Stock (representing the balance of shares to be issued under the Techman Share Purchase Agreement) were issued to Dr. Awan in exchange for a payment of $450,000 and the delivery by Techman of a twenty year supply agreement between the Company and FOI which the Company estimates could generate revenues of up to approximately $93,000,000 over five years, although there can be no assurance. The $450,000 payment was invested by the Company in FOI as an additional capital contribution (along with ratable additional capital contributions by FOI's other shareholders). The Company maintains a 30% ownership interest in FOI. See "Business -- Recent Developments" and "Certain Transactions -- Dealings With Techman."

   Unless otherwise specified, the term "Company", with respect to events prior to July 18, 1995, refers to FiberCore Incorporated and with respect to events subsequent to July 18, 1995, refers to FiberCore, Inc. and its subsidiaries (including ALT, subsequent to September 18, 1995).

   The Company incurred net losses of $1,625,368 during the 1994 calendar year on revenues of $230,888 and net losses of $4,009,163 during the 1995 calendar year on revenues of $3,093,499. For the nine months ended September 30, 1996, the Company incurred net losses of $1,652,670 on revenues of $6,244,566.

   The executive offices of the Company are located at 174 Charlton Road, Sturbridge, Massachusetts 01566 and its telephone number is (508) 347-7744.

                                  THE OFFERING

Securities Offered:....................  Up to 40,791,159 shares of Common Stock which may be  offered  and  sold,  from
                                         time   to   time,    by   the   Selling
                                         Securityholders. As of the date of this
                                         prospectus, the Selling Securityholders
                                         own  or,  upon  the   satisfaction   of
                                         certain  conditions,  have the right to
                                         receive,  35,033,946  of  such  shares,
                                         while 5,757,213  shares are issuable to
                                         the  Selling  Securityholders  upon the
                                         conversion    or    exercise   of   the
                                         Convertible       Securities.       See
                                         "Description of Securities."
Shares of Common Stock
  outstanding prior to the
  Offering: ...........................  35,233,250 shares (1) and (2)

Shares of Common Stock out-
  standing after the
  Offering ............................  41,541,159   shares((3))  assuming  all
                                         Warrants and Options are  exercised and
                                         $5,705,167  in  principal  and  accrued
                                         interest on the Notes are converted.

Use of Proceeds: ......................  The  Company  will  receive  all of the proceeds  from the  exercise,  of which
                                         there  can  be  no  assurance,  of  the
                                         Warrants    and   the    Options,    or
                                         approximately $3,864,658. Such proceeds
                                         will  be used  by the  Company  for the
                                         purchase  of  equipment,  research  and
                                         development and working capital. In the
                                         event  any  portion  of the  Notes  are
                                         converted,  the Company's  indebtedness
                                         will be  reduced  accordingly.  None of
                                         the proceeds from the sale of shares of
                                         Common  Stock  offered  hereby  by  the
                                         Selling  Securityholders will go to the
                                         Company. See "Use of Proceeds."

Risk Factors: .........................  The securities offered hereby involve a
                                         high   degree   of  risk.   See   "Risk
                                         Factors."

Current OTC Bulletin Board
  Symbol: .............................  FBCE

Proposed NASDAQ Small Cap Symbol: .....  FBCE
----------
(1) Includes 750,000 shares of Common Stock of Venturecap that were outstanding prior to the Venturecap Merger and are not being registered hereunder.

(2) Excludes all Underlying Shares issuable upon the exercise or conversion of the Convertible Securities. Also excludes an aggregate of 550,696 shares of Common Stock held by, for the benefit of or otherwise issuable to MESC, which are subject to the delivery of a supply agreement between the Company and the JV Company.

(3) Includes an aggregate of 550,696 shares of Common Stock held by, for the benefit of or otherwise issuable to MESC, which are subject to the delivery of a supply agreement between the Company and the JV Company.

                                 FIBERCORE, INC.
                             SELECTED FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

   The following summary financial information and operating data of the Company is qualified in its entirety by the more detailed information and the Company's Consolidated Financial Statements and notes thereto appearing elsewhere in this prospectus.


                                       Year Ended December 31,
                                  ------------------------------------------------------------------------------
                                                                            Historical
                                  Pro Forma   ------------------------------------------------------------------
                                  1995(1)(4)     1995(2)     1994(3)(5)      1993(3)(5)    1992(6)      1991(6)
                                  ----------     -------     ----------      ----------    -------      -------
Operating Data:
Net Sales ....................  $     3,255   $     3,094           231      $       --  $       --    $     --
Costs and Expenses:
 Cost of sales ...............        5,077         4,509         1,064              --          --          --
 Research and Development ....          188            75            90              --          --          --
 Selling, general, and
  administrative .............        2,247         2,099           699               1          --          --
 Interest expense, net of
  interest income ............          382           369             8              --          --          --
 Other expense (income), net .          (14)           51            (5)             --          --          --
 Income (loss) before
  provision for income taxes..       (4,625)       (4,009)       (1,625)             (1)         --          --
 Provision for income taxes ..           --            --            --              --          --          --
 Net income (loss)(7) ........  $    (4,625)  $    (4,009)   $   (1,625)     $       (1)  $      --          --
 Primary earnings (loss) per
  share(7) ...................  $     (0.15)  $     (0.15)   $    (0.07)     $       --   $      --    $     --
 Fully diluted earnings (loss)
  per share...................  $     (0.15)  $     (0.15)   $    (0.07)     $       --   $      --    $     --
 Weighted average shares
  outstanding(7) .............   30,245,879    26,584,630    22,873,322      21,309,323     955,450     955,450
 Weighted average shares
  outstanding (fully diluted).   30,980,539    27,319,291    22,873,322      21,309,323     955,450     955,450
Balance Sheet Data:
 Working capital (deficit) ...         (293)         (277)         (519)            403           5           5
 Total assets ................       14,183        14,783         4,270             645           5           5
 Total liabilities ...........        8,431         8,415         1,687               4          --          --
 Accumulated deficit .........       (6,254)       (5,638)       (1,628)             (3)         (2)         (2)
 Stockholders' equity ........        5,752         6,368         2,583             641           5           5


                                               Nine Months Ended
                                                September   30,
                                   -----------------------------------------
                                    Pro Forma               Historical
                                   -----------    -------------------------
                                    1995(1)(4)        1996        1995(2)(5)
                                    ----------        ----        ----------
Operating Data:
Net Sales ....................     $     1,790    $     6,245    $     1,628
Costs and Expenses:
 Cost of sales ...............           3,048          6,108          2,509
 Research and Development ....             152            281             34
 Selling, general, and
  administrative .............           1,206          2,766          1,050
 Interest expense, net of
  interest income ............             196            279            234
 Other expense (income), net .             (48)          (690)           (48)
 Income (loss) before
  provision for income taxes..          (2,764)        (2,499)        (2,151)
 Provision for income taxes ..              --             --             --
 Net income (loss)(7) ........     $    (2,764)   $    (2,499)   $    (2,151)
 Primary earnings (loss) per
  share(7) ...................     $     (0.09)   $      (.08)   $     (0.09)
 Fully diluted earnings (loss)
  per share...................     $     (0.09)   $      (.08)   $     (0.09)
 Weighted average shares
  outstanding(7) .............      30,157,895     30,815,900     25,262,819
 Weighted average shares
  outstanding (fully diluted).      30,365,796     32,899,366     25,470,719
Balance Sheet Data:
 Working capital (deficit) ...             734            223            734
 Total assets ................          16,454         14,018         17,064
 Total liabilities ...........          12,254          8,073         12,251
 Accumulated deficit .........          (4,392)        (8,136)        (3,779)
 Stockholders' equity ........           4,200          5,945          4,813
----------

(1) Includes the results of ALT as if acquired at the beginning of the period and as if the conversion of ALT debt and warrants into approximately 4,500,000 shares of ALT common stock occurred immediately prior thereto.
(2) Includes the results of ALT from September 18, 1995 (the date of acquisition) through December 31, 1995.
(3)  Does not include the results of ALT.
(4) The pro forma results reflect higher amortization costs than the historical financials due to the allocation of the purchase price of the ALT acquisition to ALT's assets. The pro forma financials also reflect lower interest costs than the historical financials due to the conversion of ALT debt at an earlier date than the actual conversion.
(5)  Restated  to  reflect  the  Venturecap  Merger as of the  beginning  of the period.
(6) The years 1991 and 1992 reflect the financial position of Venturecap, Inc., a development stage company, prior to the merger with FiberCore, Incorporated in 1995. Venturecap had no significant activities in these years. FiberCore, Incorporated was formed in November 1993.
(7) Supplementary Earnings Per Share Data: If the convertible debt had been converted at the beginning of the periods below, the earnings per share and the basis for this computation would have been as follows:

                                     Nine Months Ended         Year Ended
                                    September 30, 1996      December 31, 1995
                                    ------------------      -----------------
Net loss for the period ............  $    (2,242)           $    (3,761)
Weighted average shares outstanding.   35,214,743             29,644,053
Primary loss per share..............  $     (0.06)           $     (0.13)

                                 RISK FACTORS

   The securities offered hereby are highly speculative and subject to numerous and substantial risks. Therefore, prospective investors should carefully consider the following risk factors as well as the information contained elsewhere in this Prospectus.


NEW BUSINESS; HISTORY OF OPERATING LOSSES

   The Company, founded in November 1993, is a relatively new business and is subject to all the risks inherent in early-stage operations. Such risks include, but are not limited to, rejection or partial acceptance of the Company's products by its customers, the inability to establish networks for distribution of the Company's products, inefficient and unreliable manufacturing processes and the inability to obtain sufficient capital necessary to sustain the Company and expand its manufacturing capacity. The Company has incurred operating losses since inception, and such losses are expected to continue until at least December 31, 1997. The Company had a net loss of $4,009,163 for the year ended December 31, 1995. To achieve profitable operations, the Company must successfully overcome these and other new business risks. There can be no assurance that any or all of the Company's efforts will be successful or that the Company will ever be profitable. If the Company's efforts are unsuccessful, purchasers of shares of Common Stock offered hereby could lose their entire investment. As of September 30, 1996, the Company had an accumulated deficit of approximately $8,136,000.

NEED FOR ADDITIONAL FINANCING AND CAPITAL RESOURCES


   Notwithstanding the fact that the demand for optical fiber currently exceeds supply, the Company has had net losses in each year of operation. The Company's history of losses is based principally on the fact that the Company is a new business, has not fully implemented its more efficient manufacturing technology and has not increased manufacturing capacity sufficiently in order to achieve economies of scale leading to lower unit production costs. The Company's ability to continue operations will depend upon the success of its financing, marketing and manufacturing efforts. There can be no assurance that any or all of such efforts will be successful. At least a substantial portion of such additional financing is required by the end of 1996 in order to finance the Company's planned expansion of its Jena Facility, which is estimated to cost approximately $7,800,000 and is expected to be completed by July 31, 1997. This expansion is necessary for the Company to satisfy its backlog of orders for 1996 and 1997. The Company, with its current cash and cash equivalents, cannot fund both the required amount of capital expenditures and current and projected operating losses.

   The Company believes that the planned expansion will enable the Jena Facility to improve its manufacturing capacity thereby leading to an increase in sales. The Company (i) has been awarded a grant from the German Government of approximately $2,700,000; (ii) has received a loan from Berliner Bank of approximately $5,100,000 to finance the expansion; and (iii) has received a $3,000,000 loan from AMP which will be used principally as collateral for the Berliner Bank loan. AMP has also converted $3,000,000 of principal and $540,985 of accrued interest on the AMP Note into 3,058,833 shares of Common Stock at a conversion rate of approximately $1.16 per share. In connection with the new AMP loan, the Company issued AMP five year warrants, exercisable at approximately $1.45 per share, to purchase up to 1,382,648 shares of Common Stock, and has agreed to issue AMP additional shares of Common Stock in the event the Company's share price does not exceed certain minimum levels by November 27, 1998. The issuance of such additional shares would have a dilutive effect on the Company's other shareholders and could adversely effect the market price of the Common Stock. See "Business -- Recent Developments."

   Except for the partial conversion of the AMP Note, the Company is not relying on the conversion of other loans or the exercise of any Options or Warrants to complete the expansion of the Jena Facility. Management anticipates that upon completion of the technology integration and related equipment upgrades at the Jena Facility, there will be increases in sales along with efficiencies and economics of scale, resulting in improved operating results. There can be no assurance that operating losses will not continue longer than anticipated, in which case, there may be need for additional capital. Furthermore, there can be no assurance that additional capital will be available on terms acceptable to the Company. In addition, revenues of the Company's ALT subsidiary declined substantially in 1995, compared to 1994. ALT is currently operating at a loss, and historically has not been profitable.

LIMITED CAPACITY OF JENA FACILITY


   The Company's Jena Facility (at the present time the Company's only facility for the manufacture of optical fiber and fiber preform) is currently operating at full capacity. At its current capacity, the Jena Facility cannot produce sufficient product for the Company to satisfy its present and long-term supply contracts and for the Company to achieve profitable operations. Although the Company has received additional financing for the purchase of additional equipment and the expansion of its Jena Facility, there can be no assurance that the level of manufacturing capacity necessary to meet the Company's supply contracts will be achieved.


DEPENDENCE ON CERTAIN CUSTOMERS AND PRODUCTS

   During each year of operation, the Company and its predecessors have relied on a few customers for the majority of sales revenue. During the first nine months of 1996, FiberCore had net sales to one customer in excess of 61% of total sales. The loss of its principal customer would have a material adverse effect on the Company. See "Business -- Customers, Inventory, Backlog and Advertising."

DEPENDENCE ON THIRD-PARTY SUPPLIERS

   The Company will largely rely on outside parties for the manufacture of its raw materials, including its principal raw material, glass tubing. Accordingly, the Company will be dependent on the capabilities of these outside parties for the successful manufacture of its products. Currently, the Company purchases over 90% of its required glass tubing from one supplier. At the beginning of each year, the Company negotiates a firm commitment with this supplier for the Company's annual glass tubing requirements. The Company does not have a long-term agreement with such supplier and such supplier recently required the Company to prepay for three months supply of glass tubing. The prepayment terms did not have any material adverse effect on the Company's results of operations and subsequently this supplier reestablished normal credit terms with the Company. The Company has established relationships with two other manufacturers for supply of the Company's required glass tubing. There can be no assurance that these manufacturers will be able to meet the Company's needs in a satisfactory and timely manner in the event the Company's current supplier is unable or unwilling to do so. Although the Company believes that these manufacturers would have an economic incentive to perform such manufacturing for the Company, the amount and timing of resources to be devoted to these activities are not within the control of the Company, and there can be no assurance that problems obtaining glass tubing or other raw materials will not occur in the future. See "Business -- Raw Materials."

COMPETITION

   The optical fiber business is highly competitive, and there are several competitors that have substantially greater resources than the Company. These companies are providing or are capable of providing products similar to products produced by the Company at competitive prices. If these competitors were to aggressively target the Company's market segment, the Company could be materially adversely affected. If the market for FOCMS products grows, it is likely that companies with substantially greater resources than the Company will enter the market, which may adversely affect the Company's business. See "Business -- Competition."

INDUSTRY CONDITIONS

   Based on published market studies, management believes that, currently, demand for optical fiber products exceeds supply. To the extent future supply begins to exceed demand, or to the extent the Company's products are no longer in demand, prices for the Company's products may decline from current levels and result in substantially lower profitability than has been anticipated by the Company.

RAPID TECHNOLOGICAL CHANGE

   Optical fiber products are characterized by rapid technological advances and evolving industry standards. Any failure by the Company to anticipate or respond adequately to technological developments or end-user requirements could damage the Company's competitive position in the marketplace and reduce revenues and/or profit.

DEPENDENCE ON KEY PERSONNEL

   The Company's success depends to a significant extent upon the performance of its key executive officers. The Company is not a party to an employment agreement with any of its executive officers, but intends to enter into non-compete agreements with Dr. Aslami, Mr. DeLuca, Mr. Beecher and Mr. Moeller. The loss of any of the executives would have a material adverse effect on the Company. The Company intends to apply for key-man life insurance policies on Dr. Aslami, Mr. DeLuca, Mr. Beecher and Mr. Moeller with the Company as the sole beneficiary. The Company's future success will also depend in large part upon its ability to attract and retain additional highly skilled managerial, technical and marketing personnel. There can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Management."

PATENTS AND PROPRIETARY RIGHTS

   The Company owns five United States patents relating to the manufacture of optical fiber preform, fiber optic cable monitoring systems, long range fault locating systems, optical communications systems and methods and related products. The Company has filed one additional improvement patent to its basic fiber optic manufacturing process, and intends to file at least one more improvement patent in the United States and abroad. The Company also owns three European and United Kingdom patents covering the ALT Products. One additional patent filing in Europe, two in Japan and three in other countries related to the ALT Products are pending. The Company's ability to compete effectively will depend, in part, on its ability to protect its patents. There can be no assurance that the steps taken by the Company to protect its intellectual property will be adequate to prevent misappropriation or that others will not develop competitive technologies or products. Furthermore, there can be no assurance that others will not independently develop products that are similar or superior to the Company's products or technologies, duplicate any of the Company's technologies, or design around the patents issued to the Company. In addition, the validity and enforceability of a patent can be challenged after its issuance. While the Company does not believe that its patents infringe upon the patents or other proprietary rights of any other party and is unaware of any claim of such infringement, other parties may claim that the Company's patents and manufacturing processes infringe upon such patents or other proprietary rights. There can be no assurance that the Company would be successful in defending against such a claim of infringement. Moreover, the expense of defending against such a claim could be substantial. See "Business -- Patents."

   In addition, in conjunction with its acquisition of equipment located at the Jena Facility, the Company acquired the right and title to all patents and expertise relating to fiber optics developed or owned by Sico Quarzschmelze Jena GmbH ("Sico"), the seller and former operator of the Jena Facility. While the Company does not believe the Sico patents infringe upon the patents or other proprietary rights of any other party, other parties may claim that the Sico patents infringe upon such patents or proprietary rights. In the event the Company were to default on its obligations to Sico, the Company's title to these patents could revert to Sico. Without use of Sico patents and technology, the Company's expense in manufacturing optical fiber and optical fiber preforms could increase substantially.

   The Company's ALT subsidiary entered into a Purchase and Sale Agreement, dated as of September 7, 1986, with Norscan Instruments, Ltd. ("Norscan"), for the acquisition of certain patents and know-how relating to FOCMS. A dispute exists between ALT and Norscan with respect to Norscan selling FOCMS products in competition with the ALT Products that utilize technology other than the technology assigned to ALT pursuant to the terms and conditions of the Purchase and Sale Agreement. ALT contends that, in so doing, Norscan is violating a non-competition provision of the Purchase and Sale Agreement. Failure by ALT and Norscan to resolve this dispute could materially adversely affect the future sales of ALT Products.

INTERNATIONAL OPERATIONS

   The Company is subject to all the risks of conducting business internationally. These risks include unexpected changes in legislative or regulatory requirements and fluctuations in the United States dollar and the German mark, and other currencies in which the Company is doing business from time to time. The Company has limited foreign currency fluctuation exposure and does not currently engage in foreign currency hedging transactions. The business and operations of the Company's German subsidiary, FiberCore Jena, are subject to the changing economic and political conditions prevailing from time to time in Germany. Labor costs, corporate taxes and employee benefit expenses are high and weekly working hours are shorter compared to the rest of the European Union, the United States and Japan. The Company's participation in the JV Company and its investment in FOI are subject to the risks of doing business in Saudi Arabia, and in the Middle East in general. These risks include, but are not limited to, the threat of regional conflict.

INABILITY TO RELOCATE MANUFACTURING OPERATION; REVERSION OF EQUIPMENT

   The Company is contractually restricted from moving its manufacturing equipment out of the Jena Facility. In June 1994, the Company leased the Jena Facility for a fixed monthly sum, and acquired certain equipment located in that facility from Sico. In the event the Company defaults on its agreement with Sico, the equipment purchased from Sico could revert to Sico and Sico could purchase any additional equipment owned by FiberCore Jena at fair market value. Until the year 2001, the Company's ownership of the equipment is subject to the right of the German government, from whom Sico purchased the equipment, to repossess the equipment in the event the Company ceases production. This contractual limitation could adversely effect the Company's ability to take advantage of less expensive labor markets and consequently adversely impact the Company's profitability. In addition, the manufacturing equipment at the Jena Facility could revert to a German government entity if the Company does not properly maintain the Jena Facility or continue to employ a minimum number of employees. See "Certain Transactions -- Dealings With Sico."

USE OF PROCEEDS


   Although the Company will receive all of the proceeds from the exercise of the Warrants and Options (approximately $3,864,658), there can be no assurance that any of such securities will be exercised by the holders thereof. The Company currently intends to utilize such proceeds for working capital and general corporate purposes. None of any such proceeds are intended to be used to discharge debt prior to maturity. Accordingly, the Company will have broad discretion as to the application of a substantial portion of the net proceeds, if any, derived from the exercise of the Warrants and Options. None of the proceeds from the sale of shares of Common Stock, including the Underlying Shares offered hereby by the Selling Securityholders, from time to time, will go to the Company.


NO DIVIDENDS

   The Company has never paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company intends to retain any future earnings to finance the growth and development of its business. See "Stock Price and Dividend Policy."

SUPPLY CONTRACTS AND COMMITMENTS

   The Company is contractually committed to provide at least 50% of AMP's forecasted quantities of optical fiber for an initial term of five years, and an additional five year term at AMP's option. In the event AMP's needs change and AMP does not purchase the forecasted quantity of the Company's products, the Company may be in the position of having committed significant resources to accommodate AMP's needs without having a guarantee that AMP will purchase the Company's products. In addition, the Company has entered into a written twenty year supply agreement with FOI, which management believes could generate revenues of up to approximately $93,000,000, although there can be no assurance. The Company also anticipates entering into a supply agreement with the JV Company.

LOAN DEFAULTS AND GUARANTEES


   On July 31, 1996, the Company entered into a forbearance agreement with Connecticut Innovation, Inc. ("CII") with respect to $241,869 owed to CII by ALT. Among the terms of that agreement, and in exchange for a general release from CII obtained on September 11, 1996, the Company issued 111,462 shares of Common Stock to CII in full settlement of the debt.

   On August 26, 1996, the Company issued 142,450 shares of Common Stock to Connecticut Development Authority ("CDA"), in full settlement of a loan in the amount of $272,489 owed to CDA by ALT.

   For both CII and CDA, the Company agreed to register the shares issued to CII and CDA, and upon registration, to list such shares on Nasdaq as soon as practical. However, in the event such shares are not listed on Nasdaq by May 15, 1997, the Company has agreed to issue an additional 10,000 shares of Common Stock each to CII and CDA; in the event such shares are not listed on Nasdaq by August 18, 1997, the Company has agreed to issue a further 10,000 shares of Common Stock each to CII and CDA.

   In addition, ALT is the primary guarantor of approximately $172,000 in loan obligations of Allied Controls, Inc. ("Allied"), a former subsidiary of ALT, to the Department of Economic Development for the State of Connecticut ("DED"), bearing a 7% interest rate and maturing in November 1999. ALT is also a secondary guarantor on $538,450 of bank loan obligations of Allied to Lafayette American National Bank, bearing an interest rate of prime plus 1% and maturing in June 1999 (see Notes 5 and 6 to the Notes to ALT financial statements). As of the date of this prospectus, such former subsidiary is making payments to DED as part of an oral standstill agreement and to the bank under a forbearance agreement.

   With the settlement of the CII and CDA loans, the Company can meet the payment terms of its remaining outstanding debt. Allied is current on its DED and bank loans as modified by standstill and forbearance agreements.


LITIGATION

   The Company's FiberCore Jena subsidiary, Sico and Sico's president, Mr. Walter Nadrag (who was previously the Managing Director of FiberCore Jena) are defendants in a lawsuit in Germany brought against them by COIA GmbH, a former customer, claiming damages of approximately $1,500,000 arising from FiberCore Jena's alleged failure to comply with a sales contract. The Company believes no sales contract existed and is aggressively defending this action. The Company has established a reserve in the amount of $126,000, which includes legal fees. However, there is no assurance that the Company will prevail in this action or that the reserve of $126,000 will be adequate.

   The Company's ALT subsidiary is in a dispute with Norscan, a Canadian company, with respect to Norscan selling FOCMS products, in competition with ALT products and in violation of a non-competition agreement between ALT and Norscan. ALT would be the claimant in any lawsuit brought in connection with this matter. Failure by ALT and Norscan to resolve this dispute could materially adversely affect the future sale of ALT Products.

   The Company was a defendant in a lawsuit pending in Federal Court in Worcester, MA seeking to enjoin the Company from using the name "FiberCore," as well as unspecified monetary damages in excess of $50,000. In August 1996, the plaintiff, Fibercore, Ltd., withdrew such action without prejudice.


   In addition to the above, the Company is subject to various claims which arise in the ordinary course of business. The Company believes such claims, individually or in the aggregate, will not have a material adverse effect on the business of the Company. See "Business -- Litigation."

INSURANCE

   The Company maintains casualty and liability insurance on the Jena Facility. There can be no assurance that in the event of a loss, policy limits will not be exceeded.

CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED FOR SELLING SECURITYHOLDERS TO SELL COMMON STOCK

   The Selling Securityholders will be able to sell Common Stock only if a current prospectus relating to such shares is then in effect and only if the Common Stock is qualified for sale under the securities laws of the applicable state or states or an exemption from any such qualification is available. Although the Company has undertaken to maintain such a current prospectus and intends to seek to qualify the Common Stock for sale in applicable jurisdictions, there is no assurance that it will be able to do so. See "Description of Securities."

LIMITED TRADING MARKET

   Prior to the Offering, the Common Stock was quoted on the Bulletin Board and has traded on a very limited basis. In connection with the Offering, the Company has applied for listing on Nasdaq, but there can be no assurance that such application will be granted, or if granted that the Company will not subsequently be disqualified. If the Company is not qualified for inclusion on Nasdaq and the Company fails to meet certain other criteria, the Common Stock would be subject to a Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, if the Company's securities are not quoted on Nasdaq, the rule may affect the ability of broker-dealers to sell the Company's securities and the ability of purchasers in this Offering to sell Common Stock in the secondary market. Upon completion of this Offering, 41,541,159 shares of Common Stock will be issued and outstanding (assuming exercise or conversion of all currently outstanding Convertible Securities and the satisfaction of all conditions relating to the issuance of Common Stock and Warrants to MESC and Techman).

MARKET OVERHANG FROM OPTIONS, WARRANTS AND NOTES

   Immediately after the Offering, the Company will have outstanding a number of Options, Warrants, and Notes, including the securities described herein. To the extent that such Options, Warrants and Notes are exercised or converted, as the case may be, equity interests of the Company's shareholders will be diluted. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding Options, Warrants and Notes can be expected to exercise or convert them, to the extent they are able to, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Options, Warrants and Notes. Further, the sale of Common Stock or other securities held by or issuable to the holders of such Options, Warrants and Notes offered hereby, or merely the potential of such sales, could have an adverse effect on the market price of the Company's Common Stock.

POSSIBLE VOLATILITY OF STOCK PRICE

   The market for the Common Stock could be subject to wide fluctuations in response to such factors as, among others, variations in the Company's anticipated or actual results of operations and market conditions (which may be unrelated to the Company's operating performance). Prior to the Offering, only 750,000 shares of Common Stock were freely tradeable. After the Offering, the resale of an additional 40,791,159 shares of Common Stock will be registered under the Securities Act, subject to the requirement of maintaining a current resale prospectus for such securities. It is therefore possible that the price of the Common Stock will decline on the Bulletin Board after the Offering described in this Prospectus is priced into the market.


DILUTION

   Shareholders purchasing shares of Common Stock from the Selling Securityholders would suffer an immediate dilution of approximately $3.40, assuming an offering price of $3.63 per share based upon a net tangible book value deficiency at September 30, 1996 of $.03.

CONTROL OF THE COMPANY


   Several persons beneficially own over 5% of the Common Stock. One person controls 20.2% of the Common Stock. Some of such persons acting alone or together could control or strongly affect the votes of shareholders for directors of the Company. Under the new AMP loan, Mohd A. Aslami, Charles DeLuca, M. Mahmud Awan and AMP, who in the aggregate beneficially own approximately 47% of Common Stock (after the Offering, assuming the exercise or conversion of all Convertible Securities have entered into a Voting Agreement pursuant to which they agreed, to vote together to elect a slate of directors to the Board of Directors of the Company. Such slate of directors initially consists of Mohd A. Aslami, Charles DeLuca, Hans F.W. Moeller, one nominee of AMP and three outside directors, one of whom is Dr. M. Mahmud Awan. The Voting Agreement also requires a classified and three year staggered Board of Directors. Such Voting Agreement would remain in effect until the earlier of (i) termination of the new AMP loan agreement; or (ii) an underwritten public offering by the Company which generates at least $5,000,000. See "Business -- Recent Developments," "Certain Transactions -- Dealings With AMP" and "Principal Securityholders."

                               USE OF PROCEEDS

   The Company will receive all of the proceeds from the exercise of the Warrants and Options. To the extent any part of the Notes are converted, the Company's indebtedness will be reduced by such amount. If all of the Warrants and Options are exercised, the net proceeds to the Company will be $3,864,658. All proceeds from the exercise of the Warrants and Options will be added to working capital to be used for general corporate purposes. None of the proceeds from such exercise, if any, are intended to be used to discharge debt prior to maturity. There can be no assurance that any of the Warrants and Options will be exercised.


   The Company will not receive any of the proceeds from the sale of the shares of Common Stock being offered and sold, from time to time, by the Selling Securityholders.

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company at September 30, 1996 and as adjusted to give effect to the issuance of the 917,827 shares of Common Stock to MESC, the issuance of 470,844 shares to the sole shareholder of Techman, the conversion or exercise of the Convertible Securities as of such date, and the application of the estimated net proceeds derived therefrom as described under "Use of Proceeds." This table should be read in conjunction with the Company's Consolidated Financial Statements appearing elsewhere in this prospectus.

                                                                                                   September 30,  1996
                                                                                              ---------------------------
                                                                                                  (Dollars  in Thousands)
                                                                                                 Actual      As Adjusted
                                                                                                 ------      -----------
Current portion of long term debt ..........................................................  $      200      $       --
Long term debt, less current portion .......................................................       5,500             500
Stockholders' equity .......................................................................
 Preferred Stock, $.001 par value, 10,000,000 authorized; none issued and outstanding ......          --              --
 Common stock, $.001 par value, 100,000,000 shares authorized; 31,336,442((1)) shares issued
  and outstanding; 41,541,159 shares as adjusted ...........................................          31              42
 Additional paid in capital ................................................................      13,903          24,404
 Retained earnings deficit .................................................................      (8,136)         (8,136)
 Aggregate translation adjustment ..........................................................         147             147
                                                                                              ----------      ----------
 Total stockholders' equity ................................................................       5,945          16,457
                                                                                              ----------      ----------
 Total capitalization ......................................................................  $   11,645      $   16,957
                                                                                              ==========      ==========

(1) Subsequent to September 30, 1996, 367,131 shares of Common Stock were issued to MESC, 470,844 shares of Common Stock were issued to Techman and 3,058,833 shares of Common Stock were issued to AMP.

                       STOCK PRICE AND DIVIDEND POLICY


   The Company has applied to list its Common Stock on Nasdaq, although there is no assurance that its application will be approved. There were 208 holders of record of Common Stock as of November 22, 1996 and 389 beneficial owners of Common Stock as of October 30, 1996. The public market for the Common Stock on the Bulletin Board, where the stock trades under the symbol FBCE, is limited. Set forth below for the periods indicated are the high and low closing prices for the Common Stock as reported on the Bulletin Board. The prices prior to July 18, 1995 reflect the price of Venturecap, a predecessor to the Company, which traded under the symbol VTUR.

Period ................................  High Bid               Low Bid
1995
 1st Quarter ..........................  No Reported Trades     No Reported Trades
 2nd quarter (first reported bid on
  May 11, 1995) .......................  $4.94                  $2.55
 3rd quarter ..........................  $4.45                  $2.75
 4th quarter ..........................  $3.25                  $2.37
1996
 1st quarter ..........................  $3.12                  $2.00
 2nd quarter ..........................  $7.25                  $1.75
 3rd quarter ..........................  $7.44                  $3.00
 4th quarter to November 26, 1996 .....  $4.13                  $2.63



   To date, the Company has not paid any cash dividends on its Common Stock. On August 31, 1995, ALT paid a dividend to its shareholders by the distribution of its ownership interest in a limited liability company. Such interests were valued by ALT's Board of Directors as nil. See "Certain Transactions --The Allied Distribution."

   The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend on the Company's earnings, its capital requirements, financial condition, contractual and legal restrictions and other relevant factors. The Company does not expect to declare or pay any dividends in the foreseeable future. In addition, the ability of the Company to pay cash dividends in the future will be subject to its ability to meet certain other of its obligations.

                                   DILUTION


   At September 30, 1996, the Company's net tangible book value (deficiency) per share was $(.03) based upon a total of 31,336,442 shares of outstanding Common Stock. "Net tangible book value per share" represents total tangible assets minus total liabilities divided by the total number of shares outstanding. The table below sets forth dilution to shareholders purchasing shares of Common Stock being offered hereby from the Selling Securityholders at $3.63, the closing bid price on the Bulletin Board on November 26, 1996.


Assumed offering price per share((1)).........................            $3.63
 Net tangible book value per share before conversion of the
  Convertible Securities (based upon 31,336,442 shares
  outstanding)................................................  $(.03)
 Increase in net tangible book value per share attributable to issuance of 10,204,717 shares of Common Stock upon exercise or conversion of Convertible Securities ....................  $ .26
Pro forma net tangible book value per share after the
 offering (based upon 41,541,159 shares outstanding)..........            $ .23
Dilution of net tangible book value per share of new
 shareholders.................................................            $3.40(94%)

----------

(1) The offering price per share of $3.63 is based upon the closing bid on the Bulletin Board and may not reflect actual trading of shares. Furthermore, only 750,000 shares of Common Stock are currently eligible for trading on the Bulletin Board and as a result the reported sales prices of the Common Stock may not be reflective of the fair market value of the Common Stock.

   The following table sets forth on a pro forma basis the total number of shares of Common Stock issued by the Company, the total consideration received and the average price per share allocated to the existing stockholders and paid by new investors in this offering, before deducting estimated offering expenses payable by the Company. The table assumes that all shares offered hereby (all of which are being offered by the Selling Securityholders) are sold, of which there can be no assurance, and accordingly that the present stockholders retain no ongoing equity interest in the Company, other than the 750,000 shares of Common Stock issued to the former stockholders of Venturecap in the Venturecap Merger, which 750,000 shares are not being offered hereby.

                                           Percent                         Percent of    Average
                                Shares     of Total        Total             Total       Price Per
    Present Stockholders        Issued      Shares      Consideration     Consideration    Share
----------------------------    ------      ------      -------------     -------------    -----
Present Stockholders........  41,541,159      100%    $   23,607,973          100%        $ 0.57
Public Investors ...........  40,791,159       98%    $  148,071,907            0%(1)     $ 3.63
Total.......................  41,541,159      100%    $   23,607,973(1)       100%

----------

(1) None of the consideration for the shares of Common Stock offered hereby will be paid to, or received by, the Company.

       SELECTED CONSOLIDATED AND CONSOLIDATED PRO FORMA FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)


   The following selected financial data of the Company for each of the years 1995, 1994, 1993, 1992 and 1991 have been derived from the audited financial statements of the Company and its predecessors and notes thereto included elsewhere in this prospectus. The financial data for the year ended December 31, 1995 on a consolidated pro forma basis was derived from the financial statements of the Company and ALT included elsewhere in this prospectus. The selected financial data for the nine month periods ended September 30, 1996 and 1995 and for the Company on a consolidated pro forma basis for the nine months ended September 30, 1995 were derived from the unaudited financial statements of the Company and its predecessors, and in the opinion of management, include all adjustments necessary to fairly present such data. The information set forth below is qualified by reference to, and should be read in conjunction with, the consolidated financial statements and related notes thereto included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Results for the interim periods are not necessarily indicative of results for a full year.


                                       Year Ended December 31,
                                  ------------------------------------------------------------------------------
                                                                            Historical
                                  Pro Forma   ------------------------------------------------------------------
                                  1995(1)(4)     1995(2)     1994(3)(5)      1993(3)(5)    1992(6)      1991(6)
                                  ----------     -------     ----------      ----------    -------      -------
Operating Data:
Net Sales ....................  $     3,255   $     3,094           231      $       --  $       --    $     --
Costs and Expenses:
 Cost of sales ...............        5,077         4,509         1,064              --          --          --
 Research and Development ....          188            75            90              --          --          --
 Selling, general, and
  administrative .............        2,247         2,099           699               1          --          --
 Interest expense, net of
  interest income ............          382           369             8              --          --          --
 Other expense (income), net .          (14)           51            (5)             --          --          --
 Income (loss) before
  provision for income taxes..       (4,625)       (4,009)       (1,625)             (1)         --          --
 Provision for income taxes ..           --            --            --              --          --          --
 Net income (loss)(7) ........  $    (4,625)  $    (4,009)   $   (1,625)     $       (1)  $      --          --
 Primary earnings (loss) per
  share(7) ...................  $     (0.15)  $     (0.15)   $    (0.07)     $       --   $      --    $     --
 Fully diluted earnings (loss)
  per share...................  $     (0.15)  $     (0.15)   $    (0.07)     $       --   $      --    $     --
 Weighted average shares
  outstanding(7) .............   30,245,879    26,584,630    22,873,322      21,309,323     955,450     955,450
 Weighted average shares
  outstanding (fully diluted).   30,980,539    27,319,291    22,873,322      21,309,323     955,450     955,450
Balance Sheet Data:
 Working capital (deficit) ...         (293)         (277)         (519)            403           5           5
 Total assets ................       14,183        14,783         4,270             645           5           5
 Total liabilities ...........        8,431         8,415         1,687               4          --          --
 Accumulated deficit .........       (6,254)       (5,638)       (1,628)             (3)         (2)         (2)
 Stockholders' equity ........        5,752         6,368         2,583             641           5           5


                                               Nine Months Ended
                                                September   30,
                                   -----------------------------------------
                                    Pro Forma               Historical
                                   -----------    -------------------------
                                    1995(1)(4)        1996        1995(2)(5)
                                    ----------        ----        ----------
Operating Data:
Net Sales ....................     $     1,790    $     6,245    $     1,628
Costs and Expenses:
 Cost of sales ...............           3,048          6,108          2,509
 Research and Development ....             152            281             34
 Selling, general, and
  administrative .............           1,206          2,766          1,050
 Interest expense, net of
  interest income ............             196            279            234
 Other expense (income), net .             (48)          (690)           (48)
 Income (loss) before
  provision for income taxes..          (2,764)        (2,499)        (2,151)
 Provision for income taxes ..              --             --             --
 Net income (loss)(7) ........     $    (2,764)   $    (2,499)   $    (2,151)
 Primary earnings (loss) per
  share(7) ...................     $     (0.09)   $      (.08)   $     (0.09)
 Fully diluted earnings (loss)
  per share...................     $     (0.09)   $      (.08)   $     (0.09)
 Weighted average shares
  outstanding(7) .............      30,157,895     30,815,900     25,262,819
 Weighted average shares
  outstanding (fully diluted).      30,365,796     32,899,366     25,470,719
Balance Sheet Data:
 Working capital (deficit) ...             734            223            734
 Total assets ................          16,454         14,018         17,064
 Total liabilities ...........          12,254          8,073         12,251
 Accumulated deficit .........          (4,392)        (8,136)        (3,779)
 Stockholders' equity ........           4,200          5,945          4,813
----------


                  See the Notes to Selected Financial Data.

                               FIBERCORE, INC.
                       NOTES TO SELECTED FINANCIAL DATA

(1) Includes the results of ALT as if acquired at the beginning of the period and as if the conversion of ALT debt and warrants into approximately 4.5 million shares of ALT common stock occurred immediately prior thereto.

(2)  Includes the results of ALT from  September  18, 1995 through  December 31,
     1995.
(3)  Does not include the results of ALT.

(4) The pro forma results reflect higher amortization costs than the historical financials due to the allocation of the purchase price of the ALT acquisition to ALT's assets. The pro forma financials also reflect lower interest costs than the historical financials due to the conversion of ALT debt at an earlier date than the actual conversion.
(5) Restated to reflect the Venturecap merger as of the beginning of the period.
(6) The years 1991 and 1992 reflect the financial position of Venturecap, Inc. which was a development stage company, prior to the merger with FiberCore, Incorporated in 1995. Venturecap had no significant activities in those years. FiberCore, Incorporated was formed in November 1993.
(7) Supplementary Earnings Per Share Data: If the convertible debt had been converted at the beginning of the periods below, the earnings per share and the basis for this computation would have been as follows:

                                        Nine Months Ended       Year Ended
                                       September 30, 1996  December 31, 1995
                                       ------------------  -----------------
Net loss for the period ...........  $    (2,242)           $    (3,761)
Weighted average shares
outstanding........................   35,214,743             29,644,053
Primary loss per share.............  $     (0.06)           $     (0.13)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                    (DOLLARS AND DEUTSCHE MARKS IN THOUSANDS)

BACKGROUND

   Unless otherwise stated, reference to the Company in this section includes FiberCore and subsidiaries, including ALT, from September 18, 1995.

   FiberCore was organized under the laws of the State of Nevada on November 5, 1993. Venturecap was a development stage enterprise, with no significant operations, no significant assets or liabilities and was inactive from 1990 until the time of the Venturecap Merger with FiberCore on July 19, 1993. Venturecap issued 24,617,133 common shares for all of the outstanding shares of FiberCore. The Venturecap Merger has been accounted for as a pooling of interests. Subsequent to the Venturecap Merger, Venturecap changed its name to FiberCore, Inc.


   The Company operates primarily through its FiberCore Jena subsidiary. The Company maintains a headquarters in Sturbridge, Massachusetts which is staffed by executive, engineering, accounting and administrative personnel. The following discussion and analysis of the results of operations is based on the Company's audited financial statements for the years ended December 31, 1995, 1994 and 1993, and the unaudited statements of the Company for the nine month periods ended September 30, 1996 and 1995.


RESULTS OF OPERATIONS

   Nine months ended September 30, 1996 and 1995


   Total revenues for the nine months ended September 30, 1996 were $6,245 compared with revenues of $1,628 for the nine month period ended September 30, 1995, an increase of 284%. This increase in revenues was attributable to the Company's increase of production capacity resulting from an upgrade of the Jena Facility, and the Company's sales and marketing efforts resulting in the addition of new customers.

   Gross profit for the nine months ended September 30, 1996 was $137 compared to a loss of $881 for the nine months ended September 30, 1995. This difference was attributable to the upgrade of the Jena Facility since its acquisition in July 1994. The improvement and upgrading of machinery and equipment and production process technology changes resulted in better production yields and lower per unit production costs.


   Selling, general and administrative expenses were $2,766 for the nine months ended September 30, 1996 compared to $1,050 for the nine months ended September 30, 1995, an increase of 163%. This increase was due primarily to compensation expense of $846 incurred in connection with the grant to employees and others of options to acquire 382,184 common shares of the Company, and the acquisition of ALT, which accounted for $498 of the increase. Additionally, the commencement of increased production at the Jena Facility, the Company's increased sales and marketing efforts and the addition of personnel in Germany, added to this increase in costs.


   Interest expense for the nine months ended September 30, 1996 was $280 compared to $315 (a decrease of 11%) from the year-earlier comparable period. This decrease was due to the repayment in 1995 of a working capital line of credit that was outstanding for most of 1995, offset by the interest on the AMP Note.

   Other income was $807, an increase of $759 (1,581%) for the nine months ended September 30, 1996 as compared to the corresponding period in 1995. This increase was principally due to the receipt of $786 in grants from the German government.


   The net loss for the nine months ended September 30, 1996 was $2,499, an increase of $348 (16%) from the loss of $2,151 in the corresponding period in 1995. The primary cause of the increase was the increase in sales and gross profit at the Jena Facility and the changes in administrative and interest income and expense as described above.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS-(CONTINUED)

RESULTS OF OPEATIONS - (continued)

   Fiscal Years Ended December 31, 1995 and 1994.

   Total revenues for the year ended December 31, 1995 were $3,094 compared to $231 for the prior year, an increase of $2,863 (1,239%). This increase in revenues was due to the acquisition of the Jena Facility by the Company in July 1994, with sales commencing primarily in the last quarter of the year and expansion and upgrade of the Jena Facility since its acquisition. The results for 1995 reflect a full year of operations and the related increase in sales volume to new customers.

   Selling, general and administrative costs increased by $1,399 in 1995, a 200% increase over 1994. This increase is principally attributable to the full year of operation at the Jena Facility compared to only six months of operation in 1994. In addition, the acquisition of ALT in September 1995 added $223 to administrative costs in 1995.

   Interest expense was $516 in 1995 compared to $23 in 1994, a 2,143% increase. This increase was caused by a working capital loan that was outstanding during 1995 and interest on the AMP Note that was closed in April 1995.

   Interest income was $148 in 1995 compared to $15 in 1994, an increase of $133 (887%). This increase resulted principally from the short term investment of the proceeds of the AMP Note.

   The net loss for the year ended December 31, 1995 of $4,009 was $2,384, 146% greater than the loss of $1,625 for the year ended December 31, 1994. The increase in loss is principally related to the increase in costs as described above and the full year of operations of the Jena Facility resulting in an increase in the gross loss on sales of $583 or 70%. The cost of goods sold as a percent of sales decreased from 461% in 1994 to 146% in 1993. This is typical of the nature of a capital intensive production operation wherein capacity and through put increases result in a significant improvement in per unit production costs, as fixed costs are spread over a higher production volume.

   Fiscal Year Ended December 31, 1994 and Period November 5, 1993 to December 31, 1993.

   Total revenues for the year ended December 31, 1994 were $231 compared to $-0- for the prior period in 1993. This was due to the acquisition of the Jena Facility by the Company in July 1994, with shipments commencing primarily in the last quarter of the year. The Company was incorporated in November 1993 and had no products, production or revenues during the two months of 1993.

   The operating loss for the year ended December 31, 1994 of $1,625 was due to startup and production inefficiencies at the Jena Facility, selling, general and administrative expenses of $699, and research and development expenses of $90. For the period ended December 31, 1993, the Company had no comparable expenses. For the year ended December 31, 1994, the Company had net interest expense of $8, primarily attributable to its capitalized lease obligations of the Jena Facility.

LIQUIDITY AND CAPITAL RESOURCES

   Nine months ended September 30, 1996


   During the nine months ended September 30, 1996, the Company used $916 for operating activities, principally resulting from the loss for the period of $1,653, reduced by depreciation and amortization of $1,033 and non-cash compensation expense of $846. Accounts payable was reduced by $715, while accrued expenses increased by $388, principally from the increase in accrued interest on the AMP Note. Also, during the period the Company utilized cash in investing activities of $420, principally for equipment ($353). Cash generated through financing totaled $1,027, principally from the sale of stock ($550) and new borrowings ($700). These funds were used to finance operations and to repay a note for $200.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS-(CONTINUED)


LIQUIDITY AND CAPITAL RESOURCES - (continued)

   The proceeds from the sale of stock noted above were received from Techman under the Techman Share Purchase Agreement entered into in January 1996. Under that Agreement, Techman subscribed to purchase 734,260 shares of the Company for $1,000. The initial payment of $550 resulted in an increase in equity and was used as working capital, improving the Company's ability to meet its current obligations.

   The Company expects to continue to incur operating losses until such time as the Jena Facility's production equipment is expanded and fully upgraded, and manufacturing inefficiencies are substantially eliminated. The Company has and, with additional capital, will continue to transfer its more efficient and productive technology to its Jena Facility with management's expectation of improved operating results. The planned upgrade and expansion of the Jena Facility will result in improved production yields thus lowering production costs per unit of preform and fiber. Additionally, the expansion will increase throughput resulting in increased production volume. The Company has already received commitments from current customers to purchase this increase in production volume. These increased sales combined with lower per unit production costs will lead to profitability. The Company will require an estimated $7,800 in capital investment. Of this amount approximately $2,000 will be for building expansion and $5,800 for equipment upgrades and new equipment. The Company, with its current cash and cash equivalents, cannot fund both the required amount of capital expenditures and current and projected operating losses, including debt service payments. Therefore, the Company requires additional financing in the near term.

   The Company, therefore, has sought additional financing from one or more of the following sources: (i) issuance of convertible instruments or stock in private or public offerings; (ii) financing for the Jena Facility through a combination of German bank loans, German federal and state government grants, loan guarantees, and equity investments generated in all or part from (i) above;
(iii) exercise of stock Options and Warrants; and (iv) loans from officers, directors, and principal stockholders of the Company. Funds for such loans to the Company from officers, directors, and principal stockholders would be derived, in part, from sales or pledges (to obtain loans) of Common Stock by such individuals. There can be no assurance that financing from all of the preceding sources will be available to the Company on attractive terms.

   The Company believes that its success in raising additional capital is dependent on investors' beliefs in the Company's technology, its position in the fiber optics industry, and its strategic business plan. Achieving profitability is dependent, in part, on raising additional funds to invest in capital expenditures. In this regard, the Company has received a grant from the German government of 4,000 Deutsche Marks (DM) (approximately $2,700) and a loan from the Berliner Bank of 7,700 DM (approximately $5,100). These funds totalling
$7,800, are committed to the upgrade and expansion of the Jena Facility described above. On November 27, 1996, AMP loaned the Company $3,000, part of which will be used as collateral for the Berliner Bank Loan. As part of the new AMP loan, AMP also converted $3,000 of principal plus interest of the existing $5,000 loan into 3,058,833 shares of Common Stock.

   The Company is not relying on the conversion of Warrants and Options to fund the upgrade and expansion of the Jena Facility; however, if the Warrants and Options are exercised, the total proceeds that the Company would receive upon the exercise is approximately $4,800. To the extent that the Warrants and Options are exercised, the Company intends to use the proceeds from the exercise of such Warrants and Options for working capital purposes, including debt service (approximately $93 per quarter beginning January 1997 through December
2001). There are long payment deferral periods on a substantial amount of the Company's outstanding loans. Under the AMP Note, the remaining $2,000 in principal and accrued interest are due and payable at maturity on April 2005. Similarly, under the new $3,000 AMP loan, payments of interest accrue for the first five years. Thereafter, accrued and unpaid interest is payable quarterly. The principal and any remaining accrued interest is payable at maturity on

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS-(CONTINUED)

LIQUIDITY AND CAPITAL RESOURCES - (continued)

November 27, 2006. As for the German loan, principal is also due and payable at the tenth anniversary of closing; however, interest at 6.25 % is due and payable quarterly. The Company does not foresee any inability to meet its current debt requirements.

   The Company currently has a backlog of orders aggregating approximately $18,600 which is scheduled to be shipped through the end of 1996 and 1997. The backlog at September 30, 1995 was approximately $4,800. Additionally, the Company has entered into, or is negotiating, long-term supply agreements which, in the opinion of management, could generate sales of up to approximately
$251,000 in the aggregate although there can be no assurance. These include supply agreements with MEFC, AMP, FOI and others. Pursuant to the supply agreement with AMP, which provides for an initial term of five years and for an additional five year term at AMP's option, AMP has undertaken to purchase at least 50% of its global fiber requirements from the Company. The Company estimates that this could amount to over $60,000 in sales over the five year period, significantly improving the Company's cash flow and profits, although there can be no assurance.

   For the year ended December 31, 1995

   At December 31, 1995, the Company had cash of $833 and non-cash current assets of $2,304. During 1995, the Company used $2,874 for operating activities. This cash was used principally to fund the loss of $4,009, adjusted for depreciation and amortization of $747. Accounts payable and accrued expenses increased $2,119 and receivables and inventory increased $1,783, due to the increases in sales, production and material costs and other operating costs.

   Cash used in investing activities was $2,005 principally for the purchase of equipment ($1,817) and reduction in amounts due to related parties of $358 (principally Sico). The Company also had a foreign currency translation adjustment of $221 related to the Sico equipment transactions. In addition, the Company acquired ALT in a non-cash transaction for Common Stock valued at $7,000.

   During the year the Company received $5,454 from financing activities, principally through the sale of common stock ($500) and the issuance of the AMP Note for $5,000. These funds were used to finance operations and acquire equipment as noted above.

   For the year ended December 31, 1994

   At December 31, 1994, the Company had cash of $258 and non-cash current assets of $453. During the year, the Company used $1,250 in operating activities principally from the loss for the year of $1,625, adjusted for depreciation and amortization of $289.

   Cash used in investing activities was $178, principally due to the purchase of equipment ($593) and an increase in amounts due to related parties of $419 for the acquisition of the Jena Facility. The Company also acquired equipment from Sico of $2,996 in exchange for shares valued at $2,420 and a capital lease agreement of $576.

   Cash from financing activities was $1,284 resulting primarily from the sale of Common Stock ($1,629), issuance of a note ($200) and repurchase of stock ($500). The proceeds from the sale of stock were used to fund operating costs and purchase equipment as noted above.

   Period -- November 5, 1993 to December 31, 1993

   Since its inception, the Company has relied upon private equity and debt financing and revenues from sales to finance its operations. For the period November 5, 1993 to December 31, 1993, the Company had a cash inflow of $414 from the sale of Common Stock. The Company also issued Common Stock valued at $223 to acquire patents ($60) and pay for startup costs ($163).

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS-(CONTINUED)
ALT

   ALT was acquired by the Company as of September 18, 1995. ALT has historically operated at a loss, has cumulative losses from its date of inception, and requires additional capital to operate. The Company intends to raise additional funds for ALT, however, there is no assurance that such funds will be available. ALT has received an order from Pakistan Telecom in the amount of $152, for a test installation of the fiber optic cable monitoring system. If the test installation is successful, the Company anticipates that Pakistan Telecom will place an order for additional installation estimated to be valued at approximately $1,660, although there can be no assurance. This increase in revenues, if realized, would provide sufficient cash flow to sustain operations and improve the profitability of ALT's operations.

                                    BUSINESS

GENERAL

   The Company develops, manufactures and markets products primarily for the fiber optic industry. These products include single-mode and multi-mode optical fiber and optical fiber preforms. Preforms are the basic component from which optical fiber is drawn and subsequently cabled. The Company has developed a patented preform production process which management believes to be more cost effective than existing production methods in use. Through its ALT subsidiary, the Company manufactures patented cable monitoring systems, a patented long range fault locator, cable protection devices, and electro-optical talk sets.

   On July 18, 1995, FiberCore merged into Venturecap, an inactive corporation, organized under the laws of the State of Nevada in 1987. Venturecap issued
3.671307 shares in exchange for each outstanding share of FiberCore, and as a result, Venturecap issued a total of 24,617,133 shares for all of the outstanding shares of FiberCore. After the merger, Venturecap changed its name to FiberCore, Inc.

   On September 18, 1995, the Company acquired ALT, a Delaware corporation organized in 1986 and engaged in the business of manufacturing equipment which monitors and identifies faults in fiber optic cables, cable protection devices, and electro-optical talk sets. See "Certain Transactions -- The ALT Acquisition."

   In January 1996, the Company established a subsidiary, InfoGlass Incorporated ("InfoGlass"), through which it intends eventually to conduct its North American fiber optic business.

   The following is an organizational chart depicting the principal subsidiaries of the Company, all of which are wholly-owned by the Company, except FOI (30%) and MEFC (15%):

                          COMPANY CORPORATE STRUCTURE

                                             FiberCore, Inc.
                                               Headquaters
                                                  USA
FOI (Pvt) Ltd.      FiberCore Jena GmbH      InfoGlass, Inc.          FiberCore MidEast Ltd.             ALT, Inc.
 (Pakistan)              (Europe)                USA                        (Asia)                      (Non-Fiber)
30% Owned by FCI    100% Owned by FCI        100% Owned by FCI         100% Owned by FCI            100% Owned by FCI

                                                                            MEFC
                                                                          15% Owned

   Company and ALT sales by product group for the last two years and for the nine months ended September 30, 1996, were as follows:

                                          (dollars in thousands)
                                  Year Ended          Nine months ended
                                 December 31,         September 30, 1996
                                 ------------         ------------------
                               1994         1995
                               ----         ----
Optical Fiber and
Preform..................  $     231    $    3,009     $    6,096
ALT Products.............        476           246            149
Total....................  $     707    $    3,255     $    6,245

RECENT DEVELOPMENTS


   The Company is engaged in the business of developing, manufacturing, and marketing single-mode and multi-mode optical fiber and optical fiber preforms for the telecommunication and data communications industry. It was incorporated under the laws of the State of Nevada in November 1993. In June 1994, the Company leased the Jena Facility for a fixed monthly sum, and acquired certain equipment located in that facility from Sico. Until the year 2001, the Company's ownership of the equipment is subject to the right of the German government, from whom Sico purchased the equipment, to repossess the equipment in the event the Company ceases production. The agreement pursuant to which the Company acquired the equipment provides for the sale of 2,221,141 shares of Common Stock to Sico in exchange for the equipment. See "Certain Transactions -- Dealings with Sico." The Jena Facility is an existing 26,500 square foot optical fiber manufacturing plant located in Jena, Germany, which has been in operation since 1986.

   In April 1995, the Company issued the AMP Note, which is a ten year $5,000,000 convertible note, to AMP, a company listed on the New York Stock Exchange and a manufacturer of electrical and optical connection devices, systems and other equipment including fiber optic cable. AMP's annual worldwide sales for the 1995 fiscal year were in excess of $5,000,000,000. Principal plus accrued interest on the AMP Note at a rate of LIBOR plus one percent may be converted into Common Stock through April 17, 2005. Until April 17, 2000, the conversion price is $1.16 per share; thereafter the conversion price is equal to the price per share paid by a third party investor in the private sale of Common Stock immediately prior to such conversion. The AMP Note is initially collateralized by the Company's patents, patent applications, licenses, rights and royalties arising from such patents. The AMP Note is subject to prepayment on demand in the event the Company is the issuer of securities to be sold by the Company under an effective registration statement. Since this Prospectus does not contemplate the sale and issuance of new securities by the Company, the registration of the Common Stock hereunder will not trigger the prepayment provision under the AMP Note.

   In July 1996, AMP entered into a five year supply contract (renewable at AMP's option for an additional five year period) with the Company whereby AMP has undertaken to purchase from the Company at least 50% of AMP's future glass optical fiber needs. On November 27, 1996, the Company obtained an additional $3,000,000 loan at an interest rate of prime plus 1%, adjustable on the first business day of each calendar quarter, from AMP to fund the expansion of the Jena Facility, in exchange for a 10 year note and $2,000,000 of common stock purchase warrants exercisable for up to 1,382,648 shares of Common Stock at $1.45 per share and expiring on November 27, 2001. In connection with the new AMP loan and the expansion of the Jena Facility, the Company has been awarded a grant from the German Government of approximately $2,700,000 and has received a loan from Berliner Bank of approximately $5,100,000, which has been funded contemporaneously with the new $3,000,000 AMP loan. AMP also converted $3,000,000 of principal plus $540,985 of accrued interest on the AMP Note into 3,058,833 shares of Common Stock at a conversion rate of approximately $1.16 per share. In connection with the new loan from AMP, the Company agreed to issue AMP additional shares of Common Stock in the event the Company's share price does not exceed $1.74 for 30 consecutive trading days by November 27, 1998. The issuance of additional shares under the new AMP Loan would have a dilutive effect on the Company's other shareholders and could adversely affect the market price of the Common Stock. As part of the new $3,000,000 loan from AMP, Mohd A. Aslami, Charles DeLuca, M. Mahmud Awan and AMP entered into a Voting Agreement pursuant to which they agreed to vote together to elect a slate of directors to the Board of Directors of the Company. Such slate of directors initially consists of Mohd A. Aslami, Charles DeLuca, Hans F.W. Moeller, one nominee of AMP and three outside directors, one of whom is Dr. M. Mahmud Awan. The Voting Agreement also requires a classified and three year staggered Board of Directors. Such Voting Agreement would remain in effect until the earlier of (i) termination of the new AMP loan agreement, or (ii) an underwritten public offering by the Company which generates at least $5,000,000. See "Business -- Recent Developments," "Certain Transactions -- Dealings With AMP," and "Risk Factors -- Control of the Company."

   Since October 1995, MESC has purchased 734,262 shares of Common Stock for an aggregate purchase price of $1,000,000 and MESC has been granted Warrants to purchase 550,696 shares of Common Stock at an exercise price of $1.63 per share through April 13, 1997. MESC will also be issued 312,061 shares of Common Stock, will be entitled to exercise the Warrants and will receive an additional 238,635 shares of Common Stock upon delivery of a supply agreement between the Company and the JV Company totalling approximately $33,000,000.
See"-- Joint Marketing Arrangements."

   On November 1, 1995, the Company entered into an International Distributor Agreement with Techman. Under such agreement, Techman will be issued Warrants for the exercise of up to 1,000,000 shares of Common Stock. The Warrants will be exercised and the applicable shares will be issued ratably by the Company as commissions on Company sales generated by Techman up to $200 million.

   On January 11, 1996, pursuant to the Techman Share Purchase Agreement, Techman agreed to purchase for $1,000,000 a total of 734,260 shares of Common Stock, and Warrants exercisable at $1.63 per share into 550,696 shares of Common Stock expiring on January 11, 1998. Additionally, Techman would be issued 312,061 shares of Common Stock upon the delivery of a supply agreement between FOI and the Company. Between February 1996 and September 1996, the Company, pursuant to the Techman Share Purchase Agreement, issued to Dr. Awan at the request of Techman, 403,843 shares (representing approximately 55% of the 734,260 shares issuable to Techman) in exchange for $550,000 and 171,634 shares in conjunction with the formation of FOI. Subsequent to September 1996, an additional 470,844 shares of Common Stock (representing the balance of shares to be issued under the Techman Share Purchase Agreement) were issued to Dr. Awan in exchange for a payment of $450,000 and the delivery by Techman of a twenty year supply agreement between the Company and FOI, which management believes could generate revenues of up to approximately $93 million over five years, although there can be no assurances. This payment was invested by the Company in FOI as an additional capital contribution (along with ratable additional capital contributions by FOI's other shareholders). The Company maintains a 30% ownership interest in FOI. See "Description of Securities -- Techman."

   On July 1, 1996, the Company borrowed $500,000 under two loan agreements with the spouses of the Chairman and Chief Executive Officer and the Executive Vice President of the Company. The loans are in the amount of $250,000 each, bear interest at the prime rate plus one percent (currently 9.25%) and are due on June 30, 1999. In conjunction with the loans, each lender received Warrants to purchase 115,220 shares of Common Stock at a price of $1.81 per share. The Warrants expire on July 31, 2001.

FIBER OPTIC PREFORM MANUFACTURING TECHNOLOGIES

   Optical fibers are solid strands of hair-thin, high quality glass which are usually combined to form cables for transmitting information via light pulses from one point to another. The fibers consist of a core of high-purity glass which transmits light encased within a covering layer designed to reduce signal loss through the side walls of the fibers. Information transmitted through optical fibers is converted from electrical impulses into light waves by a laser or light emitting diode. At point of reception, the light waves are converted back into electrical impulses by a photo-detector.

   Communication by means of light waves guided through glass fibers offers a number of advantages over conventional means of transmitting information. Glass fibers carry significantly more information than metallic conductors and, unlike metallic conductors, are not subject to electromagnetic or radio frequency interference. Signals of equal strength can be transmitted over much longer distances through optical fibers than through metallic conductors and require the use of fewer repeaters (devices which strengthen a signal). Further, fiber-optic cables, which typically consists of numerous optical fibers encased in one or more plastic sheaths, are substantially smaller and lighter than metallic conductor cables of the same capacity, so they can be less expensive and more easily installed, particularly in limited conduit or duct spaces.

   There are two basic types of communication optical fibers: multi-mode fiber and single- mode fiber. Multi-mode fiber has a larger core (the area where the light travels) than single-mode fibers, carries less bandwidth and is more expensive. It is generally used over relatively short distances in building wiring and among a group of buildings. The electronics and the connectors required to work with multi-mode fiber are less costly than the electronics required for single mode-fiber. For example, the light source for multi-mode fiber can be light emitting diodes, while single-mode fiber requires laser light sources. Single-mode fiber is used in long-distance trunk lines (cables between cities) and fiber-to-the-curb (cable from a central office to the curb in front of an office building or home).

   The three basic technologies widely used to manufacture multi-mode and single-mode optical fiber are:

   1. Outside Vapor Deposition ("OVD"), otherwise known as the "Corning process."

   2. Inside Vapor Deposition ("IVD"), which is also known as Modified Chemical Vapor Deposition ("MCVD") or the "AT&T process". Due to its flexibility and relative ease of operation, this process is the most widely used around the world by independent manufacturers.

   3. Axial Vapor Deposition ("AVD"), also known as the "Japanese process". This process is similar to the Corning process.

   The basic production unit from which fiber "is drawn" is a preform. A preform is a cylindrical high purity glass rod with a high refractive index glass material in the central part of the rod (the "core") and a low refractive index glass material in the outer part of the rod (the "clad"). The rod can be less than one inch to several inches in diameter and one to several meters in length. From one such preform many thousands of meters of optical fiber can be drawn. The OVD and AVD processes both manufacture 100% of the glass composing the final preform and are comparable in terms of machine speeds that manufacture glass per unit of time. These speeds are significantly higher than those of the IVD process. In contrast, the IVD process manufactures only about one-third of the total glass required in the manufacture of a preform, with the balance of the glass being purchased in the form of a tube at costs significantly lower than that of either OVD or AVD, thus balancing the overall expense.

   Optical fiber cable is produced from optical fiber by first coloring the coated fiber and then encasing the fiber in a protective jacket.

THE COMPANY'S PROPRIETARY MANUFACTURING PROCESS AND PRODUCTS

   The Company manufactures both multi-mode and single-mode preforms and fiber, but does not manufacture optical fiber cable, although the JV Company in which the Company has an interest intends to draw fiber from preforms and to manufacture fiber optic cable.


   The Company's patented technology can be best described as a "rod-and-tube" process, or as a hybrid of the OVD, IVD and the AVD processes. The Company's process takes advantage of available high quality doped((1)) and undoped fused silica rods and tubes during the manufacturing process to produce more efficiently single-mode optical fiber preform and single-mode fiber at a substantially reduced cost than the alternative processes.

   Specifically, the Company's process places a high-purity "core" glass rod inside a high-purity glass tube or "clad", which has a lower refractive index than the core, and collapses the tube over the rod to form an intermediate preform. The Company purchases the glass tubes and manufactures the "core" glass inside of the purchased glass tube. The composite material is subsequently converted to a glass rod referred to as an intermediate preform. Such intermediate preform can also be manufactured by any of the other existing processes. This intermediate preform is placed inside another purchased tube and collapsed together to form a final preform, which has the proper ratio of core-to-outside-diameter-glass. The preform is then drawn into finished fiber by placing it inside a "draw furnace", heated to approximately 2000 degrees celcius, and "stretched" into tens of thousands of meters of hair-thin, flexible glass fiber. The Company believes that its patented process offers manufacturing-cost and capital-investment advantages over the processes currently in use by competitors for the manufacture of optical fiber, because
(i) the machine time necessary to produce a given size preform is significantly less, thereby allowing the Company to produce more preforms in the same time period; and (ii) the Company purchases the tube while manufacturing a much smaller portion of the clad and all of the core which accounts for approximately 5% of the perform, while the OVD process, for example, manufactures 100% of the preform, requiring substantially more capital investment.

   Prior to its acquisition by the Company, the Jena Facility was used to manufacture multi-mode fiber and preform for the Eastern European market. The Company's lease of the Jena Facility provides a potentially efficient, low-cost, existing manufacturing operation. Management believes the time and cost required to achieve manufacturing efficiencies at the Jena Facility can potentially be minimized as a result of management's knowledge and experience in fiber production and machine design.

ALT PRODUCTS

   The Company's ALT subsidiary has four principal products, all of which are manufactured at the Company's Sturbridge, Massachusetts facility and are marketed by independent sales representatives.

----------
(1) Doping means adding other glassy materials, such as germanium dioxide to the silica glass.

   ALT's FOCMS facilitate the continuous monitoring of fiber optic and copper cables. The FOCMS consist of sensors housed in a protective cover placed at cable splice points and connected to a central monitoring system. ALT holds two United States patents covering this technology. ALT purchased one of these patents and know-how relating to fiber optic cable monitoring systems on September 7, 1986, from Norscan, a Canadian company. Norscan retained the right to use the technology in Canada and the rights to a Canadian reissuance of the purchased patent and has had the technology in operation on the Trans Canada fiber optic network since 1988. ALT intends to make the technology widespread in other regions worldwide. A dispute exists between ALT and Norscan with respect to Norscan selling FOCMS products, in competition with ALT products, that utilize technology other than the technology assigned to ALT pursuant to its agreement with Norscan. ALT contends that, in so doing, Norscan is violating a non-competition provision of Norscan's agreement with ALT. Failure by ALT and Norscan to resolve this dispute could materially adversely affect the future sales of ALT products. See "-- Patents."

   ALT also manufactures patented long range fault locators, which are generally used in pairs. Typically, each device is applied at a point on a fiber optic cable, less than 100 miles from the other unit. These devices can detect and locate cable faults between the units.

   In addition, ALT manufactures cable protection devices, which are applied at cable splice joints prior to cables entering a building to protect against hazardous electrical currents that could otherwise be carried by metal sheaths encasing optical fibers, and electro-optical talksets, which are used by field personnel to communicate over optical fiber, twisted pair-cable (regular telephone cable), and metal sheaths encasing optical fibers and copper cables.

   Customers for the FOCMS and other ALT Products have included telephone companies worldwide, including MCI Telecommunications Corp., AT&T and Pacific Telesis.

   ALT also has developed flood and leak detection devices for the home. ALT is not actively marketing these products because of lack of resources, but may attempt to market such products in the future. See "Trademarks."

RESEARCH AND DEVELOPMENT

   The Company conducts research and development activities at its Jena Facility and Sturbridge offices. The Company's research and development activities consist primarily of optical fiber manufacturing process improvements and fault locating technology improvements, as well as the development for sale of new fault locating products. The Company is currently conducting research in Germany under two grants from the German government totaling approximately $107,000.

   The Company incurred costs of $90,000 and $75,000 for research and process development for the fiscal years ended December 31, 1994 and 1995, respectively. For the nine months ended September 30, 1996, research costs were $281,000, of which approximately $33,000 was attributable to ALT. The principal purpose of the research activity is to improve the production process for the manufacturing of fiber preforms, with concentration on reducing production time and reducing raw material consumption per unit of product. ALT's expenditures are principally for product development and enhancements of its products.

   Three of the Company's employees devote over 90% of their time, and two employees devote over 50% of their time to research and development, which includes process and product development.

SALES AND MARKETING

   The Company's initial marketing efforts are being primarily targeted at the overseas markets, particularly toward developing nations whose telecommunications infrastructure is in the early stages of evolution and where competition is not well established. The Company is initially targeting the large fiber optic cable manufacturing companies in Asia, the Middle East, the Pacific Rim, and certain European and Eastern European markets.

   In the past, developing countries would typically purchase older, previously deployed communication technology and equipment. The lack of a copper cable infrastructure and a desire to become more technologically advanced, however, has driven some developing countries to choose fiber optic cable
                                       28
networks because this technology provides an expeditious and cost-effective means of developing a sophisticated communication network infrastructure. These countries must first install a fiber optic infrastructure of trunk and feeder lines followed by fiber, copper or wireless to the subscriber loop.

   The Company's sales and marketing objective is to develop long-term, strategic relationship/supply contracts for both preform and fiber products as rapidly as practical, emphasizing the cost advantages of the Company's patented technology.

JOINT MARKETING ARRANGEMENTS

   Pursuant to an agreement executed in June 1994 and subsequently amended on June 17, 1995 (the "Royle Cooperation Agreement"), which expires in June 1999, the Company has been making joint proposals to sell fiber and preforms with Royle, a manufacturer, distributor and value added installer of cable manufacturing systems with customers and sales channels worldwide. Gregory Perry, a shareholder and a former director of the Company, is Director of Fiber Technology at Royle. See "Certain Transactions -- Dealings With Royle" and "Principal Securityholders."

   Pursuant to the Royle Cooperation Agreement, Royle agreed to provide a favorable price for the Company's initial order of draw towers. A draw tower is a vertical metallic structure designed to draw optical fiber from preforms. Subsequent Company orders of Royle manufactured equipment are to be sold by Royle at prices reduced by 10%. In addition, as compensation to the Company for the provision of certain proprietary designs, until June 17, 1999, Royle has agreed to pay the Company a 5% royalty on the selling price of any draw towers that are sold to third parties. Royle also agreed not to enter into any fiber or preform joint ventures without FiberCore's permission and FiberCore agreed not to enter into any joint ventures that commence with the fiber coloring operation without Royle's permission. In October 1995, the Company and Royle amended the Cooperation Agreement by eliminating the payment of commissions (but not the royalties described above) to each other and establishing guidelines for entering into joint ventures with third parties. See "Certain Transactions -- Dealings With Royle."

   The Company is attempting to enter into joint ventures with potential foreign and domestic partners, including cable manufacturers, to build modern plants for producing optical fiber and optical fiber cable. Most of these plants will require preform as "raw material". Royle and the Company, each through subsidiaries, recently entered into such an agreement (the "Mideast JV Agreement") with MEOFC, a Saudi Arabian company. Pursuant to the agreement, the parties jointly own the JV Company, a Saudi Arabian joint venture company. The JV Company will engage in the manufacture and sale of optical fiber and optical fiber cable both inside and outside of Saudi Arabia. The Company and Royle each contributed $500,000 to the venture and each holds a 15% interest in the JV Company. MEOFC contributed $2,330,000 and holds a 70% interest. The JV Company has placed a $5,500,000 purchase order with Royle for fiber optic cable manufacturing equipment, and intends to purchase fiber and preforms from the Company. The Company and the JV Company are in the process of finalizing a long-term supply agreement for the JV Company to purchase and the Company to supply fiber and preforms totaling approximately $33,000,000 over the next five years. There is no obligation for the JV Company to purchase or the Company to sell fiber until such supply agreement has been completed. The Company may not transfer its interest in the JV Company to any entity other than Royle or MEOFC without the permission of such parties.

   In connection with the Company's participation in the JV Company, on October 5, 1995, MESC, a Saudi Arabian Company in which the owners of MEOFC have an interest, purchased 367,131 shares of the Common Stock at an aggregate price of $500,000. In November 1996, MESC purchased the second block of 367,131 shares of Common Stock for an additional $5,000,000. See "Business -- Recent Developments."

   The Company is seeking to increase market penetration in optical fiber markets through strategic alliances and/or joint ventures similar to the JV Company. Currently, negotiations are underway with several potential new joint venture partners. These relationships are being structured so that the Company provides the preforms and the related technology requirements and the partner provides the financing, operating and local marketing expertise. In this way, it may be possible for the Company to rapidly obtain market penetration with little, if any, capital investment. Discussions regarding similar joint ventures and/or strategic
                                       29
alliances are underway in India, Pakistan, China and several other countries, although there can be no assurances that such discussions will lead to the consummation of any transactions. See "Certain Transactions -- Dealings With Techman."

CUSTOMERS, INVENTORY, BACKLOG AND ADVERTISING

   A key element of the Company's marketing strategy is to maintain sufficient raw material and finished goods inventories to enable the Company to fill customer orders promptly. This strategy requires a substantial amount of working capital to maintain inventories at a level sufficient to meet anticipated demand.

                   CUSTOMERS REPRESENTING OVER 10% OF SALES


   The following table is based on the combined sales of the Company and ALT for all periods presented. The Company has requested that the Commission grant confidential treatment for the names of the Customers.


                      Optical Fiber and
                      Preform Business       ALT      Combined
1996 (9 months)
Customers
 A .................    62 %                 --       61%
 B .................    --                   48%      Less than 10%
 C .................    --                   19%      Less than 10%
 D .................    --                   16%      Less than 10%
1995
Customers ..........
 A .................    62%                  --       57%
 B .................    --                   11%      Less than 10%
 C .................    --                   --       Less than 10%
 D .................    --                   11%      Less than 10%
 E .................    11%                  --       10%
 F .................    10%                  --       Less than 10%
1994 ...............
Customers ..........
 A .................    38%                  --       12%
 B .................    --                   --       --
 C .................    --                   --       --
 D .................    --                   36%      24%
 E .................    --                   --       --
 F .................    --                   --       --
 G .................    --                   10%      Less than 10%
 H .................    --                   19%      13%


   The Company believes that only the loss of Customer A would have a material adverse effect on the Company.

   The Company currently has orders and/or supply agreements, which, in management's opinion, are sufficient to consume the Company's current production capacity and the currently planned expanded capacity of the Jena Facility. Accordingly, sales of optical fiber and preforms are being made by only one full-time salaried employee who is engaged in sales as only a portion of his duties. The Company, however, plans to commence the use of independent local sales representatives in some international markets during 1997 to coincide with the Company's planned additional expansion of the Company's production facilities beyond the current expansion of the Jena Facility. Assisted by local representatives, management intends to host seminars in key countries to identify the best possible sales opportunities and to establish potential relationships with key managers of local cable and telephone companies. In addition, other management executives are engaged in negotiating long-term supply agreements with current and potential customers.

   Sales of ALT products are made by one salaried full-time Company employee based in Massachusetts, who is engaged in sales as only a portion of his duties, as well as by a number of independent sales agents.

   The Company does not currently engage in extensive advertising. Commencing in 1997, and in conjunction with the use of local sales representatives, the Company intends to advertise in trade journals. The advertising effort will focus on developing an overall corporate image as well as name recognition of the product and awareness of its competitive advantages. Advertisements will also include reader response cards to generate sales leads for direct follow-up. In addition, the Company intends to exhibit at selected industry trade shows.

COMPETITION

FIBER PREFORM

   Management believes that there is limited competition in the sale of preforms to cable manufacturers who draw their own fiber. Such competition, however, is expected to grow. At present, the competition for single-mode preforms on a world-wide basis is limited to two United States manufacturers, SpecTran Specialty Optics ("SpecTran"), formerly Ensign Bickford Optics/Lightwave Technologies, Inc., and Alcatel U.S.A. SpecTran's product sales are for unique fiber applications. Alcatel U.S.A. is marketing single mode preforms and has the capability to market now and in the future. In Europe, Lycom, Alcatel and Nokia, Shin-Etsu from Japan and DaiWoo from Korea are marketing single mode preforms.

   The predominant practice of most fiber manufacturers is to make fiber optic preform only for their internal use and not to sell preform to other fiber-optic manufacturers. Management believes these large companies will not enter the preform market since demand for fiber currently exceeds supply and fiber manufacturers have an inherent disincentive in selling preforms; they have already invested heavily in plant, equipment and technology to convert preforms into fiber and/or cable, and by selling preforms they would be giving up value-added margins. The disadvantages associated with selling preforms to third parties for companies like Corning and AT&T do not apply to the Company, because, unlike those companies, the Company's customers are not vertically integrated, and require preforms which are in limited supply.

   Due to the current high demand for fiber, the Company has initially concentrated on manufacturing and selling fiber and currently plans to increase its fiber manufacturing capability. Because competition in the production of preforms is somewhat limited, the Company plans to focus its future manufacturing and marketing efforts on the preform segment of the market.

FIBER

   The competition in multi-mode fiber products is limited to a few manufacturers in North America and Europe. They include Corning, AT&T, Alcatel and SpecTran in the United States and Plasma Optical Fiber and Alcatel in Europe. Management believes that Corning, AT&T, and Alcatel generally supply the bulk of their production to their own cablers or joint venture partners.

   The competition in the single-mode fiber market is much more extensive than in the preform market or the multi-mode fiber market. Most of the competition for fiber comes from Corning and AT&T. Both Corning and AT&T have several joint ventures throughout the world, but, it is believed by management, generally play significantly smaller roles than their partners. Competition in the fiber market is primarily based on availability and quality. With some exceptions, the Company's fiber is generally priced at comparable levels to fiber manufactured by the larger producers.

ALT PRODUCTS

   ALT's management believes there is limited or no direct competition for its FOCMS product line except Norscan (see "Risk Factors -- Patents and Proprietary Rights"). Most other competing technologies and products are more complementary to the Company's products than true competitors because these products and the Company's products are both needed to perform short range and long range fault locating.

   Numerous  companies   manufacture  cable  protection  devices.   The  Company
believes, however, that it has the only product approved by U/L Laboratories, an internationally recognized certifying organization.

   Numerous companies manufacture field talksets that enable personnel to communicate over either twisted pair, metal sheath or optical fiber. The Company knows of no other company that manufactures a product that enables personnel to communicate over all three media, although many companies have or can acquire the technology to create such a device.

PRODUCT WARRANTIES

   Customers may obtain refunds for any defective fiber and fiber preforms shipped by the Company within 90 days of delivery. The Company extends one year warranties on ALT Products.

PATENTS

   The Company is the registered owner in the United States of U.S. Patent No. 4,596,589 relating to optical fiber fabrication. The patent, which expires in 2003, was acquired in 1993 from Gregory Perry, a co-founder of the Company and currently a consultant to the Company on an as needed basis. The existing patent provides a more efficient method for fabricating a single-mode optical fiber preform by substantially reducing the time and cost required to produce the preform. The patent also provides an efficient method of attaching cladding material around a single-mode fiber core. The Company has filed an application in the United States and European Common Market improving upon the process covered by the above patent, and intends to file in other foreign jurisdictions, as well as filing further improvement patents for its process.

   In addition, in conjunction with its acquisition of equipment located at the Jena Facility, the Company acquired the right and title to all Sico patents and expertise developed or owned by Sico relating to fiber optics. While the Company does not believe the Sico patents infringe upon the patents or other proprietary rights of any other party, other parties may claim that the Sico patents infringe upon such patents or proprietary rights. In the event the Company were to default on its obligaions to Sico, the Company's title to these patents could revert to Sico. Without use of Sico patents and technology, the Company's expense in manufacturing optical fiber and optical fiber preforms could increase substantially.

   The Company is the registered owner in the United States of three patents covering its cable monitoring systems and fault locating methods. The Company acquired the first such U.S. patent, Patent No. 4,480,251, which covers cable monitoring systems and expires in 2001, from Norscan. A Patent issued by the United Kingdom for the same technology was also acquired by the Company from Norscan. The Company has filed international patent applications covering this technology in various other countries around the world, although none have yet been granted. Pursuant to the Company's agreement with Norscan, Norscan has the right to a Canadian patent reissuance and may otherwise use the technology in Canada. The Company has improved upon Norscan's technology and obtained a European patent and United States patent, Patent No. 5,077,526, which expires in 2008 covering the improvements. The Company also owns a United States patent, Patent No. 4,947,469 expiring in 2007, and a European patent covering a cable fault location method. In addition, the Company owns a United States patent covering the provision of backup power to optical communications systems.

   The Company's ability to compete effectively will depend, in part, on its ability to protect its patents. There can be no assurance that the steps taken by the Company to protect its intellectual property will be adequate to prevent misappropriation or that others will not develop competitive tech-
nologies or products. Furthermore, there can be no assurance that others will not independently develop products that are similar or superior to the Company's products or technologies, duplicate any of the Company's technologies, or design around the patents issued to the Company. In addition, the validity and enforceability of a patent can be challenged after its issuance. While the Company does not believe that its patents infringe upon the patents or other proprietary rights of any other party and is unaware of any claim of such infringement, other parties may claim that the Company's systems do infringe upon such patents or other proprietary rights. There can be no assurance that the Company would be successful in defending against such a claim of infringement. Moreover, the expense of defending against such a claim could be substantial.

TRADEMARKS

   The Company is the owner of the registered trademark Floodhound(R) which is used in the sale of the Company's water leak detection devices. These products are not currently being marketed by the Company.

LITIGATION

   The Company's FiberCore Jena subsidiary, Sico and Sico's president, Mr. Walter Nadrag (who was previously the Managing Director of FiberCore Jena) are defendants in a lawsuit in Germany brought against them by COIA GmbH, a former customer, claiming damages of approximately $1.5 million arising from FiberCore Jena's alleged failure to comply with a sales contract. The Company believes no sales contract existed and is aggressively defending this action. The Company has established a reserve in the amount of $126,000, which includes legal fees. However, there is no assurance that the Company will prevail in this action or that the reserve of $126,000 will be adequate.


   The Company was a defendant in a lawsuit pending in Federal Court in Worcester, MA seeking to enjoin the Company from using the name "FiberCore," as well as unspecified monetary damages in excess of $50,000. In August 1996, the plaintiff, Fibercore, Ltd., withdrew such action without prejudice.

   The Company's ALT subsidiary is in a dispute with Norscan, a Canadian company, with respect to Norscan selling FOCMS products, in competition with ALT products and in violation of a non-competition agreement between ALT and Norscan. ALT would be the claimant in any lawsuit brought in connection with this matter. Failure by ALT and Norscan to resolve this dispute could materially adversely affect the future sale of ALT Products.

   In addition to the above, the Company is subject to various claims which arise in the ordinary course of business. The Company believes such claims, individually or in the aggregate, will not have a material adverse effect on the business of the Company.

SEASONALITY

   The Company's business does not have strong seasonal fluctuations and the Company does not expect material seasonal variations to revenue.

RAW MATERIALS

   The Company presently can purchase all its raw material requirements for its optical fiber and preform business. The major component of a preform is silica glass tubing which is available in various sizes. Various high purity gases such as oxygen, nitrogen, argon, helium, chlorine and chemicals such as silicon tetrachloride, silicon tetra fluoride and germanium tetrachloride are used in the process of manufacturing preform. During 1994, 1995 and the first nine months of 1996, the Company's optical fiber and preform business purchased approximately 90% of its key glass tubing raw material from one supplier. If the Company becomes unable to continue to purchase raw materials from this supplier, there can be no assurance that the Company will not face difficulties in obtaining raw materials on commercially acceptable terms, which could have a material adverse effect on the Company. See "Risk Factors -- Dependence on Third Party Suppliers," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." To limit future shortages of key materials, the Company has acquired equipment capable of making the necessary core glass using readily available "first" tubing and clad glass, if required. The Jena Facility has the capability to manufacture the high-purity synthetic core glass using a first purchased cladding tube, as well as adding additional purchased cladding tubes using the Company's patented production process.

   The Company's ALT subsidiary uses raw materials widely available from numerous suppliers.

EMPLOYEES

   At September 30, 1996, the Company employed 59 persons, of whom five are executives, 7 are engaged in sales and administration, 42 are engaged in manufacturing and five are engaged principally in research and development. The Company considers its relations with employees to be satisfactory and believes that its employee turnover does not exceed the industry average.

   The Company is not party to any collective bargaining agreements and the Company does not maintain a pension plan. However, approximately 51 of the Company's employees are located in Jena, Germany. Under German law, the Company is required to make lump sum payments to its German employees upon termination of their employment with the Company.

PROPERTIES

   The Company's headquarters are located in a 20,000 sq. ft. leased building, including 5,000 sq. ft. of office space, in Sturbridge, Massachusetts. The initial term of the lease is three years and was due to expire on January 31, 1997. The Company has extended the lease to September 1997,

   The Company's optical fiber and preform manufacturing facility is located in Jena, Germany. The facility is leased from Sico. It occupies approximately 26,500 sq. ft., including 17,200 sq. ft. of clean room manufacturing space, 6,100 sq. ft. of office and storage space and an additional 3,200 sq. ft. of outside facilities for gas storage tanks. The Company owns all machinery and equipment at the facility, subject to certain restrictions. See "Certain Transactions -- Dealings With Sico." The lease expires in 2000 and is renewable for additional terms aggregating 25 years. Existing replacement cost of the Jena Facility (other than the structure), including machinery and equipment, is approximately $8.4 million. The Company maintains casualty and liability insurance on the Jena Facility. There is no assurance that in the event of a loss, policy limits will not be exceeded. See "Risk Factors -- Insurance."

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

   The following tables set forth certain information with respect to each person who was an executive officer or director of the Company as of September 30, 1996.

        NAME           AGE                       POSITION
-------------------  ------ -------------------------------------------------

Mohd A. Aslami         50     Chairman Of The Board Of Directors, Chief
                              Executive Officer and Director
Charles DeLuca         59     Executive Vice President, Secretary and Director
                              of the Company and General Manager of the
                              Company's ALT subsidiary
Michael J. Beecher     52     Chief Financial Officer
Hans F.W. Moeller      66     Managing Director of the Company's FiberCore
                              Jena subsidiary
Zaid Siddig            59     Director
Steven Phillips        51     Director
M. Mahmud Awan         45     Director


   Dr. Aslami is a co-founder, Chairman of the Board of Directors and Chief Executive Officer of the Company. Dr. Aslami has served as Chairman and Chief Executive Officer of FiberCore Jena, the Company's wholly-owned subsidiary in Germany, since 1994. Dr. Aslami also co-founded and became President, Chief Executive Officer and a director of ALT in 1986. Dr. Aslami received a Ph.D. in chemical engineering from the University of Cincinatti (1974).

   Mr. DeLuca is a co-founder, Executive Vice President, Secretary and a director of the Company. Mr. DeLuca also co-founded and became an Executive Vice President and director of ALT in 1986.

   Mr. Beecher became Chief Financial Officer of the Company in April 1996. Mr. Beecher was the Vice President/Treasurer and Chief Financial Officer at the University of Bridgeport from 1989 through 1995. Mr. Beecher is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants.

   Mr. Moeller became Managing Director of FiberCore Jena in the fourth quarter of 1995 on a part time basis. He served as a director of FiberCore Incorporated from 1994 through March 1996. As part of a reorganization of the Company, he resigned his position as a director and agreed to serve as a director of the Company's newly formed subsidiary InfoGlass. From 1993 to 1994, he served as Vice Chairman of Schott Corporation ("Schott"), a United States subsidiary of Schott A.G., a corporation specializing in the production of, among other things, optical glass. From 1989 to 1993, he served as President of Schott. Mr. Moeller was a member of the Board of Directors of Schott from 1989 to 1994.

   Mr. Siddig became a director of the Company in 1994. He also serves as a consultant to the Board of Directors of FiberCore Jena. Since 1991, Mr. Siddig has been active as a private investor and has occasionally served as a consultant to ALT. Mr. Siddig is the uncle of Dr. Aslami's wife.

   Mr. Phillips became a director of the Company in May 1995 and became a director of ALT in 1989. Since November 1992, Mr. Phillips has served as Secretary and Chief Financial Officer, and a director, of Winstar Incorporated, the sole general partner of The Winstar Government Securities Company L.P., a registered broker-dealer specializing in odd-lot United States Government securities transactions, of which he is a founder. Since August 1987, Mr. Phillips has served as a director, Secretary and Chief Financial Officer of James Money Management, Inc., a private investment company. Since June 1987, Mr. Phillips has served as director and President of One Financial Group Incorporated, a financial consulting company of which he is the majority stockholder.

   Dr. Awan is the founder and President of Techman, a Massachusetts company engaged in providing technical, sales and management consulting services to various industrial companies in the United States and abroad. Dr. Awan has been responsible for the development of several high tech companies in Massachusetts over the past 10 years and serves on the Board of Directors of a number of professional organizations as well as these companies. He is an active investor in the Pakistani market and has maintained manufacturing and distribution operations in Karachi, Islamabad, and Lahore since 1982. Dr. Awan has been instrumental in promoting satellite networks for Pakistan. His company was licensed in 1994 by the Government of Pakistan to operate a national and international satellite data communication network throughout Pakistan. Dr. Awan received a Ph.D. in economics from Clark University (1974).

VOTING AGREEMENT, AMENDMENTS TO BY-LAWS

   Pursuant to the Voting Agreement with AMP, the Company has agreed to revise its by-laws to create a classified and three year staggered Board of Directors. Mohd A. Aslami, Charles DeLuca, M. Mahmud Awan and AMP, who in the aggregate beneficially own approximately 47% of the Common Stock (assuming the issuance of all underlying Shares in this prospectus), have agreed to vote together to elect a slate of directors to the Board of Directors. Such slate of directors initially consists of Mohd A. Aslami, Charles DeLuca, Hans F.W. Moeller, one nominee of AMP and three outside directors, one of whom is Dr. M. Mahmud Awan.

   The Company intends to hold a Special Meeting of shareholders in early 1997 to (i) ratify changes to the by-laws which permit a classified and three year staggered Board of Directors, and (ii) elect the new Board of Directors.

EXECUTIVE COMPENSATION

   The following table sets forth, for the Company's last three fiscal years, the cash salary and bonuses and non-cash salary and bonuses earned or paid, as well as certain other compensation paid or accrued for those years, to the Company's President and Chief Executive Officer and to each of the Company's other most highly compensated executive officers with compensation in excess of $100,000:

                                         ANNUAL COMPENSATION   OTHER ANNUAL      LONG TERM
           NAME AND                    ----------------------  COMPENSATION    COMPENSATION       ALL OTHER
      PRINCIPAL POSITION         YEAR   SALARY ($)  BONUS ($)      ($)(1)       STOCK OPTIONS    COMPENSATION
-----------------------------  ------- ----------- ---------- --------------- ---------------- ---------------
Mohd A. Aslami                   1995    146,500       --               --           --               --
 Chairman, Chief Executive       1994    178,729       --           10,529           --               --
 Officer and Director of         1993      9,333       --          188,687           --               --
  the Company and ALT

Charles DeLuca                   1995     37,699       --               --           --               --
 Executive Vice President,
  Secretary and Director         1994     18,000       --           99,485           --               --
 of the Company and
 General Manager                 1993      5,925       --          117,269           --               --
 of ALT

----------
   (1) Includes deferred salary earned by Dr. Aslami and Mr. DeLuca. Interest accruing on deferred salary at a rate of 13% is not included. Includes warrants to purchase 27,583, 138,610 and 40,579 shares of ALT common stock at $1.75 per share in 1994, 1993, and 1992, respectively, issued to Dr. Aslami and warrants to purchase 57,607, 88,405, and 32,084 shares of ALT common stock at $1.75 per share, in 1994, 1993, and 1992, respectively, issued to Mr. DeLuca. Such warrants were issued in connection with deferment of salary of Messrs. Aslami and DeLuca and interest accrued thereon. Also includes 2,500 shares per year of ALT common stock awarded to Dr. Aslami and Mr. DeLuca in 1995 for serving on ALT's Board of Directors. Shares of ALT common stock were valued at $2.10. Warrants for ALT stock were valued at $0.35, which represents the difference between the ALT share value of $2.10 and the ALT warrant exercise price of $1.75.

EMPLOYMENT AGREEMENTS

   The Company maintains no written employment or severance agreements with its executive officers. The Company intends to enter into non-compete agreements with Dr. Aslami, Mr. DeLuca, Mr.

Moeller, and Mr. Beecher. The loss of any of the aforementioned executive officers would have a material adverse effect on the Company. The Company intends to apply for key-man life insurance policies on each of its executive officers with the Company as the sole beneficiary.

COMMITTEES OF THE BOARD

   The Company intends to establish an audit committee, an executive committee, and a compensation committee. The Company does not have a nominating committee. The functions of those committees currently are performed by the Board as a whole.

STOCK OPTIONS

   The Board of Directors grants options to purchase Common Stock to directors, officers and employees of the Company. The Company has no formal stock option plan. ALT maintained a stock option plan prior to its acquisition by the Company (the "ALT Acquisition"). The Company intends to adopt a formal Employee Stock Option Plan.

                     AGGREGATED OPTION EXERCISES IN 1995
                    AND OPTION VALUE AT DECEMBER 31, 1995

   The following table sets forth information related to options exercised during 1995 by the Company's Chief Executive Officer and by each of the Company's other three most highly compensated executive officers and the number and value of options held at December 31, 1995 by such individuals.



                                                     NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                                                          OPTIONS AT               IN-THE-MONEY OPTIONS AT
                         SHARES                        DECEMBER 31, 1995               DECEMBER 31, 1995
                        ACQUIRED       VALUE     ------------------------------ -------------------------------
       NAME           ON EXERCISE     REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------  --------------- ----------- -------------- ---------------- -------------- ----------------
Mohd A. Aslami ...         --              --        60,913           --             $124,872         --
Charles DeLuca ...         --              --        46,050           --                9,375         --
Michael J.
Beecher...........         --              --        64,248           --              181,118         --
Hans F.W.
Moeller...........         --              --        88,235           --              197,381         --


   There were no options granted and no exercises of Company stock options for the years ended December 31, 1995 and 1994 by the Chief Executive Officer and any of the other three most highly compensated executive officers of the Company.

DIRECTORS' COMPENSATION

   During 1995 and 1994, the Company's directors received no compensation for serving as directors, other than reimbursement for expenses. For each of 1992, 1993, 1994 and 1995, ALT's directors were granted in 1995, 2,500 shares of ALT common stock for serving as directors of ALT. The Company intends to adopt a compensation plan for its non-employee directors.

                             CERTAIN TRANSACTIONS

FORMATION OF THE COMPANY

   The Company was organized under the laws of the State of Nevada in November 1993 by Mohd Aslami, Charles DeLuca, Gregory Perry and ALT. Dr. Aslami contributed $96,667 in services and cash in exchange for 5,914,883 shares. Mr. DeLuca contributed $50,000 in cash in exchange for 2,957,443 shares. Mr. Perry assigned a patent to the Company, valued at $60,000, and received 3,671,307 shares. ALT contributed $60,000 worth of services in exchange for 3,671,307 shares. See "Business -- Patents."

DEALINGS WITH SICO

   In June 1994, FiberCore Jena entered into a six year capital lease for equipment in Germany with Sico, in exchange for 2,221,141 shares of Common Stock issuable to Sico or a designee thereof. Walter Nadrag, managing director and owner of a majority stock interest in Sico, became managing director of FiberCore Jena and was designated by Sico to hold the 2,221,141 shares of Common Stock. In August 1995, Sico and the Company amended the agreement, and the Company agreed to pay Sico DM 3,775,200 (approximately $2,420,000) for such assets in 24 quarterly installments (plus 15% refundable value added tax). In turn, Sico and Mr. Nadrag agreed to the cancellation of all shares of Common Stock previously issued to them.

   In January 1996, the parties entered into a new agreement whereby the installment debt was eliminated, Sico retained the 2,221,141 shares, the Company retained the right, title and interest to all equipment and agreed to register the shares as soon as practicable. Mr. Nadrag resigned as Managing Director of FiberCore Jena in November 1995 at which time Mr. Hans Moeller was appointed as the new Managing Director of FiberCore Jena. Mr. Nadrag continues to serve as a consultant to FiberCore Jena on an as needed basis at an equivalent half-time monthly salary of DM 3,000. Pursuant to its agreements with Sico, the Company has the right and title to all Sico patents and expertise developed or owned by Sico relating to fiber optics. See "Business -- Patents."

   Since June 1994, FiberCore Jena has leased its office building in Germany from Sico. The lease payment is fixed for the initial term of the lease (which expires on June 30, 2000) at DM 51,376 per month (approximately $34,000). See "Business -- Properties." Sico is also a reseller customer of the Company. In 1995 and the first nine months of 1996, Sico accounted for approximately 10% and less than 1%, respectively, of Company total sales.

DEALINGS WITH ROYLE

   In November 1993, Jack Ramsey, the President of Royle, purchased 1,529,710 shares of Common Stock from the Company for $50,000. In July 1994, Royle subscribed for 458,913 shares of Common Stock and Warrants to purchase 229,457 shares of Common Stock at an exercise price of $1.31. The aggregate price paid by Royle was $500,000. The Company deposited $500,000 with Royle toward the purchase of up to $1,400,000 million of equipment used in the manufacture and testing of optical fiber. The Company, due to the acquisition of the Jena Facility and delays in raising capital for a facility in the United States, had to cancel the purchase order with Royle. Royle then returned the subscribed shares and Warrants, and cancelled its subscription for such securities.


   In June 1994, the Company entered into the Royle Cooperation Agreement to present joint proposals to sell fiber and preform with Royle. The Royle Cooperation Agreement was amended in November 1995, to eliminate commissions paid to each other and to establish guidelines for both companies entering into joint venture agreements. In October 1995, Royle, the Company and MEOFC entered into the Mideast JV Agreement, whereby each acquired an interest in the JV Company, a company which intends to produce optical fiber and optical fiber cable both inside and outside of Saudi Arabia. Gregory Perry, a current shareholder and former director of the Company, is the Director of Fiber Technology at Royle. See "Business -- Joint Marketing Agreements."

DEALINGS WITH TECHMAN

   Since 1995, the Company has maintained a working relationship with Techman, a technology management company headquartered in Massachusetts since 1982. Dr. M. Mahmud Awan, the President and sole shareholder of Techman, is a director of the Company. Techman specializes in sales of fiber optic products and telecommunication systems. It has served as an international sales distributor for SpecTran Corporation, Raytheon Company, GTE, Satellite Transmission Systems, Inc., California Microwave, Inc., SeaBeam Instruments, Channel Technologies, Inc., and several other European and United States based multinationals. Techman developed the first wireless Local Area Network ("LAN") in 1984 based on its proprietary modem design before selling the technology to a local manufacturer. Techman has offices in Charlton and East Brookfield, Massachusetts, Karachi, Lahore, and Islamabad, Pakistan and Muscat, Oman.

   On November 1, 1995, the Company entered into an International Distributor Agreement with Techman to market the Company's products worldwide. Techman agreed to receive customary sales commissions in the form of Warrants exercisable into 1,000,000 shares of Common Stock to be issued to Techman for sales of the Company's products up to $200,000,000 of the Company's products. Such shares will be issued upon receipt of the proceeds of any such sales. Based on Techman's efforts, in June 1996, ALT was awarded a contract through an International Tender from Pakistan Telecom for a test of its FOCMS with revenues of approximately $153,000. Under this agreement, ALT is responsible for installing a fiber optic cable monitoring system in the Northern region of Pakistan. If the test is successful, the Company believes that ALT may receive orders to install additional FOCMS.

   Pursuant to the Techman Share Purchase Agreement dated January 11, 1996, Techman agreed to purchase 734,260 shares of Common Stock and Warrants exercisable into 550,696 shares of Common Stock at $1.63 per share and the Company agreed to issue an additional 312,061 shares of Common Stock to Techman upon (i) the formation of FOI, in which the Company would hold a 30% ownership interest, and (ii) the delivery of a supply agreement between FOI and the Company. Between February and September 1996, the Company issued at the request of Techman, 575,477 shares of Common Stock to Dr. Awan. Of this amount, 403,843 shares were issued on payment of $550,000 and 171,634 shares were issued in conjunction with the formation of FOI. Subsequent to September 1996, an additional 470,844 shares of Common Stock (representing the balance of shares to be issued under the Techman share Purchase Agreement) were issued to Dr. Awan in exchange for a payment of $450,000 and delivery by Techman of a twenty year supply agreement between the Company and FOI which management believes could generate revenues of up to approximately $93,000,000 over five years, although there can be no assurance. The $450,000 was invested by the Company in FOI as an additional capital contribution (along with ratable additional capital contributions by FOI's other shareholders). The Company maintains a 30% ownership interest in FOI.

   FOI, a company incorporated in Islamabad under the laws of Pakistan, was formed to manufacture optical fiber products in Pakistan, and is in the process of raising capital to fund the construction of a manufacturing facility. Since its inception in June 1995, FOI has been funded primarily by Techman. FOI has contracted with First Capital Securities Corporation Limited to arrange for listing of FOI on the Karachi Stock Exchange.

   In addition, FOI has a 25% ownership interest in Oman Fiber Optic Company ("OFOC"), a company listed on Muskat Stock Exchange. The other founders of OFOC include, General Telephone Organization, the Omani Government Telephone Company, and Oman/Emirates Investment Holding Company, a joint venture funded by the Royal Governments of Oman and the United Arab Emirates.

DEALINGS WITH AMP

   In April 1995, the Company issued the AMP Note, which is a ten year $5,000,000 convertible note, to AMP, a company listed on the New York Stock Exchange and a manufacturer of electrical and optical connection devices, systems and other equipment including fiber optic cable. Principal of the AMP Note plus accrued interest at a rate of LIBOR plus one percent may be converted into Common Stock through April 17, 2005. Until April 17, 2000, the conversion price is $1.16 per share; thereafter the conversion price is equal to the price per share paid by a third party investor in the private sale of Common Stock immediately prior to such conversion. The AMP Note is subject to prepayment on demand in the event the Company is the issuer of securities to be sold by the Company under an effective registration statement. Since this prospectus does not contemplate the sale and issuance of new securities by the Company, other than the Underlying Shares, the registration of the Common Stock and Underlying Shares hereunder will not trigger the prepayment provision under the AMP Note.


   In July 1996, AMP entered into a five year supply contract (renewable at AMP's option for an additional five year period) with the Company whereby the Company will supply AMP with at least 50% of AMP's future glass optical fiber needs. On November 27, 1996 the Company obtained an additional $3,000,000 loan at an interest rate of prime plus 1%, adjustable on the first business day of each calendar quarter, from AMP to fund the expansion of the Jena Facility, in exchange for a ten year note and $2,000,000 of common stock purchase warrants exercisable for up to 1,382,648 shares of Common Stock at $1.45 and expiring on November 27, 2001. In connection with the new AMP loan and the expansion of the Jena Facility, the Company has been awarded a grant from the German government of approximately $2,700,000 and has received a loan from Berliner Bank of approximately $5,100,000. AMP also converted $3,000,000 plus $540,985 of accrued interest on the AMP Note into 3,058,833 shares of Common Stock. In connection with the new loan from AMP, the Company agreed to issue AMP additional shares of Common Stock in the event the Company's share price does not exceed $1.74 for 30 consecutive trading days by November 27, 1998. The issuance of additional shares under the new AMP loan would have a dilutive effect on the Company's other shareholders and could adversely affect the market price of the Common Stock.


ASLAMI AND DELUCA GUARANTEES

   In 1991, Allied acquired the assets and assumed certain liabilities of a corporation which had filed for bankruptcy protection under Title 11 of the United States Code. One of the assumed liabilities was a loan held by Lafayette American National Bank ("Lafayette") in the original amount of $750,000. The loan bears interest at the prime rate plus 1% per year and matures in June 1999. The current outstanding balance is $538,450. As a condition of the loan assumption, in March 1991, Lafayette obtained the guarantees of ALT and Messrs. Aslami and DeLuca, which guarantees were in addition to the initial loan guarantees Lafayette already had obtained from other persons. Dr. Aslami and Mr. DeLuca each guaranteed $150,000. Before Lafayette can commence commencing proceedings to enforce the guarantee against ALT and Messrs. Aslami and DeLuca, Lafayette must first take all reasonable steps to realize upon the assets of Allied and the security of the initial guarantors. As compensation for their guarantees Messrs. Aslami and DeLuca each received warrants to purchase 25,000 shares of ALT common stock at $1.75 per share. These warrants were converted into ALT common stock immediately prior to the acquisition of ALT Acquisition in September 1995.

   In 1992, Messrs. Aslami and DeLuca guaranteed a $250,000 loan to Allied from a Connecticut governmental agency. The current loan balance is $172,000. The loan bears interest at 7% per year and matures in November 1999. As consideration for their guarantees, Messrs. Aslami and DeLuca each received warrants to purchase 62,500 shares of common stock of ALT at $1.75 per share. These warrants were converted into ALT stock immediately prior to the ALT Acquisition.

DEFERRED COMPENSATION

   Since 1987, Messrs. Aslami and DeLuca have agreed to defer portions of their salaries from ALT. Interest accrued on such deferred salaries at a rate of 13% through June 1994, and at a rate of 8 3/4% through August 1995. In addition, through June 1994, for each dollar of deferred salary and accrued interest, Messrs. Aslami and DeLuca were each granted warrants to purchase 0.767 shares of ALT common stock exercisable at $1.75 per share. These loans and warrants were converted into ALT common stock immediately prior to the ALT Acquisition.

   Since 1989, One Financial Group Incorporated ("OFG") has provided financial services to ALT and since the third quarter of 1995, to ALT and the Company. In 1992, 1993, 1994 and from January 1, 1995 to June 30, 1995, OFG's services were billed at $66,750, $13,775, $24,350, and $20,825, respectively.

For the period July 1, 1995 through June 30, 1996, OFG billed the Company $60,530 for services including expenses. Payment of such bills was deferred. Interest accrued thereon at a rate of 13% through June 1994 and at a rate of 8 3/4 % through August 1995. In addition, through June 1994, for each dollar of deferred payment and interest accrued thereon, OFG was granted warrants to purchase 0.767 shares of ALT common stock at a price of $1.75 per share. All such deferred amounts, including interest accruing thereon and warrants were converted into shares of ALT common stock immediately prior to the ALT Acquisition. Steven Phillips, a director of ALT since 1989 and a director of the Company, is a director, majority stockholder and President of OFG.

LOANS

THE COMPANY

   In February 1995, Dr. Aslami, Zaid Siddig, currently a director of the Company, and Royle loaned $110,000 to the Company, at an interest rate of 2% over prime. In connection with such loans, each lender received 41,667 shares of Common Stock. These loans were repaid in April 1995.

   On July 1, 1996, the Company borrowed $500,000 under two loan agreements from the spouses of Dr. Aslami and Mr. DeLuca. The loans are in the amount of $250,000 each and bear interest at the prime rate plus one percent (currently 9.25%), and are due on June 30, 1999. In conjunction with the loans each lender received warrants to purchase 115,220 shares of Common Stock at the rate of $1.81 per share. The warrants expire on July 31, 2001.

ALT

   In May 1991 and August 1991, Hedayat Amin-Arsala, a director of ALT, loaned $150,000 and $120,000 to ALT, respectively. These loans were convertible at $1.50 per share of ALT common stock and bore interest at the rate of 12% per annum. Through September 30, 1995, for every dollar of principal and accrued interest on such loans, Mr. Amin-Arsala was granted warrants to purchase one share of ALT common stock. The loans were convertible into ALT common stock at $1.50 per share through April 30, 2001. The loans and warrants were converted into shares of ALT common stock immediately prior to the ALT Acquisition. See "-- The ALT Acquisition."

   In September 1991, Mohd Aslami, Charles DeLuca and OFG each loaned Allied, a subsidiary of ALT, $25,000. They each earned interest of $1,700 and warrants of 2,672 on such loan through March 1992. In April 1992, ALT substituted its notes, each in the amount of $25,000, for Allied notes. In conjunction with the notes and interest accruing thereon through June 1994, each of Dr. Aslami, Mr. DeLuca, and One Financial Group, Inc. received warrants to purchase 16,319 shares of ALT common stock at an exercise price of $2.00 per share. The loans bore interest at a rate of 12% until June 1994, at which time the rate was reduced to 8 3/4%. All such deferred amounts, including interest accruing thereon, and warrants were converted into shares of ALT common stock immediately prior to the ALT Acquisition. See "-- The ALT Acquisition."

   In January 1992, Messrs. Aslami and DeLuca each loaned $30,000 to ALT. In conjunction with the loans and interest accruing thereon through June 1994, each of Messrs. Aslami and DeLuca received 20,063 warrants to purchase ALT common stock at an exercise price of $2.00. The loans bore interest at a rate of 12% until June 1994, at which time the rate was reduced to 8 3/4%. These loans were convertible into ALT common stock at $2.00 per share through July 1993 and the loans and warrants were converted into shares of ALT common stock immediately prior to the ALT Acquisition. See "-- The ALT Acquisition."

   In February 1992, Mr. Siddig, loaned $100,000 to ALT at an interest rate of 12%. Such loan was convertible into ALT common stock at $2.00 per share through July 31, 1993. Through June 1994, for every dollar of principal and accrued interest on such loans he was granted warrants to purchase 0.66 shares of common stock. One of the loans was convertible into shares of ALT common stock at $2.00 per share through July 31, 1993 and the loans and warrants were converted into shares of ALT common stock immediately prior to the ALT Acquisition. See "-- The ALT Acquisition."

   In addition to the above, prior to December 1990, officers and directors of ALT loaned to ALT funds and/or deferred their compensation and were granted warrants in conjunction with such loans and deferred compensation. Through June 30, 1994, for every dollar of principal and accrued interest on such loans such persons were granted warrants to purchase a certain number of shares of common stock. These loans, and warrants were converted into shares of ALT common stock immediately prior to the ALT Acquisition. See "Management -- Deferred Compensation."

   The following table sets forth the number of shares of ALT common stock issued upon conversion of the above loans, and the number of shares of the Company for which the ALT shares were exchanged in conjunction with the ALT acquisition.

                                                NUMBER OF       NUMBER OF
                         AMOUNT     ACCRUED   SHARES OF ALT     SHARES OF
     DESCRIPTION         OF LOAN   INTEREST    COMMON STOCK    THE COMPANY
---------------------  ---------- ---------- --------------- --------------
M. Aslami:
 Loan - Sept. 1991...    25,000     11,144      19,666          20,646
 Loan - Jan. 1992....    30,000     14,435      23,982          25,177
                       ---------- ---------- --------------- --------------
                       $ 55,000     25,579      43,648          45,823
C. DeLuca:
 Loan - Sept. 1991...    25,000     11,144      19,666          20,646
 Loan - Jan. 1992....    30,000     14,435      23,982          25,177
                       ---------- ---------- --------------- --------------
                       $ 55,000     25,579      43,648          45,823
 One Financial Group:
 Loan - Sept. 1991...  $ 25,000     11,144      19,666          20,646
                       ---------- ---------- --------------- --------------
                       $ 25,000     11,144      19,666          20,646
 Hedayat Amin-Arsala:
 Loan - May 1991.....   150,000     60,071     198,448         208,334
 Loan - Aug. 1991....   120,000     35,050     149,788         157,250
                       ---------- ---------- --------------- --------------
                       $270,000     95,121     348,236         365,584
Zaid Siddig:
 Loan - Feb. 1992....   100,000     29,208      88,401          92,805
                       ---------- ---------- --------------- --------------
                       $100,000     29,208      88,401          92,805


CONSULTING

   Mr. Phillips continues to be a consultant to ALT and the Company without a formal agreement, but the Company and Mr. Phillips intend to enter into such an agreement. The Company anticipates that the agreement will provide that Mr. Phillips will serve as a senior financial advisor to the Company for a term of one year, renewable at the Company's option. Mr. Phillips will be paid a retainer of $60,000 per year payable in monthly installments of $5,000, based on an hourly rate of $185 per hour. The retainer will be adjusted quarterly based on actual hours of service. For the nine months through September 1996, Mr. Phillips' fee was $49,380, including expenses.

   Since June 1995, Techman has been providing technology consulting services to the Company at a fee of $3,000 per month. Mr. Awan, a director of the Company, is President and sole shareholder of Techman.

THE ALT ACQUISITION

   In 1994, ALT entered into a restructuring plan with certain debt holders and warrant holders whereby they agreed to convert their debts and warrants into shares of ALT, upon the consummation of a transaction with a strategic partner. On September 18, 1995, ALT Merger Co., a wholly-owned subsidiary of the Company, merged into ALT. Each shareholder of ALT received approximately 1.0498 shares of Common Stock in exchange for each outstanding share of ALT common stock. Approximately 8.4 million shares of ALT common stock were converted into an aggregate of 8.8 million shares of Common Stock. Approximately 3.7 million shares of Common Stock held by ALT were canceled.

   The following table sets forth the holdings of Messrs. Aslami, DeLuca, Perry, Siddig, Ramsey, Phillips, and Arsala in ALT and the Company, immediately before the ALT Acquisition and such persons' holdings in the Company immediately after the ALT Acquisition.

                                             BENEFICIAL OWNERSHIP    BENEFICIAL OWNERSHIP
                      BENEFICIAL OWNERSHIP      IN THE COMPANY         IN THE COMPANY
                       IN ALT IMMEDIATELY         IMMEDIATELY            IMMEDIATELY
                           BEFORE ALT             BEFORE ALT              AFTER ALT
                           ACQUISITION            ACQUISITION            ACQUISITION
                      --------------------   --------------------   ---------------------
                         SHARES       %         SHARES       %         SHARES       %
                      ---------   --------    --------- ------- --  ----------  -------
Mohd A. Aslami .....  1,488,932    17.7      6,031,141    23.8      7,594,250    24.9
Charles DeLuca .....  1,602,865    19.1      2,947,443    11.7      4,640,158    15.2
Gregory Perry ......        -0-       0      3,597,881    14.2      3,597,881    11.8
Zaid Siddig ........    417,942     5.0        152,972     0.6        591,735     1.9
Jack Ramsey ........        -0-       0      1,682,685     6.6      1,682,685     5.5
Steven Phillips  ...    766,375     9.1            -0-       0        804,553     2.6
Hedayat Amin-Arsala     559,519     6.7        183,565     0.7        770,957     2.5


   Pursuant to a restructuring plan agreed to in 1994, immediately prior to the ALT Acquisition, more than 98% and 90% of ALT debt and warrants, respectively, were converted by their holders into shares of ALT common stock. Loans, other than loans arising from deferred compensation, were converted into shares of ALT common stock pursuant to each lender's loan agreement or at the exercise price of the warrants issued in conjunction with the loans less $0.05. Loans arising from deferred compensation were converted at $1.25 per share. The exercise price of all warrants exercisable at $2.00 per share was reduced to $1.75 per share, except for warrants held by Messrs. Aslami and DeLuca and OFG. Warrants were valued at the value set for ALT shares ($2.10) less the exercise price of each such warrant. For example, a warrant to purchase one share of ALT common stock with an exercise price of $1.75 was valued at $0.35. Shares of common stock of ALT were purchased to the extent of such warrant value. In consideration for all past due loans, the percentage of warrants each lender was entitled to receive was increased by 25%.

THE ALLIED DISTRIBUTION

   In 1995, ALT transferred its shares in its wholly-owned Allied subsidiary to Allied Controls Holdings, LLC (the "LLC"). ALT also assigned certain notes issued  by  Allied  to  the  LLC.  ALT  distributed  interests  in  the  LLC  to shareholders and placed interests in the LLC in trust for certain warrant holders and option holders pursuant to the terms of their respective instruments, payable upon exercise of such instruments. As a result of the distribution, Messrs. Aslami, DeLuca, Siddig, Phillips and Arsala beneficially own 17.7%, 19.1%, 5%, 9.1% and 6.7% of the LLC, respectively.


FUTURE TRANSACTIONS

   In the determination of the Board of Directors, all past transactions with officers, directors and 5% shareholders of the Company were, and all future transactions with such individuals will be, on terms no less favorable to the Company than could be obtained from third parties.

   The Company will not grant options in excess of 15% of the outstanding shares as of the date of this Prospectus for a one year period following the date of this Prospectus. The Company will not grant non-qualified stock options with an exercise price of less than 85% percent of the fair market value of the Common Stock on the date of the grant.

                          PRINCIPAL SECURITYHOLDERS

   The following table sets forth certain information regarding the ownership of the Common Stock as of November 22, 1996 to reflect the sale of shares of all Common Stock and Underlying Shares offered hereby, with respect to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each executive officer named in the Executive Compensation Table, (iii) each director of the Company and (iv) all the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned.

                         NAME
                          AND                               SHARES           %
                    ADDRESSES (1)                           OWNED         OWNED
                    -------------                       --------------    ------
Mohd Aslami...........................................   7,510,109 (2)    18.1
Charles DeLuca........................................   4,499,055 (3)    10.8
Gregory A. Perry......................................   3,597,881 (4)     8.7
Steven Phillips.......................................     846,299 (5)     2.0
Zaid Siddig...........................................     591,735 (6)     1.4
M. Mahmud Awan........................................   2,597,017 (7)     6.3
Hans F.W. Moeller.....................................      88,235 (8)     0.2
AMP Incorporated .....................................   4,747,678 (9)    11.4
Sico Jena Quarzchemelze GmbH..........................   2,221,141         5.3
Michael J. Beecher....................................      64,248(10)     0.2
All directors and executive officers as a group (7
  persons)............................................  16,196,698        39.0%

----------

(1) The addresses of the persons and entities named in this table are as follows: Messrs. Aslami, DeLuca, Perry, Siddig, Beecher, Moeller, Ramsey, Awan, and the Ariana Trust c/o the Company, P.O. Box 206, 174 Charlton
     Road, Sturbridge, MA. 01566; AMP Incorporated, 470 Friendship Road, Harrisburg, PA 17105; and Sico Quarzchemelze Jena Gmbh, Goscheweitzer Str. 20 07745, Jena, Germany.

(2) Includes 157,473 shares held by Dr. Aslami's wife, 425,085 shares held by Dr. Aslami's children, 1,998,589 and 608,914 shares held respectively by the Ariana Trust and the Kabul Foundation, trusts of which Dr. Aslami's wife is trustee and of which Dr. Aslami's children are beneficiaries, and 284,860 shares held by the Raja Foundation, a trust of which Dr. Aslami's wife and Mr. DeLuca's wife are trustees and of which various organizations and family members are beneficiaries. Dr. Aslami disclaims beneficial ownership of all such shares. Also includes 60,018 currently exerciseable options.

(3) Includes 1,395,097 shares held by Elizabeth DeLuca, Mr. DeLuca's wife, 347,715 shares held by Mr. DeLuca's children, 608,914 shares held by the Dawn Foundation, a trust of which Mrs. DeLuca is trustee and of which Mr. DeLuca's children are beneficiaries, and 174,053 shares held by the Raja Foundation, a trust of which Dr. Aslami's wife and Mr. DeLuca's wife are trustees and of which various organizations and family members are beneficiaries. Mr. DeLuca disclaims beneficial ownership of all such shares. Also includes 46,050 currently exercisable options.

(4) Includes 1,358,384 shares held by Beth Perry, Mr. Perry's wife, and 146,852 shares held by Mr. Perry's children. Mr. Perry disclaims beneficial ownership of all such shares.

(5) Include 41,746 currently exercisable options issued to One Financial Group Incorporated.

(6)  Mr. Siddig is the uncle of Dr. Aslami's wife.

(7) Includes shares issuable to Techman or its designee upon exercise of Warrants (550,696), and shares (1,000,000) to be issued on exercise of Warrants ratably as commissions on Company sales up to $200 million.

(8)  Includes 88,235 currently exercisable options.

(9)  Includes shares into which the AMP Note is convertible at $1.16 per share.

(10) Includes 64,248 currently exercisable options.

                           SELLING SECURITYHOLDERS


   The following table sets forth certain information regarding beneficial ownership of the Common Stock as of November 22, 1996 by each Selling Securityholder, as adjusted to reflect the sale by each Selling Securityholder of the Common Stock, from time to time, and assumes the exercise or conversion of all Convertible Securities. All shares owned, or which may be acquired, by the Selling Securityholders are sold to the public by means of this Prospectus. Ownership percentages of less than one percent are depicted by an asterisk. Except as set forth in the footnotes to the table, the Company believes that each Selling Securityholder has sole voting power and investment power with respect to the shares of Common Stock indicated.

                                                               BEFORE OFFERING        AFTER OFFERING
                                                          ------------------------- ------------------
                                                               AMOUNT      PERCENT   AMOUNT   PERCENT
                                                          --------------- --------- -------- ---------
Mohd Aslami, Chairman, Chief Executive Officer and
Director................................................  7,510,109 (1)   18.1%         --       --
Charles DeLuca, Executive Vice President, Secretary and
Director and General Manager of ALT ....................  4,499,055 (2)   10.8%         --       --
M. Mahmud Awan, Director................................  2,597,017 (3)    6.3%         --       --
Hans Moeller, Director and Managing Director of
FiberCore Jena .........................................     88,235 (4)    0.2          --       --
Steven Phillips, Director...............................    846,299 (5)    2.0%         --       --
Zaid Siddig, Director...................................    591,735 (6)    1.4%         --       --
Michael Beecher, Chief Financial Officer................     64,248 (7)    0.2%         --       --
H. Amin-Arsala, Director of ALT.........................  1,114,642 (8)    2.7%         --       --
AMP Incorporated........................................  4,747,678 (9)   11.4          --       --
PEBCO, Inc..............................................  1,636,298(10)    3.9%         --       --
Gregory A. Perry........................................  3,597,881(11)    8.7%         --       --
Jack Ramsey.............................................  1,682,685(12)    4.1%         --       --
Abed, Sofia.............................................      8,315          *
Achin, Ron..............................................      6,582          *          --       --
Albany Venture Group....................................    272,103          *          --       --
Alpert, Jay.............................................     72,404          *          --       --
Anderson, Ron...........................................      5,249          *          --       --
Andre, Maurick & Brenda.................................      5,218          *          --       --
Arayesh, Mohammad.......................................     20,996          *          --       --
Arsala, Betsy...........................................     10,499          *          --       --
Aslami, Fraidoon........................................     49,852(13)      *          --       --
Aslami, Qasim...........................................    241,156(14)      *          --       --
Aubi, Mohammad..........................................      2,205          *          --       --
Ayoubi, Amanollah.......................................     45,891          *          --       --
Bekesi, Erika...........................................      6,700          *
Benjamin, G.............................................     12,850          *          --       --
Benoit, Ronald .........................................     79,748(15)      *          --       --
Bichum, Anthony.........................................      3,671          *          --       --
Bonanno, Salvatoro......................................     25,237          *          --       --
Cagatay, Hafiz..........................................     29,336          *          --       --
Cagatay, Hafizula.......................................     11,014          *          --       --
Camelot Investments ....................................     68,837          *          --       --
Cannistraci, Anthony....................................     51,933          *          --       --
Caprera, John...........................................     12,073          *          --       --
Carlin, Jeffrey ........................................     20,188          *          --       --
Chamberlain, John.......................................     10,498          *          --       --
Chapman, John...........................................     31,495          *          --       --
Chisson, J..............................................      3,671          *          --       --
Ciesla Associates.......................................     36,713          *          --       --
Ciesla Construction Corp................................     18,357          *          --       --
Clark, Kevin............................................     32,100          *
Coleman & Rhine LLP ....................................     73,426(16)      *          --       --
Connecticut Development Authority (CDA).................    142,540(17)      *          --       --
Connecticut Innovations, Inc. (CII).....................    111,462(18)      *          --       --
Damen, William..........................................      2,096          *          --       --
Davenport, D............................................      1,836          *          --       --
Dean, R.................................................     36,713          *          --       --
DeLoreto, Mario.........................................     73,426          *          --       --
DeLuca, M & C ..........................................      2,205(19)      *          --       --
Dill, Sheldon...........................................      3,149          *          --       --
Doucette, R.............................................      7,342          *          --       --
Dow, Cynthia ...........................................      7,390(20)      *          --       --
Drew, Robert............................................     21,025          *          --       --

                                       45

                                                               BEFORE OFFERING        AFTER OFFERING
                                                          ------------------------- ------------------
                                                               AMOUNT      PERCENT   AMOUNT   PERCENT
                                                          --------------- --------- -------- ---------
Duchaine, Raymond.......................................    2,100           *         --       --
Duda, Pat...............................................   15,747           *         --       --
Dyck, Victor & Lydia....................................   10,498           *         --       --
Earnest, Alice .........................................   61,162(21)       *         --       --
Eggert, Abida...........................................    2,310           *         --       --
Eoll, Christopher.......................................    3,149           *         --       --
Flood, John.............................................   68,837           *         --       --
Frenzel, James..........................................   70,430           *         --       --
Fugitive Holding........................................    1,700           *         --       --
Gianaris, Paul..........................................    3,671           *         --       --
Gianaris, Zachary.......................................    3,671           *         --       --
Giardano, Richard.......................................   25,237           *         --       --
Glickman, Eleanor.......................................   36,713           *         --       --
Glickman, J.............................................    7,343           *         --       --
Global Money Management Corp............................  344,185           *         --       --
Handy, Roland...........................................    1,260           *         --       --
Harris, Bernard.........................................   44,427           *         --       --
Hillis, Paul............................................    3,149           *         --       --
Hunt, Peter & Ann.......................................    9,102           *         --       --
Ingraham, Ronwyn........................................    3,499           *         --       --
Jackle, Jack............................................    3,149           *         --       --
Jaeger, Frank...........................................   10,498           *         --       --
Jalil, Abdul............................................   68,628           *         --       --
James Money Management, Inc.............................  677,764(22)     1.6         --       --
Jensen, M.L.............................................    7,863           *         --       --
Kampf, Andrew...........................................   31,495           *         --       --
Kanter, Arlene..........................................   31,190           *         --       --
Khatua, H...............................................   10,498           *         --       --
Keedwell, Rodney........................................    5,249           *         --       --
Khaki, Mansour..........................................  220,279(23)       *         --       --
Khatau, Bharatt.........................................   76,007(24)       *         --       --
Khodadad, F.............................................   10,498           *         --       --
Khybery, Kassem.........................................   55,070           *         --       --
Krebs, William..........................................   68,837           *         --       --
Kusunoki, Alan..........................................   36,713           *         --       --
Lai, Richard ...........................................  137,674           *         --       --
Lambert, Alfred ........................................   10,498           *         --       --
Laurion, Arthur ........................................   71,357(25)       *         --       --
Lavellee, Ronald .......................................  139,004(26)       *         --       --
Lees, B. ...............................................    3,175           *         --       --
Lees, T. ...............................................    9,178           *         --       --
Leyden, Lloyd ..........................................    3,932           *         --       --
Looney, R...............................................    7,342           *         --       --
Lowenstern, Carl........................................   48,012           *         --       --
Mahoney, J..............................................    5,511           *         --       --
Mainsfield, E. Blaine...................................   73,426           *         --       --
Malikyar, Jamila........................................   34,077           *         --       --
Malikyar, Malal.........................................    3,333           *
Malikyar, Tuba..........................................    9,667           *
Mangual, C..............................................   18,357           *         --       --
Markowicz, Victor.......................................  344,185           *         --       --
Mastellone, Edward......................................  137,674           *         --       --
Mattison, John .........................................  215,060(27)       *         --       --
Mayernick, F.C..........................................    2,100           *         --       --
McDermid, Embrer........................................    5,626           *         --       --
McDermid, Rodney........................................    5,626           *         --       --
MacKirdy, J.............................................    7,342           *         --       --
Magida, N...............................................   26,542           *         --       --
Marinilli, A............................................   36,713           *         --       --
Maziello, W.............................................   36,713           *         --       --
McNaughton, Paul........................................   23,923           *         --       --
McNulty, Dale...........................................   68,837           *         --       --
Miller, Bruce...........................................    3,149           *         --       --
Miller, Gary............................................   10,498           *         --       --
Moisan, Bernard.........................................   15,675           *         --       --
Morales, Ruth...........................................    3,499           *         --       --
Morgan and Evans........................................   83,985           *         --       --
Morrison, M.............................................   11,014           *         --       --
MS Trading Company......................................   20,000           *
Muenchmeyer, G..........................................    3,671           *         --       --

                                       46

                                                               BEFORE OFFERING        AFTER OFFERING
                                                          ------------------------- ------------------
                                                               AMOUNT      PERCENT   AMOUNT   PERCENT
                                                          --------------- --------- -------- ---------
Muir, Ted...............................................      2,625         *         --       --
Munab Investments Limited...............................  1,615,375(28)   3.9         --       --
Nasir, Sayed............................................    246,422         *         --       --
Nava, K.................................................      3,671         *         --       --
Nieves, Margarat and Santos.............................     20,000         *
Norscan Instruments, Ltd................................    123,360         *         --       --
O'Connor, Lawrence .....................................     15,747         *         --       --
Osman, Ghulam...........................................     24,966         *         --       --
Pilch, Denis............................................      5,249         *         --       --
Pinney, Selby J.........................................      5,249         *         --       --
Pitcher, Charles........................................      3,149         *         --       --
Porosoff, Melvin........................................     30,282         *         --       --
Prouty, Daniel..........................................     15,288(29)     *         --       --
Quinn, Lorne............................................      6,998         *         --       --
Rahim, Abdul............................................     15,000         *
Rashidi, Abdul..........................................     13,000         *
Rastgooy, Homa..........................................     32,394         *         --       --
Rastgooy, Mahmood.......................................     10,498         *         --       --
Rauf, A.................................................     52,491         *         --       --
Richards, Donald........................................      1,050         *         --       --
Riley, Christopher......................................      1,060         *         --       --
Rossmanith, Jutta.......................................     10,498         *         --       --
Russo, Thomas ..........................................     73,249         *         --       --
Safton, Richard.........................................     10,000         *
Samee, Akbar............................................     10,498         *         --       --
Samee, Dastigar.........................................      2,205         *         --       --
Samee, Tamin............................................      2,205         *         --       --
Santoro, Enrico and Ellen Beck..........................        735         *         --       --
Sarnecky, Arthur........................................      3,149         *         --       --
Scanlon, Donald ........................................     68,837         *         --       --
Schaji, Nazanine........................................      8,333         *
Schulz, Werner..........................................     10,498         *         --       --
Seal Partners...........................................     25,927         *         --       --
Sello, Kenneth..........................................      1,050         *         --       --
Seraj, Ibrahim..........................................     10,498         *         --       --
Shairzay, Abraham & Soforina............................     55,930         *         --       --
Shairzay, Homa and Bari.................................      3,333         *
Shairzay, Sabrina ......................................     73,426         *         --       --
Shairzay, Tahera........................................    154,323(30)     *         --       --
Sharif, Najib...........................................     10,333         *
Sheppard, Douglas.......................................      2,625         *         --       --
Sherzai, Abdul Bari ....................................     22,946         *         --       --
Sico Jena GmbH..........................................  2,221,141(31)   5.3         --       --
Siddig, Khaled..........................................    222,622(32)     *         --       --
Siddig, Nicolai.........................................     87,492         *         --       --
Simone, Giuseppi........................................     20,000         *
Smith, Dave.............................................     95,905         *         --       --
Smylie, Donn............................................     10,498         *         --       --
Sontag, Ken ............................................    110,231         *         --       --
Steg, Brian.............................................     16,797         *         --       --
Sudol, David............................................     20,554         *         --       --
Sutherland, William.....................................      8,399         *         --       --
Tarakai, Ashraf ........................................     15,747         *         --       --
Tehrani, Djalal.........................................     16,667         *
Tessier, Gerald.........................................      2,100         *         --       --
Thames Group............................................     23,863(33)     *         --       --
Valgardson, Norman......................................     10,498         *         --       --
Vazpaziani, J...........................................     18,357         *         --       --
Vazpaziani, P...........................................     18,357         *         --       --
Vokey, David............................................    139,146         *         --       --
Vokey, Robert ..........................................     10,498         *         --       --
Vokey, Wayne............................................     15,850         *         --       --
Von Summer, Alexander...................................     36,744         *         --       --
Votaw, Gregory..........................................      3,499         *         --       --
Warasta, A. Ghafar......................................     70,512         *         --       --
Warasta, A. Jabar.......................................      4,400         *
Warasta, Carol..........................................    110,139         *         --       --
Wardak, Khatol..........................................     15,000         *
Wattman, Malcom.........................................     73,249         *         --       --
Welles, Edward..........................................      3,499         *         --       --

                                47

                                                               BEFORE OFFERING        AFTER OFFERING
                                                          ------------------------- ------------------
                                                               AMOUNT      PERCENT   AMOUNT   PERCENT
                                                          --------------- --------- -------- ---------
Wu, Dau ................................................      84,777(34)      *       --       --
Yankoski, Murray........................................      10,492          *       --       --
Yasin, M................................................      16,136          *       --       --
Young, D................................................      11,014          *       --       --
Young, John.............................................       7,373          *       --       --
Yusof, Quyoom...........................................       2,310          *       --       --
Zheng, Carl.............................................     110,139          *       --       --
Zulfacar, Diane Mavee...................................      20,996          *       --       --
                                                          -----------     --------- ------- ---------
  Total.................................................  40,791,159      100.0%      --       --

----------

(1) Includes 157,473 shares held by Dr. Aslami's wife, 425,085 shares held by Dr.Aslami's children, 1,998,589 and 608,914 shares held respectfully by the Ariana Trust and the Kabul Foundation, trusts of which Dr. Aslami's wife is trustee and of which Dr. Aslami's children are beneficiaries and 284,860 shares held by the Raja Foundation, a trust of which Dr. Aslami's wife and Mr. DeLuca's wife are trustees and of which various organizations and family members are beneficiaries. Dr. Aslami disclaims beneficial ownership of all such shares. Also includes 60,913 currently exercisable options.
(2) Includes 1,395,097 shares held by Elizabeth DeLuca, Mr. DeLuca's wife, 357,715 shares held by Mr. DeLuca's children, 608,914 shares held by the Dawn Foundation, a trust of which Mrs. DeLuca is trustee and of which Mr. DeLuca's children are beneficiaries, and 174,053 shares held by the Raja Foundation, a trust of which Dr. Aslami's wife and Mr. DeLuca's wife are trustees and of which various organizations and family members are beneficiaries. Mr. DeLuca disclaims beneficial ownership of all such shares. Also includes 46,050 currently exercisable options.
(3) Includes shares issuable to Techman or its designees upon exercise of Warrants (550,696), and shares (1,000,000) to be issued on exercise of Warrants ratably as commissions on Company sales up to $200 million.
(4)  Includes 88,235 currently exercisable options.
(5)  Includes 41,746 currently exercisable options to One Financial Group, Inc.
(6)  Mr. Siddig is the uncle of Dr. Aslami's wife.
(7)  Includes 64,248 currently exercisable options.

(8) Includes 347,450 shares issuable on conversion of debt and exercise of warrants. Mr. Arsala is a director of ALT, and is a lender to the Company.
(9) Includes shares into which the AMP Note is convertible at $1.16 per share. AMP is a customer of and lender to the Company.
(10) Shares are held of record by nominee, and includes 43,597 currently exercisable warrants. PEBCO, Inc. acted as a broker in the private placement of shares in July 1994.
(11) Includes 1,358,384 shares held by Beth Perry, Mr. Perry's wife, and 146,852 shares held by Mr. Perry children. Mr. Perry disclaims beneficial ownership of all such shares. Mr. Perry is former director and former employer of the Company.
(12) Includes 152,972 shares held by Royle, a company controlled by Jack Ramsey. Mr. Ramsey is a former director of the Company.
(13) Mr. Fraidoan Aslami is the brother of Mohd A. Aslami
(14) Mr. Qasim Aslami is the brother of Mohd A. Aslami
(15) Mr. Benoit is a former employee of ALT.
(16) Coleman & Rhine LLP are legal counsel to the Company.
(17) CDA is a former lender to ALT. H (18) CII is a former lender to ALT.
(19) M.  DeLuca  and C.  DeLuca  are the  sister-in-law  and  brother of Charles
     DeLuca.
(20) Ms. Dow is a former employee of the Company.
(21) Ms. Earnest is a former employee of ALT.
(22) Mr. Phillips, a director of the Company, is the Chief Financial Officer of James Money Management, Inc.
(23) Mr. Khaki is an investor in MEFC.
(24) Mr. Khatau is a former consultant to the Company.
(25) Mr. Laurion is an employee of the Company.
(26) Mr. Lavellee is a former employee of ALT.
(27) Mr. Mattison is an employee of the Company.
(28) The principals of Munab Investments, Ltd are also principal investors in MEFC.
(29) Mr. Prouty is a principal in Cobra Realty Trust, the Company's landlord for it's offices in Massachusetts.
(30) Ms. Shairzay is the sister of Mohd A. Aslami.
(31) Sico is the landlord of the Jena Facility. Sico is controlled by Mr. Walter Nadrag, the former Managing Director of FiberCore Ieora.
(32) Mr. Siddig is the father-in-law of Mohd A. Aslami
(33) The principal owner of the Thames Group is the former Chief Financial Officer of the Company.
(34) Mr. Wu is an employee of the Company.

                             PLAN OF DISTRIBUTION


   All shares being offered pursuant to this resale prospectus are "restricted securities," as such term is defined in Rule 144 under the Securities Act, and the certificates evidencing such shares will bear a legend restricting their transfer under the Securities Act.

   All shares of Common Stock offered hereby are being offered directly by the Selling Securityholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Securityholders (although the Company will receive all the proceeds from the exercise or conversion of the Convertible Securities). The Selling Securityholders may sell such shares from time to time, provided a current registration statement with respect to such securities is then in effect. The distribution of shares of Common Stock offered hereby by the Selling Securityholders may be effected in one or more transactions, including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders.

   Selling Securityholders may also pledge their shares to banks, brokers or other financial institutions as security for margin loans or other financial accommodations that may be extended to such Selling Securityholders, and any such pledgee institution may similarly offer, sell and effect transactions in such shares. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus. Each Selling Securityholder (and pledgee) reserves the sole right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents.

   In order to comply with the securities laws of certain states, the shares of Common Stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Securityholders.

   The Selling Securityholders and intermediaries through whom the shares offered hereby are sold may be deemed to be "underwriters" within the meaning of the Securities Act with respect to such securities.

   Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in a distribution of securities may not simultaneously engage in market-making activities with respect to the securities for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-6, 10b-6A and 10b-7, which provisions may limit the timing of the purchases and sales of securities of the Company by the Selling Securityholders.

   The Company has agreed to pay all fees and expenses incident to the registration of the Common Stock offered hereby, except fees and expenses of counsel or other professionals or advisors, if any, to the Selling Securityholders.

                          DESCRIPTION OF SECURITIES


   The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001 ("Preferred Stock"). Immediately prior to this Offering, 35,233,250 shares of Common Stock were issued and outstanding, and no shares of Preferred Stock were issued and outstanding. Assuming all Convertible Securities are either exercised or converted, there will be 40,791,159 shares of Common Stock outstanding after the Offering.

COMMON STOCK

   The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of shareholders. There is no cumulative voting with respect to the election of directors. Accordingly, holders of a majority of the shares entitled to vote in any election of directors may elect all of the directors standing for election. Under the new AMP loan, the Company, Mohd A. Aslami, Charles DeLuca, M. Mahmud Awan and AMP entered into a Voting Agreement pursuant to which they agreed to vote together to elect a slate of directors to the Board of Directors of the Company. Such slate of directors initially consists of Mohd A. Aslami, Charles DeLuca, Hans F.W. Moeller, one nominee of AMP and three outside directors, one of whom is Dr. M. Mahmud Awan. The Voting Agreement also requires a classified and three year staggered Board of Directors.

   Subject to preferences that may be applicable to any then outstanding Preferred Stock, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock that the Company may issue in the future.

PREFERRED STOCK

   Ten million shares of Preferred Stock may be issued from time to time. The Board of Directors, without further approval of the shareholders, is authorized to issue the Preferred Stock in one or more series and to fix the rights and terms relating to dividends, conversion, voting, redemption, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of Preferred Stock which could adversely affect the voting power or other rights of holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Such actions could have the effect of discouraging bids for the Company and, thereby, preventing shareholders from receiving the maximum value for their shares. Although the Company has no present intention to issue any shares of Preferred Stock, there can be no assurance that the Company will not do so in the future. There are no outstanding shares of Preferred Stock at the present time, nor any commitments or options or other rights currently outstanding for the issuance of Preferred Stock.

NOTES


   In April 1995, the Company issued the AMP Note, a ten year $5,000,000 convertible note bearing interest at LIBOR plus one percent. Until April 17, 2000, the conversion price is $1.16 per share; thereafter until April 17, 2005, the AMP Note may still be converted but the conversion price is equal to the price per share paid by a third party investor in the private sale of Common Stock immediately prior to such conversion. AMP's right to convert the AMP Note terminates upon the issuance by the Company of its stock in a public offering, but AMP could demand prepayment of the AMP Note upon such termination of its right to convert. On November 27, 1996, AMP converted $3,000,000 of principal plus $540,985 of accrued interest on the AMP Note into 3,058,833 shares of Common Stock, leaving a balance on the AMP Note of approximately $2,000,000.

   In March 1996, the Company issued the Arsala Note, a one year, $200,000 convertible note bearing interest at 8.5%. The conversion price is $1.36 per share. The balance outstanding on this note as of November 30, 1996 is approximately $200,000.

   On November 27, 1996, the Company issued a $3,000,000 note to AMP bearing interest at the prime rate plus one percent, adjusted on the first business day of each calendar quarter.

WARRANTS

   Since its formation but prior to the Venturecap Merger, FiberCore Incorporated issued Warrants to purchase shares of Common Stock exercisable, in whole or in part, at prices ranging from $1.31 to $1.63 per share and expiring in periods ranging from April 13, 1997 through July 7, 1999. There are 745,273 shares of Common Stock issuable on exercise of the Warrants, subject to adjustment in certain circumstances, including in the event of a stock dividend, payment of a cash dividend from other than earned surplus, recapitalization, reorganization, merger or consolidation of the Company.

   In connection with the ALT Acquisition, there are two outstanding Warrants. The Warrants were issued to Morgen Evan & Associates and Ivan Mahoney, are exercisable into an aggregate of 89,496 shares of Common Stock at a weighted average exercise price of $.98 per share and each expires in 1998. These warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, payment of a cash dividend from other than earned surplus, recapitalization, reorganization, merger or consolidation of the Company.

   In connection with the MESC Share Purchase Agreement, the Company will issue MESC Warrants (the "MESC Warrants") to purchase 550,696 shares of Common Stock which are exercisable, in whole or in part, at $1.63 per share and expire on April 13, 1997. The MESC Warrants will be issued upon execution of a supply agreement. The Company is in the process of finalizing the supply agreement. The number of shares of Common Stock issuable on exercise of the MESC Warrants is subject to adjustment in certain circumstances, including in the event of a stock dividend, payment of a cash dividend from other than earned surplus, recapitalization, reorganization, merger or consolidation of the Company.

   In connection with the Techman Share Purchase Agreement between Techman and the Company, the Company issued Warrants to purchase 550,696 shares of Common Stock, which are exercisable at $1.63 per share and expire on January 11, 1998. In connection with the International Distributor Agreement between Techman and the Company, the Company issued Warrants exercisable for up to 1,000,000 shares of Common Stock, which will be released ratably as commissions for Company sales generated by Techman of up to $200,000,000, and expire upon the termination of the International Distributor Agreement. The Common Stock will be issued upon receipt by the Company of the proceeds from such sales.

OPTIONS

   Prior to the ALT Acquisition, ALT issued several options to employees pursuant to the 1987 ALT Stock Option Plan, which expire at various dates through 2005. In connection with the ALT Acquisition, all ALT employee options immediately vested and were converted into Options to purchase an aggregate of 287,860 shares of Common Stock at a weighted average exercise price of $1.49 per share.

   Prior to the Venturecap Merger, FiberCore Incorporated issued several options to employees and consultants As a result of the Venturecap Merger, these options were converted to Options to purchase 308,390 shares of the Company's Common Stock, with a weighted average exercise price of $0.12 per share.

   In addition, the Company has granted various executives options pursuant to the terms of their employment arrangements, at a weighted average exercise price of $0.49. See "Certain Transactions- Unrealized Gains on Options."

TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar for the Common Stock is Interstate Transfer Company, 10 W. Broadway, Suite 510 Salt Lake City, Utah 84301.

                                   EXPERTS

   The financial statements and schedules of the Company at December 31, 1995 and FiberCore Incorporated, a predecessor to the Company at December 31, 1994 and December 31, 1993 have been audited by Mottle McGrath Braney & Flynn, P.C., independent auditors, to the extent indicated in their report. The financial statements and schedules of ALT, as of December 31, 1994, December 31, 1993, and December 31, 1992 have been audited by Mottle McGrath Braney & Flynn, P.C. independent auditors, to the extent indicated in their report. The financial statements of Venturecap, Inc., prior to the merger of Venturecap, Inc. and FiberCore Incorporated, have been audited by Dwayne Midgley, certified public accountant. Such financial statements have been included herein in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

                                    LEGAL

   The validity of the Common Stock offered hereby will be passed upon for the Company by Coleman & Rhine LLP, 1120 Avenue of the Americas, New York, New York 10036. Coleman & Rhine LLP holds Warrants to purchase 73,426 shares of Common Stock of the Company at an exercise price of $1.31 per share. Such warrants expire on February 28, 1999.

                        INDEX TO FINANCIAL STATEMENTS
                       FIBERCORE, INC. AND PREDECESSORS

                                                                                                          PAGE
                                                                                                       ---------
 HISTORICAL (audited)
  Independent Auditors' Report.......................................................................  F-3
  Consolidated Balance Sheets at December 31, 1995 and 1994..........................................  F-4
  Consolidated Statements of Operations for the Years Ended December 31, 1995 and 1994...............  F-5
  Consolidated Statements of Changes in Stockholders' Equity for the Years Ended December 31, 1995
   and 1994..........................................................................................  F-6
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1995 and 1994...............  F-7
  Notes to Financial Statements for the Years Ended December 31, 1995 and 1994.......................  F-9
 HISTORICAL AND PRO FORMA (unaudited)
  Consolidated Balance Sheets at September 30, 1996 and 1995.........................................  F-24
  Consolidated Statements of Operations for the Nine Months Ended September 30, 1996 and 1995........  F-25
  Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 1996 and 1995........  F-26
  Notes to Consolidated Interim Financial Statements for the Nine Months Ended September 30, 1996 and
   1995..............................................................................................  F-27
  Pro Forma Consolidated Balance Sheet at September 30, 1995.........................................  F-29
  Pro Forma Consolidated Statement of Operations for the Nine Months Ended September 30, 1995........  F-30
  Notes to Pro Forma Consolidated Financial Statements for the Nine Months Ended September 30, 1995..  F-31
  Pro Forma Consolidated Balance Sheet at December 31, 1995..........................................  F-33
  Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 1995................  F-34
  Notes to Pro Forma Consolidated Financial Statement for the Year Ended December 31, 1995...........  F-35
FIBERCORE INCORPORATED
 HISTORICAL (audited)
  Independent Auditors' Report.......................................................................  F-36
  Balance Sheets at December 31, 1994 and 1993.......................................................  F-37
  Statements of Operations for the Year Ended December 31, 1994 and the Period November 5, 1993 (Date
   of Inception) to December 31, 1993................................................................  F-38
  Statements of Stockholder's Equity for the Year Ended December 31, 1994 and the Period November 5,
   1993 (Date of Inception) to December 31, 1993.....................................................  F-39
  Statements of Cash Flows for the Year Ended December 31, 1994 and the Period November 5, 1993 (Date
   of Inception) to December 31, 1993................................................................  F-40
  Notes to Financial Statements for the Years Ended December 31, 1994 and 1993.......................  F-42
AUTOMATED LIGHT TECHNOLOGIES, INC.
 HISTORICAL (audited)
  Independent Auditors' Report.......................................................................  F-51
  Balance Sheets at December 31, 1994, 1993 and 1992.................................................  F-52
  Statements of Operations for the Years Ended December 31, 1994, 1993 and 1992......................  F-53
  Statements of Stockholder's Deficiency for the Years Ended December 31, 1994, 1993 and 1992........  F-54
  Statements of Cash Flows for the Years Ended December 31, 1994, 1993 and 1992......................  F-55
  Notes to Financial Statements for the Years Ended December 31, 1994, 1993 and 1992.................  F-57

                                       F-1

                                                                                                          PAGE
                                                                                                       ---------
VENTURECAP, INC.
 HISTORICAL (audited)
  Independent Auditors' Report ......................................................................  F-65
  Balance Sheet as of April 30, 1995 and 1994 and December 31, 1993 and 1992.........................  F-66
  Statement of Operations for the Four Months Ended April 30, 1995 and 1994 and for the Years Ended
   December 31, 1993 and 1992........................................................................  F-67
  Statement of Shareholders' Equity for the Four Months Ended April 30, 1995 and for the Years Ended
   December 31, 1994, 1993, 1992, 1991 and 1990......................................................  F-68
  Statement of Cash Flows for the Four Months Ended April 30, 1995 and 1994 and for the Years Ended
   December 31, 1993 and 1992........................................................................  F-69
  Notes to Financial Statements for the Four Months Ended April 30, 1995 and the Years Ended December
   31, 1994, 1993 and 1992...........................................................................  F-70
  Independent Auditors' Report ......................................................................  F-71
  Balance Sheet as of June 30, 1995..................................................................  F-72
  Statement of Operations for the Six Months Ended June 30, 1995.....................................  F-73
  Statement of Shareholders' Equity for the Six Months Ended June 30, 1995 and the Years Ended
   December 31, 1994 and 1993........................................................................  F-74
  Statement of Cash Flows for the Six Months Ended June 30, 1995 ....................................  F-75
  Notes to Financial Statements for the Six Months Ended June 30, 1995...............................  F-76


              LETTERHEAD OF MOTTLE MCGRATH BRANEY & FLYNN, P.C.

                         INDEPENDENT AUDITORS' REPORT

The Boards of Directors and Stockholders
FiberCore, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of FiberCore, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FiberCore, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                       /s/ MOTTLE McGRATH BRANEY & FLYNN, P.C.
                                           MOTTLE McGRATH BRANEY & FLYNN, P.C.

Worcester, Massachusetts
July 29, 1996,
Except for the eighth paragraph
of Note 15, as to which the date
is December 18, 1996

                       FIBERCORE, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                          December 31, 1995 and 1994

                                                                                 1995           1994
                                                                            -------------- --------------
                                  ASSETS
Current assets:
 Cash.....................................................................  $   833,407    $   257,857
 Accounts receivable, less allowance for doubtful accounts of $39,150 in
  1995....................................................................      583,422         13,674
 Other receivables........................................................      286,051        297,243
 Inventories..............................................................    1,406,449        134,324
 Prepaid and other current assets.........................................       28,424          7,853
                                                                            -------------- --------------
  Total current assets....................................................    3,137,753        710,951
                                                                            -------------- --------------
 Property and equipment...................................................    5,044,373      3,591,201
 Less accumulated depreciation............................................      925,351        254,953
                                                                            -------------- --------------
                                                                              4,119,022      3,336,248
Other assets:
 Patents, less accumulated amortization of $202,939 and $2,086 in 1995 and
  1994....................................................................    7,399,945         81,591
 Organizational costs, less accumulated amortization of $42,629 and
  $33,315 in 1995 and 1994................................................       63,944        133,259
 Investment in joint venture..............................................       54,482             --
 Security deposits........................................................        7,750          7,500
                                                                            -------------- --------------
                                                                              7,526,121        222,350
                                                                            -------------- --------------
                                                                            $14,782,896    $ 4,269,549
                                                                            ============== ==============
LIABILITIES AND STOCKHOLDERS' EQUITY .....................................
Current liabilities:
 Current maturities of long-term debt.....................................  $   609,590    $   207,150
 Current maturities of capitalized lease obligation.......................           --         81,052
 Accounts payable.........................................................    1,810,689        854,671
 Accrued expenses.........................................................      994,629         86,926
                                                                            -------------- --------------
  Total current liabilities ..............................................    3,414,908      1,229,799
                                                                            -------------- --------------
Long-term debt, less current maturities ..................................    5,000,000             --
Capitalized lease obligation, less current maturities ....................           --        456,476
                                                                            -------------- --------------
                                                                              5,000,000        456,476
                                                                            -------------- --------------
Stockholders' equity:
 Common stock, $.001 par value,  authorized  100,000,000  shares;  30,506,963 in
  1995 and 24,959,568 in 1994 shares issued and outstanding; of which
  458,916 shares are held in treasury in 1994 ............................       30,507         24,960
 Preferred stock, $.001 par value, authorized 10,000,000 shares; no shares
  issued and outstanding .................................................           --             --
 Paid in capital .........................................................   11,760,034      4,676,531
 Accumulated deficit .....................................................   (5,637,550)    (1,628,387)
 Accumulated translation adjustment.......................................      214,997         10,170
                                                                            -------------- --------------
                                                                              6,367,988      3,083,274
 Less treasury stock, at cost ............................................           --        500,000
                                                                            -------------- --------------
  Total stockholders' equity..............................................    6,367,988      2,583,274
                                                                            -------------- --------------
                                                                            $14,782,896    $ 4,269,549
                                                                            ============== ==============


         See accompanying notes to consolidated financial statements.

                       FIBERCORE, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                    Years Ended December 31, 1995 and 1994

                                                       1995            1994
                                                  -------------- ---------------
Net sales.......................................  $ 3,093,499    $   230,888
Cost of sales...................................    4,508,860      1,063,560
                                                  -------------- ---------------
  Gross loss....................................   (1,415,361)      (832,672)
Operating expenses:
 Selling, general and administrative expenses...    2,099,015        699,654
 Research and development.......................       75,156         90,465
                                                  -------------- ---------------
  Operating loss................................   (3,589,532)    (1,622,791)
Interest income.................................      147,681         14,870
Interest expense................................     (516,318)       (22,590)
Other income (expense)..........................      (50,994)         5,143
                                                  -------------- ---------------
  Net loss......................................  $(4,009,163)   $(1,625,368)
                                                  ============== ===============
Loss per share of common stock..................  $      (.15)   $      (.07)
                                                  ============== ===============
Weighted average shares outstanding.............   26,584,630     22,873,322
                                                  ============== ===============
Loss per share of common stock and common stock
 equivalents (fully diluted)....................  $      (.15)   $      (.07)
Weighted average shares and common stock
 equivalents outstanding (fully diluted) .......   27,319,291     22,873,322
                                                  ============== ===============


         See accompanying notes to consolidated financial statements.

                       FIBERCORE, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    Years Ended December 31, 1995 and 1994

                                              COMMON STOCK
                                        ---------------------
                                                                  ADDITIONAL                                 ACCUMULATED
                                                      $.001 PAR     PAID-IN    SUBSCRIPTION    ACCUMULATED   TRANSLATION   TREASURY
                                         SHARES         VALUE       CAPITAL     RECEIVABLE       DEFICIT      ADJUSTMENT     STOCK
                                       ------------- ----------- ------------ -------------- -------------- ------------- ---------
Balance, December 31, 1993 ..........  21,309,323    $21,309     $  702,462   $(80,000)      $    (3,019)   $     --    $      --
Issuance of stock in exchange for
equipment............................   2,221,141      2,221      2,417,779         --                --          --           --
Issuance of stock for cash...........   1,421,714      1,422      1,547,578         --                --          --           --
Proceeds received....................          --         --             --     80,000                --          --           --
Issuance of stock for services ......       7,390          8          8,042         --                --          --           --
Proceeds from capital contribution ..          --         --            670         --                --          --           --
Purchase of treasury stock, (458,916
shares)..............................          --         --             --         --                --          --     (500,000)
Currency translation adjustment .....          --         --             --         --                --      10,170           --
Net loss.............................          --         --             --         --        (1,625,368)         --           --
                                       ------------- ----------- ------------ -------------- -------------- ----------- -----------
Balance, December 31, 1994...........  24,959,568     24,960      4,676,531          --       (1,628,387)     10,170     (500,000)
Issuance of stock for services
provided.............................      40,434         40         44,010          --               --          --           --
Reissuance of treasury stock as loan
incentive............................          --         --       (455,000)         --               --          --      500,000
Issuance of stock for acquisition of
ALT..................................   8,811,137      8,811      6,991,189          --               --          --           --
Issuance of stock for investment in
MEFC joint venture...................     367,131        367        499,633          --               --          --           --
Retirement of shares held by ALT ....  (3,671,307)    (3,671)         3,671          --               --          --           --
Currency translation adjustment .....          --         --             --          --               --     204,827           --
Net loss.............................          --         --             --          --       (4,009,163)         --           --
                                       ------------- ----------- ------------ -------------- -------------- ----------- -----------
Balance, December 31, 1995...........  30,506,963    $30,507     $11,760,03   $      --      $(5,637,550)   $214,997       $   --
                                       ============= =========== ============ ============== ============== =========== ===========


                                         TOTAL
                                       ------------
Balance, December 31, 1993 ..........  $   640,752
Issuance of stock in exchange for
equipment............................    2,420,000
Issuance of stock for cash...........    1,549,000
Proceeds received....................       80,000
Issuance of stock for services ......        8,050
Proceeds from capital contribution ..          670
Purchase of treasury stock, (458,916
shares)..............................     (500,000)
Currency translation adjustment .....       10,170
Net loss.............................   (1,625,368)
                                        -----------
Balance, December 31, 1994...........    2,583,274
Issuance of stock for services
provided.............................       44,050
Reissuance of treasury stock as loan
incentive............................       45,000
Issuance of stock for acquisition of
ALT..................................    7,000,000
Issuance of stock for investment in
MEFC joint venture...................      500,000
Retirement of shares held by ALT ....           --
Currency translation adjustment .....      204,827
Net loss.............................   (4,009,163)
                                        ------------
Balance, December 31, 1995...........  $ 6,367,988
                                        ============

         See accompanying notes to consolidated financial statements.

                       FIBERCORE, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Years Ended December 31, 1995 and 1994


                                                                            1995            1994
                                                                      --------------- ---------------
Cash flows from operating activities:
 Net loss ..........................................................  $(4,009,163)    $(1,625,368)
                                                                      --------------- ---------------
 Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization ....................................      746,518         289,237
  Bad debt expense .................................................       28,303              --
  Officers interest for loan incentive .............................       45,000              --
  Increase (decrease) in operating assets:
   Accounts receivable .............................................     (555,436)        (13,674)
   Other receivables ...............................................      (96,681)       (120,119)
   Inventories .....................................................   (1,131,103)       (134,324)
   Prepaid and other current assets ................................      (20,353)         (2,727)
  Increase (decrease) in operating liabilities:
   Accounts payable ................................................    1,319,339         269,771
   Accrued expenses ................................................      799,393          86,926
                                                                      --------------- ---------------
    Total adjustments ..............................................    1,134,980         375,090
                                                                      --------------- ---------------
    Net cash used in operating activities ..........................   (2,874,183)     (1,250,278)
                                                                      --------------- ---------------
Cash flows from investing activities:
 Purchase of property and equipment ................................   (1,816,647)       (592,673)
 Increase in patent costs ..........................................       (4,145)        (15,642)
 Investment in joint venture .......................................      (54,482)             --
 Cash acquired from ALT acquisition ................................        7,233              --
 Foreign currency translation adjustment ...........................      220,908          11,287
 Due to related parties, net .......................................     (357,567)        419,225
                                                                      --------------- ---------------
    Net cash used in investing activities ..........................   (2,004,700)       (177,803)
                                                                      --------------- ---------------
Cash flows from financing activities:
 Proceeds from subscriptions receivable ............................           --          80,000
 Proceeds from sale of common stock.................................      500,000       1,549,000
 Proceeds from long-term debt ......................................    5,000,000              --
 Proceeds from notes payable .......................................           --         200,000
 Proceeds from capital contribution ................................           --             670
 Repayment of notes payable ........................................       (7,150)             --
 Security deposits .................................................         (250)         (7,500)
 Repayment of capitalized lease obligation .........................      (38,167)        (38,167)
 Purchase of treasury stock ........................................           --        (500,000)
                                                                      --------------- ---------------
    Net cash provided by financing activities ......................    5,454,433       1,284,003
                                                                      --------------- ---------------
Net change in cash .................................................      575,550        (144,078)
Cash, beginning of year ............................................      257,857         401,935
                                                                      --------------- ---------------
Cash, end of year ..................................................  $   833,407     $   257,857
                                                                      =============== ===============

                       FIBERCORE, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
                    Years Ended December 31, 1995 and 1994

                                                                             1995         1994
-----------------------------------------------------------------------  ------------ ------------
Supplemental disclosure of cash flow information:
 Cash paid during the year for:
   Interest ...........................................................  $  182,850   $         290
Supplemental disclosure of noncash investing and financing activities:
 FiberCore,  Inc. issued  8,811,137  shares at  approximately  $.80 per share to acquire ALT for $7,000,000.  Assets and liabilities acquired from  ALT acquisition are as follows:
 Cash .................................................................       7,233              --
 Accounts receivable, less allowance of $11,025 .......................      42,615              --
 Inventories ..........................................................     141,022              --
 Prepaid and other current assets .....................................         218              --
 Property and equipment, net of accumulated depreciation of $130,874 ..       5,012              --
 Patents, net of accumulated amortization of $11,700 ..................   7,506,733              --
 Accounts payable .....................................................     146,169              --
 Accrued expenses .....................................................     108,310              --
 Deferred revenue .....................................................      39,400              --
 Notes payable, net of discount .......................................     408,954              --
Reduction of property and equipment book value due to cancellation of
 obligation under capitalized lease ...................................     499,361              --
Retirement of 3,671,307 shares of FiberCore, Inc., (1,000,000 shares
 of FiberCore Incorporated) owned by ALT before acquisition ...........       3,671              --
Common stock issued in exchange for services ..........................      44,050           8,050
Equipment acquired in exchange for common stock and capital lease  ....          --       2,995,695
Accounts payable reclassed to notes payable ...........................          --           7,150


         See accompanying notes to consolidated financial statements.

                       FIBERCORE, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Incorporation and nature of operations

FiberCore, Inc. (Company) was organized under the laws of the State of Nevada on November 5, 1993. The Company is involved in the research, development and commercialization of a patented, new and more efficient method of producing single-mode optical fiber preforms.

On July 14, 1994, the Company established a wholly-owned subsidiary, FiberCore Glasfaser Jena GmbH (FCJ) which is organized and operates under the laws of Germany. FCJ is involved in the production and selling of optical fiber and preforms for the telecommunications market.

On May 19, 1995, the Board of Directors approved a merger agreement with Venturecap, Inc., (Venturecap). On July 18, 1995, Venturecap exchanged 100% of the outstanding shares of FiberCore Incorporated for shares of restricted common stock of Venturecap. Effective at the closing all officers and directors of Venturecap resigned and were replaced with designees of FiberCore Incorporated. Venturecap changed its name to FiberCore, Inc. The merger has been accounted for under the pooling of interests method.

On May 19, 1995, a merger under the purchase method of accounting between Automated Light Technologies, Inc. (ALT), an affiliate, and a wholly-owned subsidiary of FiberCore, Inc. (ALT Merger Co.) was approved by the Boards of Directors of both Companies. The merger took place on September 18, 1995. Accordingly, effective immediately prior to the merger, loans and warrants of consenting ALT holders were converted, resulting in the issuance of approximately 4.5 million additional shares of common stock. FiberCore, Inc. acquired 100% of all the outstanding shares of ALT in exchange for shares of restricted common stock of FiberCore, Inc. Following the acquisition, ALT operates as a subsidiary of FiberCore, Inc. ALT is a manufacturer and distributor of fiber optic cable monitoring and fault locating systems for the telecommunications industry.

In August 1995, ALT distributed the stock of its wholly-owned subsidiary, Allied Controls, Inc. (Allied), to its shareholders thereby making Allied a separate independent entity. ALT transferred all of its shares in Allied, together with notes and advances of Allied to ALT to Allied Controls Holding LLC in exchange for a membership interest. Thereafter, on August 31, 1995, ALT transferred the membership interest to its shareholders.

(b) Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) Principles of consolidation

For 1995, the consolidated financial statements include the accounts of FiberCore, Inc. and its subsidiaries, FiberCore Glasfaser Jena GmbH and
Automated Light Technologies, Inc. All material intercompany balances and transactions have been eliminated in consolidation.

For 1994, the consolidated financial statements include the accounts of FiberCore, Inc. and its subsidiary, FiberCore Glasfaser Jena GmbH. All material intercompany balances and transactions have been eliminated in consolidation.

                     FIBERCORE, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(d) Inventories


Inventories are valued at the lower of cost (average) or market. Cost for FCJ finished goods inventory, approximately 41% and 91% of total inventory, is determined based upon standard costs which approximate average actual cost using the first-in, first-out method. The cost of unutilized production capacities is charged directly to expense. Cost for Company inventory, approximately 1% and 9% of total inventory in 1995 and 1994, respectively, and FCJ materials inventory, is determined by the first-in, first-out method. ALT inventory cost, approximately 9% of total inventory in 1995, is determined based upon standard costs which approximate actual cost using the first-in, first-out method.

(e) Property and equipment

All property and equipment acquisitions are stated at cost. The cost of maintenance and repairs is charged to expense as incurred. Expenditures for significant renewals or improvements to properties and equipment are added to the basis of the asset.

The Companies' policy is to depreciate property and equipment using the straight-line method over the estimated useful lives of the assets.

(f) Other assets

Organizational costs are amortized using the straight-line method over a five year period.

The Company and ALT have made various filings for patents on new products and product improvements. Total related costs amount to $4,145 and $15,642 at December 31, 1995 and 1994, respectively, and are amortized over seventeen years beginning with the period in which the patent rights are granted.

It is the Company's policy to account for patents at the lower of amortized cost or net realizable value. On an ongoing basis the Company reviews the valuation and amortization of its patents. As a part of this review, the Company estimates the net realizable value of its patents, taking into consideration any events and circumstances which might have diminished the value.

(g) Fair value of financial instruments

The Company, FCJ and ALT have financial instruments which consist of cash, short-term receivables, accounts payable and notes payable for which their carrying amounts approximate fair value due to the short maturity of those instruments.

The carrying amount of the long-term debt approximates fair value because the interest rate on this instrument changes with market interest rates.

(h) Translation of foreign currencies

The translation of foreign currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate for the period. The gains and losses resulting from translation are included in stockholders' equity.

                        FIBERCORE, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(i) Income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes". Deferred taxes are recognized based on the temporary difference between the recognition of certain costs and expenses for financial statement and tax purposes.

(j) Loss per share of common stock

Primary loss per share of common stock as computed is based on the weighted average of the shares outstanding during the year. The stock purchase warrants and stock options have not been included in the computation of primary loss per share since the effect would be anti-dilutive.

Fully diluted loss per share of common stock is computed by taking into account the weighted average of the shares outstanding during the year and taking all shares of common stock issued for consideration below the registration price and all common stock warrants, options, or other potentially dilutive instruments with exercies prices below the registration price issued within one year prior to the filing of a registration statement with the Securities and Exchange Commission, as outstanding for all reported periods, even if the effect was anti-dilutive.

(2) MERGERS, ACQUISITIONS AND STRATEGIC INVESTMENTS

On July 18, 1995, the Company completed a merger with Venturecap, Inc., whereby FiberCore Incorporated was merged directly into Venturecap. Approximately 24,600,000 shares of Venturecap common stock were exchanged for all of the outstanding shares of FiberCore Incorporated. In addition, all outstanding stock options, warrants and convertible securities to purchase FiberCore Incorporated stock were converted into stock options, warrants and convertible securities to purchase Venturecap common stock at the per share merger consideration. The per share merger consideration states that each share of FiberCore Incorporated stock shall be converted into 3.6713070 shares of Venturecap stock. The merger has been accounted for as a pooling of interests and, accordingly, the Company's consolidated financial statements have been restated for all prior periods as if the merger took place at the beginning of such periods.

The following pro forma information has been prepared assuming that this acquisition had taken place at the beginning of the respective periods. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed dates.

                                              1995           1994
                                        --------------- --------------
Net sales:
 Venturecap, Inc......................  $        --     $        --
 FiberCore Incorporated and Subsidiary    3,093,499         230,888
                                        --------------- --------------
  Total...............................  $ 3,093,499     $   230,888
                                        =============== ==============
Net loss:
 Venturecap, Inc......................  $    (4,300)    $      (455)
 FiberCore Incorporated and Subsidiary   (4,004,863)     (1,624,913)
                                        --------------- --------------
  Total ..............................  $(4,009,163)    $(1,625,368)
                                        =============== ==============

                     FIBERCORE, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(2) MERGERS, ACQUISITIONS AND STRATEGIC INVESTMENTS (CONTINUED)


On September 18, 1995, FiberCore, Inc. acquired all the outstanding stock of Automated Light Technologies, Inc. The purchase method of accounting for business combinations was used. The operating results of ALT have been included in the Company's consolidated results of operations from the date of acquisition which included net sales of $84,209 and a net loss of $189,176 for the period September 18, 1995 to December 31, 1995. The acquisition for $7,000,000 was made with the issuance of 8,811,137 shares of restricted common stock of the Company valued at approximately $0.80 per share. The fair value of assets acquired was approximately $7,700,000, of which approximately $7,500,000 is attributable to patents developed or acquired by ALT over the years. The Company had an appraisal performed on ALT patents by an outside valuation consultant which substantiates the fair value used by the Company in recording the ALT patents at fair value. The only adjustment recorded was recording the patents at fair market value, by adjusting the basis of the patents by $7,436,794. ALT now operates as a wholly-owned subsidiary of the Company.

ALT on September 18, 1995 merged with a newly formed wholly-owned subsidiary of the Company, called ALT Merger Co. under the purchase method of accounting. Under the terms of this merger, ALT was the surviving corporation. All shares of FiberCore, Inc. common stock owned by ALT were cancelled and each share of ALT was converted into 1.0498172 shares of the Company's stock at the effective date, on a fully diluted basis (excluding 251,917 shares underlying warrants issued to entities which are not waiving their registration rights as holders of debt convertible into ALT stock and 275,000 shares underlying certain incentive stock options.) As stated, prior to the merger, approximately 4.5 million of additional shares of ALT common stock were issued to warrant holders and debenture holders exercising their warrants or converting their debt at the time of merger. Approximately 8.8 million shares of FiberCore, Inc. common stock were issued to ALT shareholders, warrant holders and debenture holders after taking into account the 3.6713070 conversion ratio of FiberCore stock to Venturecap stock, as stated above.

The following proforma unaudited consolidated operating results of the Company, Jena and ALT for the years ended December 31, 1995 and 1994, assuming the acquisition had been made as of January 1, 1995 and 1994, are summarized below:

                                      1995                 1994
                                   -----------          -----------
Net sales ..................       $ 3,255,021          $   707,269
Net loss ...................        (4,624,892)          (2,358,959)



These proforma results have been prepared for comparative purposes only and include certain adjustments for additional amortization expense as a result of a step-up in the basis of ALT patents, and the reduction of interest expense accrued on debt which was converted for common stock. They do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on January 1, 1995 and 1994 or of future results of operations of the consolidated entities.

                     FIBERCORE, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(2) MERGERS, ACQUISITIONS AND STRATEGIC INVESTMENTS (CONTINUED)

In April 1995, the Board of Directors ratified actions by FiberCore Incorporated to enter into a joint venture with John Royle & Sons Co. and Middle East Specialized Cables Company (MESC) for a period of 15 years to be known as Middle East Fiber Cables Co. (MEFC). The Company shall issue and sell to MESC 734,260 shares of common stock at approximately $1.36 per share. The agreement also states MESC will receive 312,061 shares of additional common stock and 550,696 warrants upon the completion and execution of a product supply contract between the Company and the joint venture entity, MEFC. MESC must exercise the warrants to purchase shares of the Company's common stock at approximately $1.63 per share, within a two year period to receive an additional 238,635 shares. The Company will invest $500,000 of the $1,000,000 purchase price in MEFC as a capital contribution to the joint venture and in the process acquire a 15% interest in MEFC. The Company issued 367,131 shares to MESC at approximately $1.36 per share in October 1995.

On May 19, 1995, the Board of Directors of Fibercore Incorporated authorized the establishment of a wholly owned subsidiary, FiberCore Mid East Ltd., to be located in the Cayman Islands for the purpose of holding the Company's eventual 15% ownership of Middle East Fiber Cables Co. (MEFC). At December 31, 1995 the Company had not made the $500,000 capital contribution to acquire the 15% interest in MEFC.

On June 23, 1995 the Board of Directors authorized 200,000 shares of FiberCore Incorporated common stock (734,261 shares of the Company) to be exchanged with Techman International Corporation (Techman) for shares of Fiber Optic Industries Limited (FOI), a joint venture located in Pakistan. The President and sole shareholder of Techman is a director of the Company. The transaction would give the Company a 51% ownership in the joint venture. This transaction is contingent upon the closing of financing arrangements of FOI. This agreement was subsequently replaced in January 1996, (see note 15).

(3) OTHER RECEIVABLES

Other receivables consist of the following:

                                                        1995                1994
                                                    --------            --------
Value added tax ........................            $189,105            $118,984
SICO ...................................              69,251             175,334
MEFC ...................................              24,823                --
Other ..................................               2,872               2,925
                                                    --------            --------
                                                    $286,051            $297,243
                                                    ========            ========

The value added tax receivable comprises principally advance payments to the German tax authorities that are to be refunded to FCJ.

(4) INVENTORIES

   Inventories consist of the following:

                                                           1995             1994
                                                     ----------       ----------
Raw materials ...............                        $  735,653       $   11,929
Work-in-process .............                            17,107               --
Finished goods ..............                           653,689          122,395
                                                     ----------       ----------
                                                     $1,406,449       $  134,324
                                                     ==========       ==========

                     FIBERCORE, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(5) PROPERTY AND EQUIPMENT

Property and equipment, together with their estimated useful lives, consist of the following:

                             ESTIMATED
                             USEFUL LIVES       1995         1994
                           --------------- ------------- ------------
Office equipment ........  3 - 5 years     $  109,493    $   24,707
Machinery and equipment    2 - 12 years     4,808,659     3,522,346
Furniture and fixtures  .  5 - 7 years         18,055         5,421
Leasehold improvements  .  3 - 10 years         4,707         4,707
Construction in progress                      103,459        34,020
                                           ------------- ------------
                                           $5,044,373    $3,591,201
                                           ============= ============


Depreciation on property and equipment charged to expense was $523,443 in 1995 and $253,836 in 1994.

Included in the above amounts for 1994 is property and equipment acquired from SICO Jena GmbH Quarzschmelze (SICO) under capital lease obligations of $2,995,695. 2,221,141 shares of common stock of the Company, valued at $2,420,000, which were received by FCJ as a consideration for the issuance of profit participation rights to the Company, were given as a consideration for the major portion of the lease obligation.

Under an agreement dated August 19, 1995 and amended in January 1996, the capital lease agreement between SICO and FCJ was revised. It was agreed that SICO would keep the 2,221,141 shares as payment in full for the obligation under a capital lease. The outstanding lease obligation, which amounted to $499,361 on August 19, 1995, was cancelled. As a result, the net book value of the assets was reduced by $499,361.

(6) ACCRUED EXPENSES

Accrued expenses consist of the following:

                                                     1995       1994
                                                 ----------- ---------
                    Accrued interest ..........  $350,794    $    --
                    Accrued wages and benefits    323,278        645
                    Accrued legal and audit  ..   210,922     42,002
                    Accrued expenses - other ..   109,635     44,279
                                                 ----------- ---------
                                                 $994,629    $86,926
                                                 =========== =========

                     FIBERCORE, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(7) LONG-TERM DEBT

Long-term debt consist of the following:

                                                                       1995        1994
                                                                  ------------- ----------
Note payable to AMP Incorporated ...............................  $5,000,000    $     --
Note payable to Connecticut  Innovation,  net of  unamortized discount of $834,with interest at 8.5% and due September 1,
1996 ...........................................................     210,050          --
Note payable Connecticut Development Authority, net of unamortized discount of $2,736, with interest at 12% (default rate) and due
 January 1, 1996 ...............................................     199,540          --
Note payable to Harkerside Trust, interest at 10.5% payable
 semi-annually, due December 6, 1995, issued with non-qualified warrants expiring January 1, 2000 to purchase 36,713 shares of common stock at approximately $1.63 per share (note paid in
January, 1996) .................................................     200,000     200,000
Note payable to John Royle and Sons, with interest at prime
plus 2%, due February 2, 1996 ..................................          --       7,150
                                                                  ------------- ----------
                                                                   5,609,590     207,150
Less current portion ...........................................     609,590     207,150
                                                                  ============= ==========
                                                                  $5,000,000    $     --
                                                                  ============= ==========


In April 1995, FiberCore Incorporated issued to AMP Incorporated (AMP), a floating rate, collateralized, ten year debenture in the amount of $5,000,000 due April 17, 2005, with interest, at an annualized rate adjusted quarterly, equal to the sum of 1% and the 3-month London Interbank Offered Rate (6.9375% at December 31, 1995). No interest is due until the earlier of: AMP conversion of debt to stock, a public financing by the Company and AMP elects to call the loan, or maturity. AMP has the option to convert the outstanding loan plus accrued interest into common stock of the Company at approximately $1.16 per share in years 1-5 or the per share price provided for in the last third party private equity financing in years 6-10.

The note payable to Connecticut Innovation, Inc. (CII) with interest at 8.5% payable monthly, was issued with detachable stock warrants to purchase shares of common stock of ALT at $1.50 per share. The note was due September 1, 1996 but is in arrears as the contractual principal and interest payments were not made by ALT. On July 10, 1996, CII agreed to exchange the balance of the note plus accrued interest for approximately 103,000 shares of the Company.

The note payable to Connecticut Development Authority (CDA) with interest at 12% payable monthly, was issued with detachable stock warrants to purchase 100,000 shares of common stock of ALT at $1.50 per share. The number of shares into which these warrants are exercisable increases to 200,000 if ALT does not maintain certain contacts with the State of Connecticut. Between December 1, 1995 and December 1, 1997, CDA can require ALT to repurchase the warrants at $150,000 or buy back all shares underlying the warrants at $300,000. Upon the occurrence of certain defaults, the redemption prices increase to $300,000 and $600,000, respectively. The note was due January 1, 1996 but is in arrears as no principal and interest payments were made by ALT. The note is collateralized by the personal guarantee of two officers of the Company. In July 1996, the Company and CDA initiated discussions to negotiate a settlement of this note.

                     FIBERCORE, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(7) LONG-TERM DEBT (CONTINUED)

Scheduled maturities on long-term debt for the next five fiscal years are as follows:

       1996 .....................................              $609,590
       1997 - 2000 ..............................                    --

(8) OBLIGATION UNDER A CAPITAL LEASE

                                                  1995      1994
                                                ------- -----------
Obligation under a capital lease to SICO Jena
Quarzschmelze GmbH, with interest at
approximately 8%, expiring June 2000  ........  $  --   $537,528
Less current portion .........................     --     81,052
                                                ------- -----------
                                                $  --   $456,476
                                                ======= ===========

The obligation under the capital lease was cancelled at August 19, 1995 as FCJ purchased the machinery and equipment which had been originally leased from SICO, (see Note 5).

(9) COMMITMENTS AND CONTINGENCIES

The Company and its subsidiaries have entered into various leases for its office and production space. The Company's office lease expires on January 31, 1997 with an option to extend for two successive three year periods after the initial term of the lease. The leased property may be acquired for amounts ranging from $1,200,000 to $1,450,000 over the first three years of the lease term.

FCJ conducts its operations from premises under an operating lease with SICO. The lease expires within the next five years, and contains various renewal options. The rental payments for the facility is fixed per month through June 30, 2000. On July 1, 1995, the lease rental was changed from $21,224 to $31,348 per month.

Future minimum lease payments under noncancellable operating leases (with minimum or remaining lease terms in excess of one year) are as follows:

          FISCAL YEAR ENDING DECEMBER      AMOUNT
          ----------------------------  ------------
          1996 .......................  $  471,619
          1997 .......................     387,919
          1998 .......................     376,671
          1999 .......................     376,176
          2000 .......................     188,088
                                        ------------
           Total minimum payments ....  $1,800,473
                                        ============


Included in the statement of operations for the years ended December 31, 1995 and 1994 is rent expense of $412,919 and $169,244, respectively, under the above described operating leases. Substantially, all lease payments pertain to payments to a related party (SICO).

FCJ is a defendant in a case brought against it by a German firm, COIA GmbH, Hasenhdgweg 73, D- 63 741 Aschaffenburg, F.R. Germany. COIA GmbH is suing FCJ, SICO and SICO's president, Mr. Walter Nadrag, (who was previously the managing director of FCJ) (the "Defendants") for approximately $1.5 million, alleging that the Defendants failed to comply with a sales contract. The Company believes no such sales contract existed because COIA GmbH failed to provide the

                     FIBERCORE, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(9) COMMITMENTS AND CONTINGENCIES (CONTINUED)

required end user certificate which the Company believes was required under United States law and failed to pay FCJ for previous sales to COIA and money is still due from COIA. The Company is aggressively defending this action and has established a reserve in the amount of $126,000, which includes legal fees.

In addition to the above, the Company is subject to various claims which arise in the ordinary course of business. The Company believes such claims and legal actions, individually or in the aggregate, will not have a material adverse effect onthe business of the Company.

ALT  is  contingently   liable  for  debt  of  a  former   subsidiary,   Allied,
approximating $900,000, details of which are described below.

ALT and two of its key officers have issued the following guarantees and/or security interests with respect to certain loans of its spun off former subsidiary (Allied). In a $250,000 financing of Allied from the State of Connecticut acting through the Department of Economic Development ("DED"), dated as of October 9, 1992, DED received a guarantee and security interest in certain assets from ALT. In a $250,000 financing of Allied from the State of Connecticut, acting through the Connecticut Development Authority ("CDA"), dated as of June 9, 1992, CDA received a guarantee from two key officers of ALT. As consideration for their guarantee, each officer received warrants to purchase 62,500 shares of common stock of ALT at $1.75 per share, expiring in 1998.

Under a plan of reorganization, on May 14, 1991, the present Allied acquired the assets and assumed certain liabilities of a corporation that had filed for voluntary protection under Chapter 11 of the U.S. Bankruptcy Code. One of the assumed liabilities was a $650,000 SBA loan dated May 29, 1989, (originally in the amount of $1,000,000) from American National Bank, now Lafayette American National Bank ("Lafayette"). As a condition of the loan assumption on March 21, 1991, Lafayette obtained the guarantees of ALT and two key officers of ALT which guarantees were in addition to the initial loan guarantees Lafayette already had from other persons. Before commencing proceedings to enforce the guarantees first against ALT and second against the two key officers, Lafayette must first take all reasonable steps to realize upon the assets of Allied and the security provided by the initial guarantors. In the event of a deficiency, Lafayette may enforce its guarantee against ALT, provided that at all times it simultaneously and diligently pursues actions to enforce its guarantees from the initial individual loan guarantors. Each of the key officers guaranteed $150,000 and received in consideration warrants to purchase 25,000 shares of common stock of ALT at $1.75, expiring in 1998. Allied is now current with its payments under this loan. In addition, management has been in discussions with several potential buyers of Allied which, if successful, would eliminate the aforementioned security interests and guarantees that have been provided by ALT and the two key officers.

ALT extends performance warranties on its telecommunications products for extended periods. Liability under such warranties is contingent upon future product performance and durability and the ultimate liability is not reasonably estimable at this time. Management does not believe that such warranties will result in material expense to ALT.

                     FIBERCORE, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(10) STOCKHOLDERS' EQUITY

The following employee stock options were granted during the years ended December 31, 1995 and 1994:

                                                                    EXERCISABLE AT PRICE PER SHARE
                                                         ---------------------------------------------------
                                                         $  0.003   $  1.09   $  1.43   $  1.50   $   1.51
                                                         ---------- --------- --------- --------- ----------
     Granted in 1994 ..................................   110,139        --        --        --         --
                                                         ---------- --------- --------- --------- ----------
     Balance, December 31, 1994 .......................   110,139        --        --        --         --
     Granted in 1995 ..................................    55,070    33,042        --        --         --
     Granted in 1995 in connection with the ALT
     acquisition ......................................        --        --    67,188    41,993    178,679
                                                         ---------- --------- --------- --------- ----------
     Balance, December 31, 1995 .......................   165,209    33,042    67,188    41,993    178,679
                                                         ========== ========= ========= ========= ==========


Options vest at rates stated in each employees contract, principally the anniversary date of the employee's date of hire. The options have no expiration dates and no options were exercised in 1995 and 1994.

The following warrants have been issued during the years ended December 31, 1995 and 1994:

                                                               EXERCISE AT PRICE PER SHARE
                                                         ----------------------------------------
                                                         $  0.95   $   1.31   $ 1.42   $   1.63
                                                         --------- ---------- -------- ----------
                 Issued in 1994 .......................       --    598,423       --         --
                                                         --------- ---------- -------- ----------
                 Balance, December 31, 1994 ...........       --    598,423       --         --
                 Issued in 1995 .......................       --         --       --    550,696
                 Issued in 1995 in connection with the
                 ALT acquisition ......................   83,985         --    5,511         --
                                                         --------- ---------- -------- ----------
                 Balance, December 31, 1995 ...........   83,985    598,423    5,511    550,696
                                                         ========= ========== ======== ==========


As noted above, in connection with the acquisition of ALT by the Company, certain options and warrants were converted into options and warrants of the Company. Certain warrant holders in ALT elected not to convert their warrants. At December 31, 1995 warrants to acquire shares of ALT are outstanding as follows:

           Connecticut Development
          Authority........................  100,000
          Connecticut Innovation, Inc.  ...   66,667
          Other ...........................   85,250



Subsequent to December 31, 1995, CII agreed to accept stock in the Company in settlement of the debt (see note 7). The ALT warrants connected with the debt will be canceled.

                     FIBERCORE, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(11) INCOME TAXES

The significant components of the net deferred tax asset (liability) as of December 31, 1995 and 1994 were as follows:

                                        1995           1994
                                   -------------- --------------
Net operating loss carryforwards   $ 3,474,000    $ 2,142,000
Less valuation allowance ........   (3,474,000)    (2,142,000)
                                   -------------- --------------
Net deferred tax asset ..........  $        --    $        --
                                   ============== ==============

The liability method of accounting for deferred income taxes requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company has a net operating loss carryforward available of approximately $1,800,000 at December 31, 1995 for financial, federal and state tax purposes. The net operating loss carryforward expires in the years 2009 and 2010. FCJ has net operating loss carryforwards at December 31, 1995 of approximately $2,700,000 for corporation tax and trade income tax purposes available to offset future taxable income. Under German tax law the losses can be carried forward indefinitely. Because future profitability is uncertain, such benefits have been fully reserved.

ALT has net operating loss carryforwards available of approximately $4,400,000 at December 31, 1995 for financial, federal and state tax purposes, of which only approximately $180,000 is available to the Company for consolidated tax purposes for the year ended December 31, 1995. The loss carryforwards expire between the years 2001 through 2010. Because future profitability is uncertain, such benefits have been fully reserved.

(12) CONCENTRATION OF CREDIT RISK OF FINANCIAL INSTRUMENTS

The customers listed below accounted for approximately the following amounts and related percentages of the trade accounts receivable balance of FiberCore, Inc. and Subsidiaries at December 31, 1995 and 1994:

           CUSTOMER           1995             1994
          -----------  ----------------- ---------------
                          AMOUNT     %     AMOUNT    %
                       ----------- ----- --------- -----
          A .........  $132,000    23    $         --
          B .........   233,000    40     9,000    66
          C .........   134,000    23        --    --


The approximate net product sales by FiberCore, Inc. and Subsidiaries to its major customers and related percentages are as follows:

           CUSTOMER           1995              1994
          -----------  ------------------ ---------------
                          AMOUNT      %     AMOUNT    %
                       ------------ ----- --------- -----
          A .........  $  137,000    4    $    --    --
          B .........   1,855,000   60     88,000    38
          C .........     319,000   10         --    --

                     FIBERCORE, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(13) RELATED PARTY TRANSACTIONS

In 1994, FCJ was the lessee of machinery and equipment under a capital lease with SICO expiring in 2001. 2,221,141 shares of the common stock of the Company, valued at $2,420,000 by the parties, was given as consideration to SICO in exchange for plant and equipment under the capital lease. At December 31, 1994, the remaining capital lease obligation amounted to $537,528.

Effective August 19, 1995 and amended in January 1996, the capital lease agreement between SICO and FCJ was revised. It was agreed that SICO will keep the 2,221,141 shares as payment for the obligation under a capital lease. The outstanding lease obligation, which amounted to $499,361 on August 19, 1995, was cancelled. As a result, the net book value of the assets was reduced by $499,361.

The managing director of FCJ was the controlling shareholder of SICO. In November 1995, this officer resigned from his position with FCJ.

Transactions with SICO during the years ended December 31, 1995 and 1994 consist of the following:

                                                   1995         1994
                                                ---------- -------------
Property and equipment under capital lease  ..  $     --   $2,995,695
Purchase price reduction of property and
   equipment under capital lease .............   499,361           --
Rent of premises .............................   315,373      127,342
Purchase of services .........................   601,366      407,252
Purchase of heating and energy ...............   273,128           --
Purchase of materials ........................   350,610       69,076
Interest .....................................    25,823           --
Other expenses ...............................    22,061           --
Sales of fibers ..............................   131,077      166,079


FCJ at December 31, 1995 and 1994 had a net payable due to SICO of $61,658 and $958,543, respectively. The balance at December 31, 1994 included the remaining portion of the obligation under a capitalized lease. Included in the statements of operations for the years ended December 31, 1995 and 1994 are $327,162 and $127,342, respectively, for lease expenses under an operating lease.

With the transfer of the employees from SICO, FCJ is now the official employer of 48 employees with all legal obligations. The former obligation to use 30 employees of SICO at SICO's direct cost no longer exists.

In 1994, SICO was FCJ's main supplier of materials and its main customer accounting for approximately 72% of its sales. In 1995, SICO was no longer the main supplier of materials and accounted for only 5% of FCJ sales.

See also notes 2 and 15 regarding transactions with Techman.

                     FIBERCORE, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(14) FOREIGN OPERATIONS

FiberCore, Inc. and Subsidiaries operates principally in 2 geographic areas: the United States (Company and ALT) and Germany (FCJ). Following is a summary of information by area for the years ended December 31, 1995 and 1994:

                                                                   1995            1994
                                                             --------------- ---------------
Net sales to customers:
 United States ............................................  $   305,142     $        --
 Germany ..................................................    2,788,357         230,888
                                                             --------------- ---------------
  Net sales as reported in the accompanying statements of
   operations .............................................  $ 3,093,499     $   230,888
                                                             =============== ===============
Inter-company sales:
 United States ............................................  $ 1,644,619     $   488,838
 Germany ..................................................           --              --
                                                             --------------- ---------------
  Total intercompany sales ................................  $ 1,644,619     $   488,838
                                                             =============== ===============
Loss from operations:
 United States ............................................  $(1,756,568)    $  (644,232)
 Germany ..................................................   (1,832,964)       (978,559)
                                                             --------------- ---------------
                                                              (3,589,532)     (1,622,791)
Interest income ...........................................      147,681          14,870
Interest expense ..........................................     (516,318)        (22,590)
Other income (expense) ....................................      (50,994)          5,143
                                                             --------------- ---------------
  Net loss as reported in the accompanying statements of
   operations .............................................  $(4,009,163)    $(1,625,368)
                                                             =============== ===============
Identifiable assets:
 United States ............................................  $ 8,488,198     $   496,000
 Germany ..................................................    6,294,698       3,773,549
                                                             --------------- ---------------
  Total assets as reported in the accompanying balance
   sheets .................................................  $14,782,896     $ 4,269,549
                                                             =============== ===============


Inter-company sales are eliminated in consolidation and are excluded from net sales reported in the accompanying consolidated statements of operations. Identifiable assets are those that are identifiable with operations in each geographic area.

                     FIBERCORE, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(15) SUBSEQUENT EVENTS

In January 1996, the Company reached an agreement with Techman, a related party, (see note 2), whereby Techman will purchase 734,260 shares for $1 million ($1.36 per share). The price per share was based on private sales of shares in 1995. Techman made an initial $100,000 down payment in February 1996 and executed and delivered to the Company a secured promissory note of $900,000. The note will be paid by Techman in nine equal monthly installments of $100,000 beginning March 31, 1996 and ending November 30, 1996. Interest will accrue on the unpaid principal balance at the London Interbank Offered Rate (LIBOR), 6.41% at December 31, 1995, for six month deposits as quoted in the Wall Street Journal on each business day preceding each payment due date. The note is collateralized by Techman's right, title and interest in the shares and warrants to purchase the Company's stock.


The Company entered into the Techman agreement to provide the Company with cash to fund its operations in 1996. The agreement, as stated above, provides the Company with $1 million of cash over a ten month period to assist the Company in maintaining its operations at a time when the Company was projecting a cash flow shortfall.

Upon acceptance of the offer and delivery of the 734,260 shares, the Company will deliver to Techman warrants, granting Techman the right to purchase 550,696 shares of the Company at $1.63 per share exercisable in whole or in part within a 2 year period. The Company will also issue an additional 312,061 shares to Techman upon all partners of FOI completing all documents required to form FOI, and FOI and the Company executing an exclusive supply agreement for preforms.

On July 10, 1996, the Company and AMP agreed that on the date of closing, AMP will convert $3,000,000 (principal and interest) relating to the original $5,000,000 ten year debenture (see note 7), into shares of common stock of the Company at the rate of approximately $1.16 per share and to enter into a multi-year supply agreement. This agreement was made to provide capital for additional production capacity. The remaining principal balance shall remain subject to the terms of the original debenture agreement. The conversion agreement contains certain valuation guarantees of the market value of the Company's common stock. Unless the closing price of the Company's common shares equals or exceeds $1.7364 for 30 consecutive trading days during the first two
(2) years following the closing at a time when AMP was not restricted from selling such shares, then effective on the second anniversary of the closing, an additional number of shares of Company common stock shall be issued to AMP and an adjustment shall be made in the conversion rate for the outstanding balance of the debenture such that the total number of shares held and convertible by AMP would have a market value (based on the average closing price of Company's shares during the last thirty (30) trading days preceding the second anniversary of the closing) equal to $7,500,000; provided, however, that not more than 6,478,810 Company shares will be issued or issuable to AMP as a result of the conversion of the $5,000,000 debenture and this guarantee.

In the alternative, the Company may satisfy this guarantee on the second anniversary of the closing by offering or arranging for its designee to offer to purchase from AMP the converted shares and the outstanding balance of the debenture, including accrued interest, for $7,500,000, reduced prorata for any intervening sales of shares by AMP. Such offer to purchase shall be for cash only in immediately available funds.


As an additional part of this agreement, AMP will loan the Company $3,000,000 under a ten-year note, secured by equipment owned by the Company, with interest at prime plus one percent, to the Company. Terms of the note payable state that interest shall be accrued, but not paid, for the first five years of the loan and the proceeds are required to be used as collateral for the estimated $7.8 million planned expansion of its FCJ facility, the financing of this project is to be obtained by FCJ from a financial institution in Germany. The principal will become due before the maturity date if the major financing is repaid or the collateral is released by the German financial institution.

                     FIBERCORE, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)


In conjunction with the loan agreement, AMP will be issued five year warrants to acquire $2,000,000 of the Company's stock at an exercise price of approximately $1.45 per share. The Company has guaranteed the market value of their stock. Unless the closing price of the Company's common shares equals or exceeds $2.1697 for a period of thirty (30) consecutive trading days during the first two (2) years following the closing at a time when AMP was not restricted from selling such shares, then the exercise price of the warrants shall be adjusted effective as of the second anniversary of the closing by multiplying $1.4465 per share by a fraction the denominator of which is $2.1697 and the numerator of which is the average closing price of the shares during the last thirty (30) trading days preceding the second anniversary of the closing; provided, however, that the adjusted exercise price shall not be less than $0.7232 per share (50% of $1.4465). In the alternative, the Company or its designee may offer to purchase the warrants on the second anniversary of the closing for an amount equal to $1,000,000. Provided, however, that AMP shall have the right not to sell, in which case the guarantee will no longer be available.

On November 27, 1996, the Company obtained the additional $3 million loan from AMP, described above, to fund the expansion of the FCJ facility, in exchange for a ten year note and $2 million of common stock purchase warrants exercisable at $1.45 and expiring on November 27, 2001. In connection with the new AMP loan and the expansion of the FCJ facility, the Company has been awarded a grant from the German government of approximately $2,700,000 and has received a loan from Berliner Bank of approximately $5,100,000. The loan from Berliner Bank bears interest at 6.25% per year. Interest is payable quarterly and the principal is due in a lump sum on September 30, 2006. The loan is collateralized by a deposit with the bank of approximately $2,500,000. Also on November 27, 1996 AMP converted $3,000,000 of principal plus $540,985 of accrued interest of its previous note into 3,058,833 shares of common stock as described above. In connection with the conversion the Company provided valuation guarantees as described above.

In the event that additional shares are issued as a result of the guarantees, the net book value of all shares and earnings per share would be diluted. There would be no effect on the net income of the Company.


(16) Accounting Pronouncements

Effective January 1, 1996, the Company has adopted Financial Accounting Standards Board, (FASB) Statements No. 121 "Accounting for the Impairment of Long-Lived Assets to be Disposed of" and No. 123 "Accounting for Stock-Based Compensation". The Company has reviewed these pronouncements and expects that there will be no impairment of any of its long-lived assets under FASB Statement No. 121. FASB Statement No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument. However, the Company may continue to measure compensation cost for employee stock compensation transactions using the intrinsic value based method of accounting prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees". If the Company elects to remain with the accounting in Opinion 25 it then must make proforma disclosures of net income and earnings per share, as if the fair value based method of accounting, as defined under FASB Statement No. 123 had been applied.


These statements are effective for financial statements for fiscal years that begin after December 15, 1995. The Company is of the position that if these statements had been implemented for fiscal year 1995, the effect would be immaterial to the overall financial statements.

                               FIBERCORE, INC.
                         CONSOLIDATED BALANCE SHEETS
                         SEPTEMBER 30, 1996 AND 1995
                                 (UNAUDITED)

DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA.

                                                                              1996      1995
                                                                           --------- ---------
ASSETS
Current Assets:
 Cash....................................................................  $   524   $ 4,268
 Accounts receivable, net of allowance for doubtful
  accounts of $39 and $11 in 1996 and 1995, respectively.................      859       559
 Inventory...............................................................    1,347       889
 Other current assets....................................................       66        75
                                                                           --------- ---------
  Total Current Assets...................................................    2,796     5,791
Property and equipment, net of depreciation..............................    3,950     3,618
Patents, net of amortization.............................................    6,906     7,556
Other assets.............................................................      366        99
                                                                           --------- ---------
  Total Assets...........................................................  $14,018   $17,064
                                                                           ========= =========
LIABILITIES and STOCKHOLDERS' EQUITY Current Liabilities:
 Notes payable...........................................................  $   200   $ 3,441
 Accounts payable........................................................    1,096     1,389
 Accrued liabilities.....................................................    1,277       227
                                                                           --------- ---------
  Total Current Liabilities..............................................    2,573     5,057
 Long-term debt, less current maturities.................................    5,500     7,194
                                                                           --------- ---------
  Total Liabilities......................................................    8,073    12,251
 Stockholders' Equity:
  Common stock, $0.001 par value, authorized 100,000,000 shares;  31,336,442 and
  27,919,691 issued and outstanding in 1996 and 1995,
  respectively...........................................................       31        28
 Additional paid-in capital..............................................   13,903     8,843
 Accumulated deficit.....................................................   (8,136)   (3,779)
 Accumulated translation adjustment......................................      147      (279)
                                                                           --------- ---------
  Total Stockholders' Equity.............................................    5,945     4,813
                                                                           --------- ---------
  Total Liabilities and Stockholders' Equity.............................  $14,018   $17,064
                                                                           ========= =========


           See the notes to the consolidated financial statements.

                               FIBERCORE, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                 (UNAUDITED)

DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA.

                                                         1996         1995
                                                     ------------ ------------
Net Sales..........................................  $     6,245  $     1,628
Cost of Sales......................................        6,108        2,509
                                                     ------------ ------------
 Gross Profit (Loss)...............................          137         (881)
Research and Development...........................          281           34
Selling, General and Administrative Expenses ......        2,766        1,050
                                                     ------------ ------------
 Loss from Operations..............................       (2,910)      (1,965)
Interest Income....................................            1           81
Interest Expense...................................          280          315
Other Income.......................................          807           48
Other Expense......................................          117
                                                     ------------ ------------
 Net Loss..........................................  $    (2,499) $    (2,151)
                                                     ============ ============
 Primary Earnings (Loss) Per Share.................  $     (0.08) $     (0.09)
                                                     ============ ============
 Weighted Average Shares Outstanding...............   30,815,900   25,262,819
                                                     ============ ============
 Fully Diluted Earnings (Loss) Per Share...........  $     (0.08) $     (0.09)
                                                     ============ ============
 Weighted Average Shares Outstanding (Fully
  Diluted).........................................   32,899,366   25,470,719
                                                     ============ ============


           See the notes to the consolidated financial statements.

                               FIBERCORE, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                 (UNAUDITED)

Dollars in Thousands

                                                                        1996        1995
                                                                     ---------- -----------
Cash flows from operating activities:
 Net loss..........................................................  $(2,499)   $(2,151)
                                                                     ---------- -----------
 Adjustments to reconcile net loss to net cash used in operations:
  Depreciation and amortization....................................    1,033        480
  Officers interest for loan incentive.............................                  45
  Compensation expense of stock options issued.....................      846
  Increase (decrease) in operating assets:
   Accounts receivable.............................................       84        205
   Inventories.....................................................      (59)       614
   Prepaid and other current assets................................      (56)        67
  Increase (decrease) in operating liabilities:
   Accounts payable................................................     (715)       389
   Accrued expenses................................................      388        145
                                                                     ---------- -----------
 Total adjustments.................................................    1,583        173
                                                                     ---------- -----------
  Net cash from (used in) operating activities.....................     (916)    (1,978)
Cash flows from (used in) investing activities:
 Purchase of property and equipment................................     (353)    (1,224)
 Foreign currency translation adjustment...........................      (67)       (67)
 Decrease in deferred expenses.....................................                   2
 Cash acquired from ALT acquisition................................                   7
 Increase in patent costs..........................................
                                                                     ---------- -----------
 Net cash from (used in) investing activities......................     (420)    (1,282)
                                                                     ---------- -----------
Cash flows from financing activities:
 Proceeds from sale of stock.......................................      550
 Proceeds from notes...............................................      700      7,315
 Repayment of notes................................................      200          7
 Increase in deposits..............................................       23
 Repayment of capital lease liability..............................                  38
                                                                     ---------- -----------
  Net cash from (used in) financing activities.....................    1,027      7,270
Net charge in cash.................................................     (309)     4,010
Cash, beginning of period..........................................      833        258
                                                                     ---------- -----------
Cash, end of period................................................  $   524    $ 4,268
                                                                     ========== ===========
Supplemental disclosure of non-cash financing activities:
 Net assets acquired from acquisition of ALT for stock.............             $ 7,000
 Reduction in value of equipment due to cancellation of capital
  lease............................................................             $   499
 Common stock issued for services..................................             $    44
 Retirement of shares owned by ALT before acquisition..............             $     4
 Note issued to SICO for equipment in exchange for Company shares
  previously issued................................................             $ 2,642
 Common stock issued for retirement of debt........................  $   514
 Common stock issued for investment in joint venture...............  $   233


           See the notes to the consolidated financial statements.

                               FIBERCORE, INC.
              Notes to Consolidated Interim Financial Statements
                         September 30, 1996 and 1995
                                 (Unaudited)

1. The consolidated interim financial statements include all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the periods. These adjustments are of a normal recurring nature.

2. NOTES PAYABLE AND LONG-TERM DEBT:

In August 1996, the Company issued 111,642 shares of common stock in full settlement of the note payable to Connecticut Inovations, Inc. in the amount of $210,884 plus accrued interest of $30,984. Also in August 1996, the Company issued 142,540 shares of common stock in full settlement of the note payable to the Connecticut Development Authority in the amount of $202,276 plus accrued interest of $70,213.

In March 1996 the Company issued a convertible promissory note in the amount of $200,000 to a director of ALT. The note bears interest at 8.5% and is due on April 1, 1997. The note plus accrued interest, if any, is convertible into common stock of the Company at the rate of $1.36 per share. In addition, the Company issued warrants to purchase 146,850 common shares of the Company at $1.63 per share. The warrants expire on March 15, 1998.

On July 1, 1996 the Company borrowed $500,000 under two loan agreements with the spouses of the President and the Vice-President of the Company. The loans are in the amount of $250,000 each and bear interest at the prime rate plus one percent, (currently 9.25%) and are due on June 30, 1999. In conjunction with the loans each lender received warrants to purchase 115,220 common shares of the Company at the rate of $1.81 per share. The warrants expire on July 31, 2001.

3. STOCKHOLDERS' EQUITY


During the nine months ended September 30, 1996 the Company issued 403,843 shares of the Company's common stock to Dr. M. Mahmud Awan, a director, under a share purchase agreement dated January 11, 1996. The Company received $550,000 ($1.36 per share) in payment for the shares. Also under the agreement the Company issued 171,634 shares as part of the shares to be issued for the formation of and interest in a joint venture ( FOI).

4. STOCK OPTIONS

During the nine months ended September 30, 1996 the Company granted options to purchase 382,184 common shares of the Company to employees and others. The options are exercisable at prices ranging from $0.68 to $2.00 per share. The Company has recorded compensation expense of $846,000 representing the difference between the trading price of the Company's stock on the dates of the grants multiplied by the number of shares under option and the proceeds that would be received on exercise of the options.

5. EARNINGS PER SHARE


The fully diluted earnings per share amounts assume exercise of outstanding common stock equivalents ( warrants and options ) issued subsequent to June 30, 1995, using the treasury stock method. In accordance with SEC staff accounting bulletin topic 4D these shares are included even though the effect may be anti-dilutive.


6. The interim financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1995, including the notes thereto.

                               FIBERCORE, INC.
                 PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                              September 30, 1995
                                 (Unaudited)

The Pro Forma Financial Statements are presented for the year ended December 31, 1995 and the nine months ended September 30, 1995 to reflect the acquisition by the Company of ALT (the only transaction for which the pro forma statements are presented) as if the acquisition had occurred at the beginning of the respective periods, January 1, (the acquisition actually occurred on September 18, 1995). The entities included are FiberCore, Inc. and ALT, Inc. The pro forma presentation shows what the effect on net income, assets and net equity would have been if the acquisition had occurred on January 1, 1995. The acquisition was accounted for as a purchase.

                               FIBERCORE, INC.
                     PRO FORMA CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1995
                                 (UNAUDITED)

DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA.

                                                              HISTORICAL           PRO FORMA    PRO FORMA
                                                     --------------------------- ------------- -----------
                                                        FIBERCORE,
ASSETS                                                     INC.       ALT, INC.   ADJUSTMENTS    COMBINED
                                                     --------------- ----------- ------------- -----------
Current Assets:
 Cash..............................................  $ 4,260         $    8      $             $ 4,268
 Accounts receivable, net of allowance for doubtful
  accounts.........................................      518             44                        562
 Inventory.........................................      750            139                        889
 Other current assets..............................       74              1                         75
                                                     --------------- ----------- ------------- -----------
  Total Current Assets.............................    5,602            192          --          5,794

Property and equipment, net of depreciation .......    3,613              5                      3,618
Patents, net of amortization.......................       82          7,034        (173)(2,3)    6,943
Other assets.......................................    7,139                      7,040 (1,5)       99
                                                     --------------- ----------- ------------- -----------
  Total Assets.....................................  $16,436         $7,231      $      6,867  $16,454
                                                     =============== =========== ============= ===========
LIABILITIES and STOCKHOLDERS' EQUITY
Current Liabilities:
 Notes payable.....................................  $ 2,963         $  478      $             $ 3,441
 Accounts payable..................................    1,239            153                      1,392
 Accrued liabilities...............................      173             94            40 (5)      227
                                                     --------------- ----------- ------------- -----------
  Total Current Liabilities........................    4,375            725                40    5,060

Long-term debt, less current maturities............    7,194                                     7,194
                                                     --------------- ----------- ------------- -----------
  Total Liabilities................................   11,569            725                40   12,254
                                                     --------------- ----------- ------------- -----------

Stockholders' Equity:
 Common stock......................................       28              9             9 (1)       28
 Additional paid-in capital........................    8,843          6,991         6,991 (1)    8,843
 Accumulated deficit...............................   (3,725)          (494)            (173)   (4,392)
 Accumulated translation adjustment................     (279)            --                       (279)
                                                     --------------- ----------- ------------- -----------
  Total Stockholders' Equity.......................    4,867          6,506             6,827    4,200
                                                     --------------- ----------- ------------- -----------
  Total Liabilities and Stockholders' Equity.......  $16,436         $7,231      $      6,867  $16,454
                                                     =============== =========== ============= ===========


      See the notes to the pro forma consolidated financial statements.

                               FIBERCORE, INC.
                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                 (UNAUDITED)

DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA.

                                                              HISTORICAL           PRO FORMA     PRO FORMA
                                                     --------------------------- ------------- ------------
                                                       FIBERCORE,
                                                           INC.       ALT, INC.   ADJUSTMENTS    COMBINED
                                                     --------------- ----------- ------------- ------------
Net Sales..........................................  $ 1,617         $ 173       $             $     1,790
Cost of Sales......................................    2,504           109         435 (2)           3,048
                                                     --------------- ----------- ------------- ------------
 Gross Profit (Loss)...............................     (887)           64           (435)          (1,258)
Research and Development...........................       31           121                             152
Selling, General and Administrative Expenses ......    1,033           278         105 (4)           1,206
                                                     --------------- ----------- ------------- ------------
 Loss from Operations..............................   (1,951)         (335)          (330)          (2,616)
Interest Income....................................       81                                            81
Interest Expense...................................      262           277        (262)(3)             277
Other Income.......................................       35           118        (105)(4)              48
                                                     --------------- ----------- ------------- ------------
 Net Loss..........................................  $(2,097)        $(494)      $   (173)     $    (2,764)
                                                     =============== =========== ============= ============
 Primary Earnings (Loss) Per Share.................                                            $     (0.09)
                                                                                               ============
 Weighted Average Shares Outstanding...............                                             30,157,895
                                                                                               ============
 Fully Diluted Earnings (Loss) Per Share...........                                            $     (0.09)
                                                                                               ============
 Weighted Average Shares Outstanding (Fully
  Diluted).........................................                                             30,365,796
                                                                                               ============


      See the notes to the pro forma consolidated financial statements.

                               FIBERCORE, INC.
             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                              September 30, 1995
                                 (Unaudited)

1. The consolidated interim financial statements include all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the periods. These adjustments are of a normal recurring nature.

2. Explanation of Pro Forma Adjustments:

   (1) Elimination of investment by FiberCore in ALT.


   (2) Additional amortization expense on patents for the period January 1, 1995 to September 18, 1995 that would have been charged had the acquisition occurred at the beginning of the period. Immediately prior to the acquisition of ALT by FiberCore, the basis of the ALT patents was adjusted to the fair value of those patents based on an independent appraisal. The basis of the patents was adjusted by $7,437,000 as of September 18, 1995, the acquisition date. Had the acquisition occurred at the beginning of the period this adjustment would have been made at that date, and, therefor, an additional amortization would have been recorded on the increased value for the period January 1, 1995 to September 18, 1995. This additional amortization would be approximately $435,000.

   (3) Reduction of interest expense on ALT debt that was capitalized immediately prior to the acquisition, that would not have been incurred had the acquisition occurred at the beginning of the period. Immediately prior to the acquisition of ALT by FiberCore, approximately $3,367,000 of debt of ALT was capitalized (converted to stock of ALT). Had the acquisition occurred at January 1, 1995 (the beginning of the period) this debt would have been capitalized at that date. As a result, the interest on such debt for the period January 1 to September 18, 1995 (the actual acquisition date) would not have been incurred by ALT. The amount of interest for the period was $262,000 and the average interest rate on the debt was 11.0%.


   (4) Elimination of intercompany charges vs income.

   (5) Elimination of deferred costs on FiberCore's books resulting from charges from ALT that were included in deferred revenue on ALT's books.

                               FIBERCORE, INC.
                 PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 1995
                                 (Unaudited)

The Pro Forma Financial Statements are presented for the year ended December 31, 1995 and the nine months ended September 30, 1995 to reflect the acquisition by the Company of ALT (the only transaction for which the pro forma statements are presented) as if the acquisition had occurred at the beginning of the respective periods, January 1, (the acquisition actually occurred on September 18, 1995). The entities included are FiberCore, Inc. and ALT, Inc. The pro forma presentation shows what the effect on net income, assets and net equity would have been if the acquisition had occurred on January 1, 1995. The acquisition was accounted for as a purchase.

                               FIBERCORE, INC.
                     PRO FORMA CONSOLIDATED BALANCE SHEET
                              DECEMBER 31, 1995
                                 (UNAUDITED)

DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA.

                                                                HISTORICAL           PRO FORMA    PRO FORMA
                                                       --------------------------- ------------- -----------
                                                         FIBERCORE,
ASSETS                                                       INC.       ALT, INC.   ADJUSTMENTS    COMBINED
                                                       --------------- ----------- ------------- -----------
Current Assets:
 Cash................................................  $   793         $   40      $             $   833
 Accounts receivable, net of allowance for doubtful
  accounts...........................................      832             74            36 (6)      870
 Inventory...........................................    1,280            127                      1,407
 Other current assets................................       27              1                         28
                                                       --------------- ----------- ------------- -----------
  Total Current Assets...............................    2,932            242                36    3,138
Property and equipment, net of depreciation .........    4,114              5                      4,119
Patents, net of amortization.........................       77          6,896        (173)(2,3)    6,800
Other assets.........................................    7,162                      7,036 (1,5)      126
                                                       --------------- ----------- ------------- -----------
  Total Assets.......................................  $14,285         $7,143      $      6,899  $14,183
                                                       =============== =========== ============= ===========
LIABILITIES and STOCKHOLDERS'
 EQUITY
Current Liabilities:
 Notes payable.......................................  $   200         $  410      $             $   610
 Accounts payable....................................    1,658            204            35 (6)    1,827
 Accrued liabilities.................................      870            161            37 (5)      994
                                                       --------------- ----------- ------------- -----------
  Total Current Liabilities..........................    2,728            775                72    3,431
Long-term debt, less current maturities..............    5,000                                     5,000
                                                       --------------- ----------- ------------- -----------
  Total Liabilities..................................    7,728            775                72    8,431
                                                       --------------- ----------- ------------- -----------
Stockholders' Equity:
 Common stock........................................       31              9             9 (1)       31
 Additional paid-in capital..........................   11,760          6,991         6,991 (1)   11,760
 Accumulated deficit.................................   (5,449)          (632)         (173)      (6,254)
 Accumulated transalation adjustment.................      215                                       215
                                                       --------------- ----------- ------------- -----------
  Total Stockholders' Equity.........................    6,557          6,368             6,827    5,752
                                                       --------------- ----------- ------------- -----------
  Total Liabilities and Stockholders' Equity.........  $14,285         $7,143      $      6,899  $14,183
                                                       =============== =========== ============= ===========


      See the notes to the pro forma consolidated financial statements.

                               FIBERCORE, INC.
                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                                 (UNAUDITED)

DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA.

                                                        HISTORICAL           PRO FORMA     PRO FORMA
                                               --------------------------- ------------- ------------
                                                  FIBERCORE,
                                                     INC.       ALT, INC.   ADJUSTMENTS    COMBINED
                                               --------------- ----------- ------------- ------------
Net Sales....................................  $ 3,009         $ 246       $             $     3,255
Cost of Sales................................    4,467           175         435 (2)           5,077
                                               --------------- ----------- ------------- ------------
 Gross Profit (Loss).........................   (1,458)           71        (435)             (1,822)
Research and Development.....................       55           133                             188
Selling, General and Administrative
 Expenses....................................    1,922           432         107 (4)           2,247
                                               --------------- ----------- ------------- ------------
 Loss from Operations........................   (3,435)         (494)       (328)             (4,257)
Interest Income..............................      148                                           148
Interest Expense.............................      485           307        (262)(3)             530
Other Income.................................       85           169        (107)(4)             147
Other Expense................................      133                                           133
                                               --------------- ----------- ------------- ------------
 Net Loss....................................  $(3,820)        $(632)      $(173)        $    (4,625)
                                               =============== =========== ============= ============
 Primary Earnings (Loss) Per Share...........                                            $     (0.15)
                                                                                         ============
 Weighted Average Shares Outstanding.........                                             30,245,879
                                                                                         ============
 Fully Diluted Earnings (Loss) Per Share.....                                            $     (0.15)
                                                                                         ============
 Weighted Average Shares Outstanding (Fully
  Diluted)...................................                                             30,980,539
                                                                                         ============


      See the notes to the pro forma consolidated financial statements.

                               FIBERCORE, INC.
             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 1995
                                 (Unaudited)

1. The consolidated pro forma financial statements include all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the periods. These adjustments are of a normal recurring nature.

2. Explanation of Pro Forma Adjustments:

   (1) Elimination of investment by FiberCore in ALT.


   (2) Additional amortization expense on patents for the period January 1, 1995 to September 18, 1995 that would have been charged had the acquisition occurred at the beginning of the period. Immediately prior to the acquisition of ALT by FiberCore, the basis of the ALT patents was adjusted to the fair value of those patents based on an independent appraisal. The basis of the patents was adjusted by $7,437,000 as of September 18, 1995, the acquisition date. Had the acquisition occurred at the beginning of the period this adjustment would have been made at that date, and, therefor, an additional amortization would have been recorded on the increased value for the period January 1, 1995 to September 18, 1995. This additional amortization would be approximately $435,000.

   (3) Reduction of interest expense on ALT debt that was capitalized immediately prior to the acquisition, that would not have been incurred had the acquisition occurred at the beginning of the period. Immediately prior to the acquisition of ALT by FiberCore, approximately $3,367,000 of debt of ALT was capitalized (converted to stock of ALT). Had the acquisition occurred at January 1, 1995 (the beginning of the period) this debt would have been capitalized at that date. As a result, the interest on such debt for the period January 1 to September 18, 1995 (the actual acquisition date) would not have been incurred by ALT. The amount of interest for the period was $262,000 and the average interest rate on the debt was 11.0%.


   (4) Elimination of intercompany charges vs income.

   (5) Elimination of deferred costs on FiberCore's books resulting from charges from ALT that were included in defered revenue on ALT's books.

   (6) Elimination of intercompany accounts receivable vs. accounts payable between FiberCore and ALT.

              LETTERHEAD OF MOTTLE MCGRATH BRANEY & FLYNN, P.C.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
FiberCore Incorporated and Subsidiary

We have audited the consolidated balance sheets of FiberCore Incorporated and Subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1994 and the period ended November 5, 1993 (Date of Inception) to December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FiberCore Incorporated and Subsidiary as of December 31, 1994 and 1993, and the results of their operations and their cash flows for the year ended December 31, 1994 and the period November 5, 1993 (Date of Inception) to December 31, 1993 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern As described in Note 1 to the financial statements, the Company has experienced a loss from operations for the year ended December 31, 1994 and has a net working capital deficiency at December 31, 1994. In the event that the Company is unable to obtain suitable alternative financing, there is substantial doubt about the Company's ability to continue as a going concern. Management's plans in response to this matter are described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                       /s/ MOTTLE MCGRATH BRANEY & FLYNN, P . C.
                                           MOTTLE MCGRATH BRANEY & FLYNN, P . C.


Worcester, Massachusetts
November 6, 1995

                    FIBERCORE INCORPORATED AND SUBSIDIARY
                                BALANCE SHEETS
                          December 31, 1994 and 1993

                                                                          1994          1993
                                                                     -------------- -----------
                               ASSETS
Current assets:
 Cash                                                                $   253,557    $397,850
 Accounts receivable ..............................................      189,008          --
 Other receivables ................................................      120,119          --
 Due from affiliate ...............................................        1,790          --
 Inventories ......................................................      168,344          --
 Prepaid and other current assets .................................        7,853       5,126
                                                                     -------------- -----------
  Total current assets ............................................      740,671     402,976
                                                                     -------------- -----------
Property and equipment ............................................    3,557,181       2,833
 Less accumulated depreciation ....................................      254,953          --
                                                                     -------------- -----------
                                                                       3,302,228       2,833
                                                                     -------------- -----------
Other assets:
 Patent, less accumulated amortization of $2,086 in 1994 ..........       81,591      68,035
 Organizational costs, less accumulated amortization of $33,315 in
  1994 ............................................................      133,259     166,574
 Security deposit .................................................        7,500          --
                                                                     -------------- -----------
                                                                         222,350     234,609
                                                                     -------------- -----------
                                                                     $ 4,265,249    $640,418
                                                                     ============== ===========
                LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
 Notes payable ....................................................  $   207,150          --
 Current maturities of capitalized lease obligation ...............       81,052          --
 Accounts payable .................................................      854,671       3,751
 Accrued expenses .................................................       86,926          --
                                                                     -------------- -----------
  Total current liabilities .......................................    1,229,799       3,751
                                                                     -------------- -----------
 Capitalized lease obligation, less current portion ...............      456,476          --
                                                                     -------------- -----------

Stockholders' Equity:
 Common stock, $.01 par value, authorized 20,000,000 shares; issued
  6,594,264 and 5,600,001 shares; of which 125,000 shares are held
  in treasury in 1994 .............................................       65,943      56,000
 Paid in capital ..................................................    4,627,774     660,667
 Subscriptions receivable .........................................      (80,000)
 Accumulated deficit ..............................................   (1,624,913)         --
 Accumulated translation adjustment ...............................       10,170          --
                                                                     -------------- -----------
                                                                       3,078,974     636,667
 Less treasury stock, at cost .....................................      500,000          --
                                                                     -------------- -----------
  Total stockholders' equity ......................................    2,578,974     636,667
                                                                     -------------- -----------
                                                                     $ 4,265,249    $640,418
                                                                     ============== ===========


         See accompanying notes to consolidated financial statements

                   FIBERCORE INCORPORATED AND SUBSTDIARY
                           STATEMENTS OF OPERATIONS
          Year Ended December 31, 1994 and the Period November 5, 1993
                    (Date of Inception) to December 31, 1993

                                                     1994        1993
                                               --------------- -------
Net sales ...................................  $   230,888     $  --
Cost of sales ...............................    1,063,560        --
                                               --------------- -------
 Gross profit (loss) ........................     (832,672)       --
Operating expenses: .........................
 Selling, general and administrative expenses      699,199        --
 Research and development ...................       90,465        --
                                               --------------- -------
                                                (1,622,336)       --
 Operating loss .............................
 Interest income ............................       14,870        --
 Interest expense ...........................      (22,590)       --
 Other income ...............................        5,143        --
                                               --------------- -------
 Net loss ...................................  $(1,624,913)    $  --
                                               =============== =======


         See accompanying notes to consolidated financial statements.

                    FIBERCORE INCORPORATED AND SUBSIDIARY
                      STATEMENTS OF STOCKHOLDERS' EQUITY
          Year Ended December 31, 1994 and the Period November 5, 1993
                    (Date of Inception) to December 31, 1993

                                                       COMMON STOCK
                                                   ---------------------
                                                                         ADDITIONAL                            ACCUMULATED
                                                               $0.1 PAR   PAID-IN   SUBSCRIPTION  ACCUMULATED  TRANSLATION
                                                     SHARES    VALUE     CAPITAL    RECEIVABLE     DEFICIT      ADJUSTMENT
-------------------------------------------------  ---------- --------- ----------- ------------ ------------- -----------
Issuance of stock for services provided .........  2,617,581  $26,176   $  136,961  $      --    $         --   $      --
Issuance of stock for patent ....................  1,000,000   10,000       50,000         --              --          --
Issuance of stock ...............................  1,535,753   15,357      398,173         --              --          --
Issuance of stock in exchange for subscription
receivable ......................................    446,667    4,467       75,533    (80,000)             --          --
                                                   ---------- --------- ----------- ----------    -----------   ---------
Balance, December 31, 1993 ......................  5,600,001   56,000      660,667    (80,000)             --          --
Issuance of stock in exchange for equipment  ....    605,000    6,050    2,413,950         --              --          --
Issuance of stock for cash ......................    387,250    3,873    1,545,127         --              --          --
Proceeds received ...............................         --       --           --     80,000              --          --
Issuance of stock for services ..................      2,013       20        8,030         --              --          --
Purchase of treasury stock, (125,000 shares)  ...         --       --           --         --              --          --
Currency translation adjustment .................         --       --           --         --              --      10,170
Net loss ........................................         --       --           --         --      (1,624,913)         --
                                                   ---------- --------- ----------- ----------    -----------   ---------
Balance, December 31, 1994 ......................  6,594,264  $65,943   $4,627,774  $      --    $ (1,624,913)  $  10,170
                                                   ========== ========= =========== ==========    ===========   =========


                                                      TREASURY
                                                       STOCK      TOTAL
-------------------------------------------------  ----------  -----------
Issuance of stock for services provided .........  $      --   $   163,137
Issuance of stock for patent ....................         --        60,000
Issuance of stock ...............................         --       413,530
Issuance of stock in exchange for subscription
receivable ......................................         --            --
                                                   ----------  - ----------
Balance, December 31, 1993 ......................         --       636,667
Issuance of stock in exchange for equipment  ....         --     2,420,000
Issuance of stock for cash ......................         --     1,549,000
Proceeds received ...............................         --        80,000
Issuance of stock for services ..................         --         8,050
Purchase of treasury stock, (125,000 shares)  ...   (500,000)     (500,000)
Currency translation adjustment .................         --        10,170
Net loss ........................................         --    (1,624,913)
                                                   ----------   -----------
Balance, December 31, 1994 ......................  $(500,000)  $ 2,578,974
                                                   ==========   ===========



         See accompanying notes to consolidated financial statements.

                    FIBERCORE INCORPORATED AND SUBSIDIARY
                           STATEMENTS OF CASH FLOWS
          Year Ended December 31, 1994 and the Period November 5, 1993
                    (Date of Inception) to December 3l, 1993

                                                                                          1994          1993
                                                                                    --------------- -----------
Cash flows from operating activities:
 Net loss ........................................................................  $(1,624,913)    $     --
                                                                                    --------------- -----------
 Adjustments to reconcile net loss to net cash used in operating activities: .....
  Depreciation and amortization ..................................................      289,237           --
  Accounts receivable ............................................................     (189,008)          --
  Other receivables ..............................................................     (120,119)          --
  Inventories ....................................................................     (168,344)          --
  Prepaid and other current assets ...............................................       (2,727)      (5,126)
  Accounts payable ...............................................................      866,120        3,751
  Accrued expenses ...............................................................       86,926           --
                                                                                    --------------- -----------
   Total adjustments .............................................................      762,085       (1,375)
                                                                                    --------------- -----------
   Net cash used in operating activities .........................................     (862,828)      (1,375)
                                                                                    --------------- -----------
Cash flows from investing activities:
 Purchase of property and equipment ..............................................     (558,653)      (2,833)
 Increase in patent costs ........................................................      (15,642)      (8,035)
 Cost of organizational costs ....................................................       (3,437)
 Foreign currency translation adjustment .........................................       11,287           --
 Net amount due from affiliate ...................................................       (1,790)          --
                                                                                    --------------- -----------
  Net cash used in investing activities ..........................................     (564,798)     (14,305)
                                                                                    --------------- -----------
Cash flows from financing activities:
 Proceeds from subscriptions receivable ..........................................       80,000           --
 Proceeds from sale of common stock ..............................................    1,549,000      413,530
 Proceeds from note payable ......................................................      200,000           --
 Security deposit ................................................................       (7,500)          --
 Repayment of capitalized lease obligations ......................................      (38,167)          --
 Purchase of treasury stock ......................................................     (500,000)          --
                                                                                    --------------- -----------
  Net cash provided by financing activities ......................................    1,283,333      413,530
                                                                                    --------------- -----------
Net change in cash ...............................................................     (144,293)     397,850
Cash, beginning of year ..........................................................      397,850           --
                                                                                    --------------- -----------
Cash, end of year ................................................................  $   253,557     $397,850
                                                                                    =============== ===========
Supplemental disclosure of cash flow information: Cash paid during the year for:
Interest .........................................................................  $    22,590     $     --
Supplemental disclosure of noncash investing and financing activities:
 Patents acquired in exchange for common stock ...................................           --       60,000
 Common stock issued in exchange for services provided in the start-up phase of
  the Company ....................................................................           --      163,137
 Equipment acquired in exchange for common stock and capital lease ...............    2,995,695           --
 Accounts payable reclassed to notes payable .....................................        7,150           --
 Stock issued in exchange for services ...........................................        8,050           --


               See accompanying notes to financial statements.

                    FIBERCORE INCORPORATED AND SUBSIDIARY
                           STATEMENTS OF CASH FLOWS
          Year Ended December 31, 1994 and the Period November 5, 1993
                    (Date of Inception) to December 31, 1993

                                                                           1994       1993
                                                                       ----------- ---------
Supplemental disclosure of cash flow information:
 Cash paid during the year for:
  Interest...........................................................  $   22,590  $      --

Supplemental disclosure of noncash investing and financing activities:

 Patents acquired in exchange for common stock.......................          --     60,000
 Common stock issued in exchange for services provided in the
  start-up phase of the Company......................................          --    163,137
 Equipment acquired in exchange of common stock and capital lease....   2,995,695         --
 Accounts payable reclassed to notes payable.........................       7,150         --
 Stock issued in exchange for services...............................       8,050         --


               See accompanying notes to financial statements.

                    FIBERCORE INCORPORATED AND SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS

(1) INCORPORATION AND DESCRIPTION OF BUSINESS

FiberCore Incorporated (Company) was organized under the laws of the State of Nevada on November 5, 1993. The Company is involved in the research, development and commercialization of a patented, new and more efficient method of producing single-mode optical fiber preforms.

At December 31, 1993 the Company was considered a development stage corporation. For the year ended De cember 31, 1994, the Company is no longer considered to be in the development stage.

On July 14, 1994 the Company established a 100% wholly-owned subsidiary, Fiber Core Glasfaser Jena GmbH (Jena) which is organized and operates under the laws of Germany. Jena is involved in the production and selling of optical fiber, preforms and fiber for the telecommunications market.

The Company experienced a loss from operations of $1,624,913 for the year ended December 31, 1994 and has a net working capital deficiency of $489,128 at December 31, 1994. Additionally, the Company's newly acquired subsidiary, ALT (see Note 14) is in default on loans totaling approximately $413,000 plus accrued interest and is contingently liable for debt of its former subsidiary approximating $l,000,000. The Company is attempting to obtain additional funding through debt and/or equity financing. In the event that the Company is unable to secure additional funding, there is substantial doubt about the Company's ability to continue as a go ing concern.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Principles of consolidation

For 1994, the consolidated financial statements include the accounts of FiberCore Incorporated and its subsid iary, Fiber Core Glasfaser Jena GmbH. All material intercompany balances and transactions have been eliminated in consolidation.

(b) Inventories

Inventories are stated at the lower of cost (average) or market. Cost for Jena inventory, approximately 73% of total inventory, is based upon normal utilization of production capacities. Cost for Company inventory, approximately 27% of total inventory, is determined by the first-in, first-out method.

(c) Property and equipment

All property and equipment acquisitions are stated at cost. The cost of maintenance and repairs is charged to expense as incurred.

The Company's policy is to depreciate property and equipment using the straight-line method over the useful lives of the assets.

(d) Other assets

Organizational costs will be amortized using the straight-line method over a five year period.

The Company has made various filings for patents on new products and product improvements. Total related costs amount to $15,642 and $668,035 at December 31, 1994 and 1993, respectively, and are amortized over seventeen years beginning with the period in which the patent rights are granted.

It is the Company's policy to account for patents at the lower of amortized cost or net realizable value. On an ongoing basis the Company reviews the valuation and amortization of its patents. As a part of this review, the Company estimates the net realizable value of its patents, taking into consideration any events and circumstances which might have diminished the value.

                   FIBERCORE INCORPORATED AND SUBSIDIARY
                  NOTES TO FINANCIAL STATEMENTS-(Continued)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(e) Translation of foreign currencies

The translation of foreign currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate for the period. The gains and losses resulting from translation are included in stockholders' equity.

(f) Income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes". Deferred taxes are recognized based on the temporary difference between the recognition of certain costs and expenses for financial statement and tax purposes.

(3) OTHER RECEIVABLES

Other receivables consist of the following:

                                      1994     1993
                                   ----------- ------
               Value added tax...  $118,984    $  --
               Other.............     1,135       --
                                   ----------- ------
                                   $120,119    $  --
                                   =========== ======



The value added tax receivable comprises principally advance payments to the German tax authorities.

(4) INVENTORIES

Inventories consist of the following:

                                              1994     1993
                                           ---------- ------
                         Raw materials ..  $ 11,929   $  --
                         Finished goods .   156,415      --
                                           ---------- ------
                                           $168,344   $  --
                                           ========== ======


(5) PROPERTY AND EQUIPMENT

Property and equipment, together with their estimated useful lives, consist of the following:

                            ESTIMATED
                          USEFUL LIVES      1994       1993
                         -------------- ------------ --------
Office equipment........     5 years    $   24,707   $2,833
Machinery and equipment. 3 - 7 years     3,522,346       --
Furniture and fixtures..     7 years         5,421       --
Leasehold improvements      10 years         4,707       --
                                        ------------ --------
                                        $3,557,181   $2,833
                                        ============ ========

Depreciation on property and equipment charged to expense was $253,836 in 1994.

Included in the above amounts is equipment acquired by an obligation under a capital lease of $2,995,695. Accumulated amortization on property and equipment acquired by an obligation under a capital lease totalled $250,986, which is included in depreciation expense for the year ended December 31, 1994.

                      FIBERCORE INCORPORATED AND SUBSIDIARY
                    NOTES TO FINANCIAL STATEMENTS-(Continued)

(6) NOTES PAYABLE

Notes payable consists of the following:

                                                                                                  1994
                                                                                               ----------
         Note payable to John Royle and Sons, with interest at prime plus 2%, due February
           2, 1996...........................................................................  $  7,150

         Note payable to Harkerside Trust, dated December 23, 1994, interest at 10.5%
           payable on June 1st and December 1st of each year, due December 23, 1996 or on demand after December 6, 1995, by thirty days prior written notice of such demand to FiberCore Incorporated, issued with non-qualified warrants expiring January 1,
           2000 to purchase 10,000 shares of common stock at $6.00 per share.................   200,000
                                                                                               ----------
                                                                                                207,150
         Less current portion................................................................   207,150
                                                                                               ----------
                                                                                               $     --
                                                                                               ==========


(7) OBLIGATION UNDER A CAPITAL LEASE

 Obligation under a capital lease to SICO Jena
  Quarzschmelze GmbH, with interest at approximately 8%,
  expiring June 2000.......................................  $537,528
Less current portion ......................................    81,052
                                                             -----------
                                                             $456,476
                                                             ===========

Minimum future lease payments for an obligation under a capital lease as of December 31, 1994 for each of the next five years and in the aggregate are:

YEAR ENDED DECEMBER                              AMOUNT
--------------------------------------------  -----------
  1995......................................  $121,125
  1996 .....................................   121,125
  1997......................................   121,125
  1998......................................   121,125
  1999 and thereafter.......................   181,690
                                              -----------
  Total minimum future lease payments ......   666,190
  Less: amount representing interest........   128,662
                                              -----------
  Present value of net minimum lease
   payments ................................  $537,528
                                              ===========

                      FIBERCORE INCORPORATED AND SUBSIDIARY
                    NOTES TO FINANCIAL STATEMENTS-(Continued)

(8) COMMITMENTS AND CONTINGENCIES

In January 1994, the Company signed a lease for its office and production space. The lease term of the original lease expires on January 31, 1997 with an option to extend for two successive three year periods after the original expiration of the lease. The leased property may be acquired for amounts ranging from $1,200,000 to $l,450,000 over the first three years of the lease term.

Future minimum lease payments under noncancellable operating leases (with minimum or remaining lease terms in excess of one year) are as follows:

                              YEAR ENDING      AMOUNT
                              -------------  ----------
                                1995 ......  $81,246
                                1996 ......   89,583
                                1997.......    7,500


Jena conducts its operations from premises under an operating lease with SICO Jena Quarzschmelze GmbH. The lease expires within the next six years, and contains various renewal options. The rental payments for the facility is fixed at $21,224 per month for the first six years.

Approximate future minimum payments under the operating lease, including all option periods which Jena believes will be exercised, for the next five years and in the aggregate are as follows:

                    FISCAL YEAR ENDING
               DECEMBER                         AMOUNT
               ---------------------------  -------------
                 1995.....................  $  254,684
                 1996.....................     254,684
                 1997.....................     254,684
                 1998.....................     254,684
                 1999.....................     254,684
                 Thereafter...............     127,344
                                            -------------
                  Total minimum payments..  $1,400,764
                                            =============

Included in the statement of operations for the year ended December 31, 1994 is rent expense of $165,846 under the above described operating leases.

The Company is subject to various claims and legal actions which arise in the ordinary course of business. The Company believes such claims and legal actions, individually or in the aggregate, will not have a material adverse effect on the business of the Company.

Management of Jena has disclosed the fact that none of the property and equipment at Jena are presently covered by adequate insurance coverage.

The Company at December 31, 1994 maintained a cash account in excess of the federally insured limit of $100,000.

Jena has given a minimum investment guarantee in the amount of $1,290,600 to upgrade the equipment acquired from SICO under the capital lease. The investment can be made within the lease period at the discretion of Jena. Subsequently, the Company entered into an agreement which provided the funds in May l995.

Jena has entered into a contract to utilize 25 employees from SICO until June 30, 1995 and 30 employees; thereafter at SICO's direct cost. This obligation expires on June 30, 2000.

                      FIBERCORE INCORPORATED AND SUBSIDIARY
                    NOTES TO FINANCIAL STATEMENTS-(Continued)

(8) COMMITMENTS AND CONTINGENCIES (CONTINUED)

Based on 1994 payments under the contract the future financial commitments are estimated as follows:

YEAR ENDED DECEMBER                           AMOUNT
----------------------------------------  -------------
  1995..................................  $1,220,750
  1996 .................................   1,349,250
  1997 .................................   1,349,250
  1998 .................................   1,349,250
  1999 and thereafter...................   2,023,875
                                          -------------
   Total estimated personnel lease
    payments............................  $7,292,375
                                          =============

(9)  SHAREHOLDERS' EQUITY

The following stock options were granted during the year ended December 31, 1994:

                                SHARES    PRICE
                              --------- --------
Granted in 1994.............  20,000      $.01
                              ---------
Balance at December 31,
1994........................  20,000
                              =========


Options vest at rates stated in each employee's employment contract. The primary vesting date is the anniversary of each employee's starting date of employment.

These stock options have no stated expiration dates.

The activity relating to stock warrants issued for the year ended December 31, 1994 is summarized below:

                        EXERCISABLE AT PRICE PER SHARE

                      $4.80     $6.00      TOTAL
                    ---------- --------- ----------
December 31,
1993..............       --        --         --
Issued ...........  213,625    10,000    223,625
Cancelled ........       --        --         --
Reclassed.........       --        --         --
                    ---------- --------- ----------
December 31, 1994   213,625    10,000    223,625
                    ========== ========= ==========

As of December 31, 1994, no warrants had been exercised.

(10) INCOME TAXES

The Company has a net operating loss carryforward available of approximately $500,000 at December 31, 1994 for financial and federal and state tax purposes. The net operating loss carryforward expires in the year 2009. Jena has net operating loss carryforwards at December 31, 1994 of approximately $760,000 for corporation tax and for trade income tax purposes available to offset future taxable income. Under German tax law the losses can be carried forward indefinitely. Because future profitability is uncertain, such benefits have been fully reserved.

                      FIBERCORE INCORPORATED AND SUBSIDIARY
                  NOTES TO FINANCIAL STATEMENTS-(Continued)

(11) CONCENTRATIONS OF CREDIT RISK

The approximate net product sales by the Company to its major customers and related percentage are as follows:

                                         1994
CUSTOMER                                AMOUNT          %
--------                               --------      --------
A ...................................  $141,167        61%
B ...................................    77,755        34%


At December 31, 1994, one customer accounted for 95% of the total receivables.

(12) RELATED PARTY TRANSACTIONS

The common stock of FiberCore Incorporated at fair market value of $2,420,000 has been given as consideration to SICO Jena Quarzschmelze GmbH in exchange for equipment under the capital lease.

The chief executive officer of Fiber Core Glasfaser Jena GmbH is the controlling shareholder of SICO Jena Quarzschmelze GmbH.

SICO is Jena's main supplier of materials and its main customer; substantially all transactions between SICO and Jena did not result in cash payments in 1994. SICO so far informally extended payment terms. In conducting its operations Jena is dependent on SICO.

Transactions with SICO Jena Quarzschmelze GmbH during the year ended December 31, 1994 consist of the following:

                                                       AMOUNT
                                                   -------------
          Plant and equipment under capital
          lease..................................  $2,995,695
          Rent of premises.......................     127,342
          Purchase of services...................     407,252
          Purchase of materials..................      69,076
          Sales of fibers........................     166,079


At December 31, 1994 the Company has a receivable from SICO amounting to $178,676 and a liability to SICO of $1,133,877 including the remaining capital lease obligations, utilization of SICO personnel, rent and purchases of raw material.

                      FIBERCORE INCORPORATED AND SUBSIDIARY
                    NOTES TO FINANCIAL STATEMENTS-(Continued)

(13) FOREIGN OPERATIONS

FiberCore Incorporated and Subsidiary operates principally in 2 geographic areas: the United States (Company) and Germany (Jena). Following is a summary of information by area for the years ended December 31, 1994 and 1993:

                                                          1994          1993
                                                      -------------- -----------
Net sales to customers:
 United States .....................................  $        --    $        --
 Germany............................................      230,888             --
                                                      -------------- -----------
  Net sales as reported in the accompanying
   statements of operations.........................  $   230,888    $        --
                                                      ============== ===========
Inter-area sales:
 United States......................................  $   488,838    $        --
 Germany............................................           --             --
                                                      -------------- -----------
  Total intersegment sales..........................  $   488,838    $        --
                                                      ============== ===========
Loss from operations:
 United States .....................................  $(1,023,413)   $        --
 Germany ...........................................     (598,923)            --
                                                      -------------- -----------
                                                       (1,622,336)            --
Interest income.....................................       14,870             --
Interest expense ...................................      (22,590)            --
Other income........................................        5,143             --
  Net loss as reported in the accompanying
   statements of operations ........................  $(1,624,913)   $        --
                                                      ============== ===========
Identifiable assets:
 United States......................................  $   491,700    $   640,418
 Germany............................................    3,773,549             --
                                                      -------------- -----------
Total assets as reported in the accompanying
 balance sheets.....................................  $ 4,265,249    $   640,418
                                                      ============== ===========

Inter-area sales are eliminated in consolidation and are excluded from net sales reported in the accompanying statements of operations. Identifiable assets are those that are identifiable with operations in each geographic area.

                      FIBERCORE INCORPORATED AND SUBSIDIARY
                    NOTES TO FINANCIAL STATEMENTS-(Continued)

(14) SUBSEQUENT EVENTS

In April 1995, FiberCore Incorporated issued to AMP Incorporated (AMP), a floating rate collateralized debenture in the amount of $5,000,000 due ten years after the date of issuance, with interest, at an annualized rate adjusted quarterly, equal to the sum of 1% and the 3-month London Interbank offered rate. AMP has the option to convert the outstanding loan plus accrued interest into common stock of FiberCore at $4.25 per share in years 1-5 or the per share price provided for in the last third party private equity financing in years 6-10.

In April 1995, the Board of Directors ratified actions by FiberCore Incorporated to enter into a joint venture with John Royle & Sons Co. and Middle East Specialized Cables Company (MESC) for a period of 15 years to be known as Middle East Fiber Cables Co. (MEFC). The Company shall issue and sell to MESC 200,000 shares of common stock at $5.00 per share. The agreement also states MESC will receive 85,000 shares of additional common stock and 150,000 warrants upon the completion and execution of a product supply contract between the Company and the joint venture entity, MEFC. MESC must exercise the 150,000 warrants, to purchase 150,000 shares of the Company's common stock at $6.00 per share, within a two year period to receive an additional 65,000 shares. The Company will invest $500,000 of the $1,000,000 purchase price in MEFC as a capital contribution to the joint venture and in the process acquire a 20% interest in MEFC.

On May 19, 1995, the Board of Directors of FiberCore Incorporated authorized the establishment of a wholly-owned subsidiary, FiberCore Mid East Ltd., to be located in the Cayman Islands for the purpose of holding the Company's eventual 15% ownership of Middle East Fiber Cables Co. (MEFC).

On May 19, 1995, the Board of Directors approved a merger agreement with Venturecap, Inc. On July 18, 1995, Venturecap acquired 100% of the outstanding shares of FiberCore Incorporated in exchange for shares of restricted common stock of Venturecap. Effective at the closing all officers and directors of Venturecap resigned and were replaced with designees of FiberCore Incorporated. Venturecap changed its name to FiberCore, Inc.

On June 23, 1995 the Board of Directors authorized 200,000 shares of FiberCore Incorporated common stock to be exchanged for shares owned by a consultant, Techman International, of F.O.I. (Pvt.) Ltd., a joint venture located in Pakistan. The transaction would give the Company a 51% ownership in the joint venture. This transaction is contingent upon the closing of financing arrangements of F.O.I. Ltd.

On May 19, 1995, a merger under the purchase method of accounting between Automated Light Technologies, Inc. (ALT), an affiliate, and a wholly-owned subsidiary of FiberCore, Inc. (ALT Merger Co.) was approved by the Boards of Directors of both Companies. The merger took place on September 18, 1995. Accordingly, effective immediately prior to the merger, loans and warrants of consenting ALT holders were converted, resulting in the issuance of approximately 4.5 million additional shares of common stock. FiberCore, Inc. will acquire 100% of all the outstanding shares of ALT in exchange for shares of restricted common stock of FiberCore Incorporated. Following the acquisition, ALT will operate as a subsidiary of FiberCore Incorporated.

                      FIBERCORE INCORPORATED AND SUBSIDIARY
                  NOTES TO FINANCIAL STATEMENTS-(Continued)

(14) SUBSEQUENT EVENTS (CONTINUED)

On August 19, 1995, Jena entered into a purchase agreement regarding assets previously leased under the capital lease agreement from SICO. Subject to the purchase agreement, the 605,000 shares of FiberCore Incorporated will be returned to Jena in exchange for 24 equal quarterly installments of $100,833 beginning October 31, 1995 subject to Jena or the Company closing on its current financing. The Company is authorized to cancel these shares after the first two installment payments have been made. After such payments the installment obli gation will be collateralized by the underlying assets. In the same agreement, Jena has assumed the obligation to take over the existing employment contracts between SICO and all personnel leased from SICO. The transfer of employment contracts is subject to the employees' consent. Employer's obligations related to the 30 employment contracts covered under the agreement will transfer to Jena.

On August 19, 1995, the lease agreement for the premises with SICO has been amended effective September 1, 1995. The new lease expires on June 30, 2000 and has various renewal options. The agreement states that the monthly payments of $28,703 not including utilities are for the premises only. The intention of the agreement is however, for the monthly payments to include installment payments for the purchase of plant and equipment in the same amount as the lease payments under the original capital lease agreement. An amend ment to the new lease agreement is in the process of being prepared.

The Company in 1995, received from Harkerside Trust, a demand notice for the note payable dated December 23, 1994. As stated in the terms of the note Harkerside Trust gave the Company thirty days prior written notice. The note is now due on demand after December 6, 1995. Also the Company in April 1995 repaid the note payable to John Royle and Sons, in full. These obligations are recorded in the balance sheet at December 31, 1994 as current due to the items of note above, (see note 6).

              LETTERHEAD OF MOTTLE MCGRATH BRANEY & FLYNN, P.C.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Automated Light Technologies, Inc.

We have audited the accompanying balance sheets of Automated Light Technologies, Inc. as of December 31, 1994, 1993 and 1992 and the related statements of operations, shareholders' deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Automated Light Technologies, Inc. as of December 31, 1994, 1993 and 1992 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company has experienced recurring losses from operations and has a net capital deficiency and is in arrears on certain liabilities. In the event that the Company is unable to obtain suitable alternative financing, there is substantial doubt about the Company's ability to continue as a going concern. Management's plans in response to this matter are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                         /s/ MOTTLE McGRATH BRANEY & FLYNN, P.C.
                                             MOTTLE McGRATH BRANEY & FLYNN, P.C.

Worcester, Massachusetts
November 6, 1995

                      AUTOMATED LIGHT TECHNOLOGIES, INC.
                                BALANCE SHEETS
                       December 31, 1994, 1993 and 1992

                                                                     1994           1993           1992
                                                                -------------- -------------- --------------
ASSETS .......................................................
Current assets:
 Cash ........................................................  $     7,957    $    11,472    $     1,978
 Accounts receivable, net of allowance for doubtful accounts of $17,000, $21,374 and $21,154 in 1994, 1993 and 1992,
  respectively ...............................................       51,284         34,961        141,893
 Due from subsidiary .........................................           --             --        133,485
 Note receivable - subsidiary ................................           --             --         75,000
 Inventories .................................................      157,111        163,848        225,003
 Other current assets ........................................          851          1,166          1,166
                                                                -------------- -------------- --------------
   Total current assets ......................................      217,203        211,447        578,525
   Property and equipment, net of depreciation ...............        6,646          3,288          5,754
   Patents, net of amortization of $7,663, $5,192 and $3,867
    in 1994, 1993 and 1992, respectively .....................       69,376         59,314         41,759
   Investment in affiliate ...................................       60,000         60,000             --
   Finance commitment fees and deposits ......................           --          3,958         36,960
                                                                -------------- -------------- --------------
                                                                $   353,225    $   338,007    $   662,998
                                                                ============== ============== ==============
             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Current maturities of long-term debt ........................  $ 2,942,303    $ 2,827,254    $ 2,584,932
 Accounts payable ............................................      125,250        125,075        119,642
 Accrued liabilities .........................................       88,705         93,110         67,907
 Accrued interest payable ....................................    1,533,333      1,100,658        636,480
 Deferred revenue - affiliate ................................       48,000         60,000             --
 Due to affiliate ............................................        1,790             --             --
  Total current liabilities ..................................    4,739,381      4,206,097      3,408,961
  Long-term debt, less current maturities ....................      690,000        690,000        690,000
                                                                -------------- -------------- --------------
   Total liabilities .........................................    5,429,381      4,896,097      4,098,961
                                                                -------------- -------------- --------------
Shareholders' deficiency:
Common stock, $0.01 par value, authorized 10,000,000 shares;
 issued 3,848,423 in 1994 and 3,839,236 in 1993 and 1992 .....       38,484         38,392         38,392
Additional paid-in capital ...................................    1,670,246      1,695,872      1,695,872
Accumulated deficit ..........................................   (6,784,886)    (6,264,369)    (5,142,242)
                                                                -------------- -------------- --------------
                                                                 (5,076,156)    (4,530,105)    (3,407,978)
Less treasury stock, cost of 15,323 shares in 1993 and 1992,
 respectively ................................................           --         27,985         27,985
 Total shareholders deficiency ...............................   (5,076,156)    (4,558,090)    (3,435,963)
                                                                $   353,225    $   338,007    $   662,998
                                                                ============== ============== ==============


               See accompanying notes to financial statements.

                      AUTOMATED LIGHT TECHNOLOGIES, INC.
                           STATEMENTS OF OPERATIONS
             For the Years Ended December 31, 1994, 1993 and 1992

                                        1994           1993            1992
                                   ------------- --------------- ---------------
Net sales .......................  $ 476,381     $   328,063     $   697,010
Cost of sales ...................    218,940         152,727         300,711
                                   ------------- --------------- ---------------
  Gross profit ..................    257,441         175,336         396,299
Operating expenses:
 Selling ........................    144,153         200,352         282,184
 General and administrative .....    121,901         241,434         266,564
 Research and development .......     71,338          72,413         134,144
                                   ------------- --------------- ---------------
  Operating loss ................    (79,951)       (338,863)       (286,593)
                                   ------------- --------------- ---------------
Other income (expense):
 Interest expense ...............   (472,721)       (488,322)       (438,351)
 Interest income ................        363         102,631          94,910
 Other income ...................     41,238              --              --
 Loss on investment in subsidiary     (9,446)       (397,573)       (710,852)
                                   ------------- --------------- ---------------
  Net loss ......................  $(520,517)    $(1,122,127)    $(1,340,886)
                                   ============= =============== ===============


               See accompanying notes to financial statements.

                      AUTOMATED LIGHT TECHNOLOGIES, INC.
                    STATEMENTS OF SHAREHOLDERS' DEFICIENCY
             For the Years Ended December 31, 1994, 1993 and 1992


                                              COMMON STOCK
                                        ----------------------    ADDITIONAL
                                         NUMBER OF     PAR         PAID-IN      ACCUMULATED     TREASURY
                                           SHARES     VALUE        CAPITAL        DEFICIT       STOCK
                                        ------------ ---------- ------------- --------------- ------------
Balance at December 31, 1991 .........  3,831,766    $38,317    $1,684,142    $(3,801,356)    $(27,985)
Common stock issued for services  ....      7,470         75        11,730             --           --
 Net loss ............................         --         --            --     (1,340,886)          --
                                        ------------ ---------- ------------- --------------- ------------
Balance at December 31, 1992 .........  3,839,236     38,392     1,695,872     (5,142,242)     (27,985)
 Net loss ............................         --         --            --     (1,122,127           --
                                        ------------ ---------- ------------- --------------- ------------
Balance at December 2l, 1993 .........  3,839,236     38,392     1,695,872     (6,264,369)     (27,985)
 Common stock issued for services ....     24,510        245         2,206             --           --
 Cancellation of treasury stock shares
  (15,323 shares) ....................    (15,323)      (153)      (27,832)            --       27,985
 Net loss ............................         --         --            --       (520,517)          --
                                        ------------ ---------- ------------- --------------- ------------
Balance at December 31, 1994 .........  3,848,423    $38,484    $1,670,246    $(6,784,886)    $     --
                                        ============ ========== ============= =============== ============


               See accompanying notes to financial statements.

                      AUTOMATED LIGHT TECHNOLOGIES, INC.
                           STATEMENTS OF CASH FLOWS
             For the Years Ended December 31, 1994, 1993 and 1992

                                                                1994           1993            1992
                                                           ------------- --------------- ---------------
Cash flows from operating activities:
 Net loss ...............................................  $(520,517)    $(1,122,127)    $(1,340,886)
                                                           ------------- --------------- ---------------
 Adjustments  to reconcile  net loss to net cash provided
  by (used in) operating activities:
 Loss on investment in subsidiary .......................      9,446         397,573         710,852
 Depreciation and amortization ..........................     18,817          33,393          49,177
 Product warranty reserve ...............................     (6,800)         (7,500)          1,680
 Inventory obsolescence reserve .........................     (1,200)         (3,400)          7,900
 Write-down of financing commitment fee .................         --          30,000              --
 Bad debt expense .......................................      7,266              --              --
 Write-down of deposits and note receivable .............      3,600              --              --
 Changes in assets and liabilities:
 (Increase) decrease in assets:
  Accounts receivable ...................................    (23,589)        106,932           5,226
  Inventories ...........................................      7,937          64,555        (143,700)
  Other current assets ..................................       (685)             --          (1,000)
  Increase (decrease) in liabilities:
   Accounts payable .....................................        175           5,433          87,642
   Accrued liabilities ..................................    106,126         268,050         172,744
   Deferred revenue - affiliate .........................    (12,000)             --              --
   Accrued interest .....................................    432,675         464,178         273,083
                                                           ------------- --------------- ---------------
    Total adjustments ...................................    541,768       1,359,214       1,163,604
                                                           ------------- --------------- ---------------
   Net cash provided by (used in) operating activities ..     21,251         237,087        (177,282)
                                                           ------------- --------------- ---------------
   Cash flows from investing activities:
 Issuance of a note receivable to subsidiary ............         --              --        (335,000)
 Net (increase) decrease in subsidiary receivable .......     (9,446)       (189,088)        (66,425)
 Net increase in amount due to affiliate ................      1,790              --              --
 Purchase of fixed assets ...............................     (4,577)           (916)         (4,165)
 Increase in patent costs ...............................    (12,533)        (18,880)         (l,660)
                                                           ------------- --------------- ---------------
   Net cash used in investing activities ................    (24,766)       (208,884)       (407,250)
                                                           ------------- --------------- ---------------


               See accompanying notes to financial statements.

                      AUTOMATED LIGHT TECHNOLOGIES, INC.
                           STATEMENTS OF CASH FLOWS
             For the Years Ended December 31, 1994, 1993 and 1992

                                                        1994        1993        1992
                                                     ---------- ----------- ------------
Cash flows from financing activities:
 Proceeds from debt ...............................       --          --      345,000
 Payments of debt .................................       --     (17,709)    (100,704)
 Rental/services deposit ..........................       --      (1,000)      (1,400)
 Payment of finance commitment fees ...............       --          --      (30,000)
                                                     ---------- ----------- ------------
 Net cash provided by (used in) financing
  activities ......................................       --     (18,709)     212,896
                                                     ---------- ----------- ------------
Net increase (decrease) in cash ...................   (3,515)      9,494     (371,636)
                                                                ----------- ------------
Cash, beginning of year ...........................   11,472       1,978      373,614
                                                     ---------- ----------- ------------
Cash, end of year .................................  $ 7,957    $ 11,472    $   1,978
                                                     ========== =========== ============
Supplemental disclosures of cash flow information:
 Cash paid during the year for: Interest ..........  $36,338    $ 23,873    $ 166,631

Non-cash transactions:
  Received stock in exchange for services to be pro-
     vided to affiliate                              $    --    $ 60,000    $      --
   Stock issued in exchange for debt and services      2,451          --       11,805
   Other receivables reclassed against debt               --          --       10,046
   Notes payable issued in exchange for services     101,280     235,347      509,389
   Cancellation of treasury stock shares              27,985          --           --


                See accompanying notes to financial statement.

                      AUTOMATED LIGHT TECHNOLOGIES, INC.

                        NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Organization and operations

Automated Light Technologies (ALT or the Company) is a manufacturer and distributor of fiber optic cable monitoring and fault locating systems to the telecommunications industry. Its wholly-owned subsidiary, Allied Controls, Inc. (Allied), which was acquired in May 1991, is engaged in the designing, manufacturing and marketing of electromechanical and solid state relays and push button switches and controls. Allied has a wholly-owned subsidiary, Thermosen, Incorporated, which is also engaged in the relay business.

In August 1995, the Company distributed the stock of its subsidiary to its shareholders thereby making Allied a separate independent entity. Therefore, the financial statements for the years ended December 31, 1994, 1993 and 1992 reflect the financial position and results of operations of Automated Light Technologies, Inc. on a nonconsolidated basis. (See Note 10)

The Company has experienced recurring losses from operations and has a net capital deficiency of $5,076,156 at December 31, 1994. Additionally, the Company is in default on loans totaling approximately $413,000 plus accrued interest of approximately $58,000 and is contingently liable for debt of its former subsidiary approximating $1,000,000. In September 1995 the Company was merged by the purchase accounting method with a wholly-owned subsidiary of FiberCore, Inc. (FiberCore) (See Note 11). FiberCore is attempting to obtain additional funding through debt and/or equity funding. In the event that the Company is unable to secure additional funding, there is substantial doubt about the Company's ability to continue as a going concern.

(b) Inventories

Inventories are stated at the lower of cost or market. Cost is determined based upon standard costs which approximate actual cost using the first-in, first-out method.

(c) Property and equipment

All property and equipment acquisitions are stated at cost. The cost of maintenance and repairs is charged to income as incurred.

The Company's policy is to depreciate property and equipment using the straight-line method over the useful lives of the assets. Generally these lives are as follows:

                         Machinery and equipment ...   12 years
                         Furniture and fixtures  ...  - 5 years
                         Computer equipment ........  - 3 to 5 years

(d) Patents

In 1987, the Company exchanged 150,000 shares of common stock to acquire patents technology, know-how and the worldwide rights (except Canada) to manufacture and market a patented cable monitoring system for the detection of moisture and/or sheath penetration. No value was assigned to these intangible assets.

The Company has made various filings for patents on new products and product improvements. Total related costs amount to $22,156, $23,676 and $25,381 at December 31, 1994, 1993 and 1992, respectively, and are amortized over seventeen years beginning with the period in which the patent rights are granted.

                       AUTOMATED LIGHT TECHNOLOGIES, INC.
                  NOTES TO FINANCIAL STATEMENTS-(Continued)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(e) Income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes". Deferred taxes are recognized based on the temporary difference between the recognition of certain costs and expenses for financial statement and tax purposes.

(2) INVENTORIES

Inventories consist of the following:

                                                                1994        1993        1992
                                                            ----------- ----------- -----------
                  Raw material ...........................  $ 58,147    $ 57,735    $ 80,747
                  Work-in-process ........................    15,964      24,873      17,289
                  Finished goods .........................    90,800      90,240     139,367
                                                            ----------- ----------- -----------
                                                             164,911     172,848     237,403
                                                            ----------- ----------- -----------
                  Allowance for obsolete and excess stock     (7,800)     (9,000)    (12,400)
                                                            ----------- ----------- -----------
                                                            $157,111    $163,848    $225,003
                                                            =========== =========== ===========


(3) PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                       1994         1993         1992
                                                   ------------ ------------ ------------
                        Office equipment ........  $  63,292    $  58,715    $  57,799
                        Machinery and equipment       65,099       65,099       65,099
                        Furniture and fixtures  .      7,494        7,494        7,494
                                                   ------------ ------------ ------------
                                                     135,885      131,308      130,392
                        Accumulated depreciation    (129,239)    (128,020)    (124,638)
                                                   ------------ ------------ ------------
                                                   $   6,646    $   3,288    $   5,754
                                                   ============ ============ ============


Depreciation on property and equipment charged to income was $1,219 in 1994, $3,382 in 1993 and $8,717 in 1992.

                       AUTOMATED LIGHT TECHNOLOGIES, INC.
                    NOTES TO FINANCIAL STATEMENTS-(Continued)

(4) LONG-TERM DEBT

As of December 31, 1994, the Company owes $5,165,636 of notes payable and accrued interest, all of which are in arrears. Of this amount, $239,360 bearing interest at 10% and due on January 1, t996, is owed to Connecticut Development Authority, and $231,747 bearing interest at 8.5% and due September 1, 1996, is owed to Connecticut Innovation Inc. Holders of the balance $4,694,529, have consented to the conversion of their loans to common stock, including interest upon the happening of certain events. Prior to June 30, 1994, these loans were bearing interest ranging from between 11% - 138. Thereafter, these loans bear interest at 8.75%. (See Note 6)

Long-term debt consists of the following:

                                                                              1994         1993         1992
                                                                          ------------ ------------ ------------
  Line of credit .......................................................  $  200,000   $  200,000   $  200,000
  Notes payable to One Venture Group, net of unamortized discount of
  $2,331 and $9,427 for 1993 and 1992, respectively ....................     882,275      879,944      872,848
  Notes payable to One Financial Group Inc. net of unamortized discount
  of $8,898 and $17,796 for 1993 and 1992, respectively ................     393,113      359,865      337,342
  Notes payable to Albany Venture Group ................................     305,000      305,000      305,000
  Notes payable to individual officers and directors, net of
  unamortized discount of $5,000 for 1992 ..............................   1,049,229      970,781      741,032
  Note payable to Connecticut Innovation, net of unamortized discount
  of $1,945, $3,056 and $4,167 for 1994, 1993 and 1992, respectively  ..     208,939      207,828      215,053
  Note payable to Connecticut Development Authority, net of unamortized discount of $4,165 $5,594 and $7,023 for 1994, 1993 and 1992,
  respectively .........................................................     198,111      196,682      204,626
  Notes payable, others, net of unamortized discount of $1,150 for 1992      395,636      397,154      399,031
                                                                          ------------ ------------ ------------
                                                                           3,632,303    3,517,254    3,274,932
                                                                          ------------ ------------ ------------
  Less current portion .................................................   2,942,303    2,827,254    2,584,932
                                                                          ------------ ------------ ------------
                                                                          $  690,000   $  690,000   $  690,000
                                                                          ============ ============ ============

The general terms of the Company's debt are outlined below. The debt discounts are attributable to an allocation of the debt issue price between the debt and warrants when they are considered together (See Note 6 for information regarding detachable stock warrants). Generally, when unpaid interest payments are carried over as a new loan, the Company agrees to issue additional stock warrants for additional interest deferred.

Line of credit, under note agreements with two officers, dated December 22, 1987, interest at prime plus 2% payable monthly. For making this line available, these officers each received detachable stock warrants to purchase common stock at $2.00 per share. This line of credit will remain in effect until the Company has raised $2,500,000 in any combination of earnings and equity in connection with a public offering, except that it will not be withdrawn prior to January 1, 1993.

Notes payable to One Venture Group, with interest ranging from 8 3/4% to 13% payable monthly, issued with detachable stock warrants to purchase shares of common stock at $1.50 to $2.00 per share. The notes are generally due May 26, 1993 or by 30 days written notice subsequent to May 26, 1991, extended to January 1, 1993. Unpaid monthly interest payments are deferred as a new loan and bear interest at the above stated rate.

                       AUTOMATED LIGHT TECHNOLOGIES, INC.
                    NOTES TO FINANCIAL STATEMENTS-(Continued)

(4) LONG-TERM DEBT (CONTINUED)

Note payable to One Financial Group Incorporated, with interest rates ranging from 8 3/4 % to 13% payable monthly, issued with detachable stock warrants to purchase shares of common stock at $1.75 per share. The note is due May 26, 1993 or by 30 days written notice subsequent to May 26, 1991 extended to January 1, 1993. Unpaid monthly interest payments are deferred as a new loan and bear interest at the above stated rates (See Note 9).

Note payable to Albany Venture Group, with interest ranging from 8 3/4% to 11% payable monthly, principal due December 6, 1996. The note is convertible into common stock at $2.00 per share until December 6, 1993 and convertible into common stock at $1.75 a share after December 6, 1993. The note is also redeemable after one year subject to ALT's ability to repay and after three years without stipulation.

Individual notes payable to certain officers and directors of the Company have interest rates ranging from 8 3/4% to 13%. Interest is payable monthly and the notes mature beginning in May 1993. Certain of the notes are due on demand or upon 30 days notice, extended to January 1, 1993. All the notes were either issued with detachable stock warrants to purchase common stock at $1.50 or are convertible to common stock at $1.75 to $2.00.

The Company has not paid a portion of the salary of two key officers over the past three years. Obligations to these officers, including interest at 13%, were reclassified as debt by the Company during 1992. As consideration for deferring payment of salary these officers were also awarded warrants to purchase 220,000 shares of common stock at $1.75 per share, expiring ten years after issuance.

Note payable to Connecticut Innovation with interest at 8.5% payable monthly, issued with detachable stock warrants to purchase shares of common stock at $l.50 per share. The note is due September 1, 1996 but is in arrears as the contractual principal and interest payments were not made by the Company.

Note payable to Connecticut Development Authority with interest at 10% payable monthly, issued with detachable stock warrants to purchase common stock at $1.50 per share. The note is due January 1, 1996, but is in arrears as no monthly interest payments were made by the Company. The note is collateralized by the personal guarantee of two officers.

Scheduled maturities on long-term debt are as follows:

               1995  .........................  $     --
               1996  .........................   635,000
               1997  .........................    55,000
                                                ----------
                                                $690,000
                                                ==========

                       AUTOMATED LIGHT TECHNOLOGIES, INC.
                    NOTES TO FINANCIAL STATEMENTS-(Continued)

(5) COMMITMENTS AND CONTINGENCIES

The Company and two of its key officers have issued the following guarantees and/or security interests with respect to certain loans of its spun off former subsidiary (Allied). In a $250,000 financing of Allied from the State of Connecticut acting through the Department of Economic Development ("DED"), dated as of October 9, 1992, DED received a guarantee and security interest in certain assets from the Company. In a $250,000 financing of Allied from the State of Connecticut, acting through the Connecticut Development Authority ("CDA"), dated as of June 9, 1992, CDA received a guarantee from two key officers of the Company. As consideration for their guarantees, each officer received warrants to purchase 62,500 shares of common stock of the Company at $1.75 per share, expiring in 1998.

Under a plan of reorganization, on May 14, 1995, the present Allied acquired the assets and assumed certain liabilities of a corporation that had filed for voluntary protection under Chapter 11 of the U. S. Bankruptcy Code. One of the assumed liabilities was a $750,000 SBA loan dated May 29, 1989 (originally in the amount of $1,000,000) from American National Bank, now Lafayette American National Bank ("Lafayette"). As a condition of the loan assumption on March 21, 1991, Lafayette obtained the guarantees of ALT and two key officers of ALT which guarantees were in addition to the initial loan guarantees Lafayette already had from other persons. Before commencing proceedings to enforce the guarantees first against ALT and second against the two key officers, Lafayette must first take all reasonable steps to realize upon the assets of Allied and the security provided by the initial guarantors. In the event of a deficiency, Lafayette may enforce its guarantee against ALT, provided that at all times it simultaneously and diligently pursues actions to enforce its guarantees from the initial individual loan guarantors. Each of the key officers guaranteed $150,000 and received in consideration warrants to purchase 25,000 shares of common stock of the Company at $1.75, expiring in 1998. Allied is in arrears in its payments on each of these loans, and management has been working with the lenders to, among other things, negotiate new loan terms. In addition, management has been in discussions with several potential buyers of Allied which, if successful, would eliminate the aforementioned security interests and guarantees that have been provided by ALT and the two key officers.

The Company extends performance warranties on its telecommunications products for extended periods. Liability under such warranties is contingent upon future product performance and durability and the ultimate liability is not reasonable estimable at this time. Management does not believe that such warranties will result in material expense to the Company.

The amount of rent expense charged to income during the period is $17,497, $17,080 and $31,440 for December 31, 1994, 1993 and 1992, respectively. The Company subleased space from its former subsidiary (Allied). In December 1994, the Company moved its operations to an affiliate's location, (see note 11).

                       AUTOMATED LIGHT TECHNOLOGIES, INC.
                    NOTES TO FINANCIAL STATEMENTS-(Continued)

(6) SHAREHOLDERS' EQUITY

In July 1994, the Company proposed a restructuring plan (the "Plan") designed to convert the existing debt and outstanding warrants into equity. In general, the Plan provided that a lender and/or warrant holder would consent to the conversion, but that the actual conversion would only occur upon the closing of any one of a number of certain events, including the closing of a merger, joint venture, or other similar transaction with a strategic partner. In addition, the agreement provided that (1) loans held by consenting lenders would accrue interest from July 1, 1994 at 8.75% until the date of conversion and would be converted at the then outstanding loan amount, including accrued interest, (2) no additional warrants would be issued after June 30, 1994, (3) agreement of at least 75% of the June 30, 1994 lenders was needed by August 31, 1994 to declare the Plan effective, and (4) the Plan would terminate by July 31, 1996, if the closing of one of the certain events did not occur (See Note 11).

By August 31, 1995, holders of all $5,165,636 in outstanding loans and accrued interest, as of December 31, 1994 consented to the Plan with the exception of the Connecticut Development Authority and Connecticut Innovations, Inc., whose loans and accrued interest, were outstanding, in the amounts of $239,360 and $231,747, respectively. In addition, of the 4,960,701 in outstanding warrants as of December 31, 1994, holders of all but 251,917 consented to the Plan. Of the 251,917 in non-consenting warrant holders, Connecticut Development Authority and Connecticut Innovations, Inc. represent 100,000 and 66,667, respectively.

Activity in the Incentive Stock Option Plan is summarized below:

                                                SHARES     PRICE
                                              ----------- --------
               Granted in 1986 .............   15,000     $ .01
               Granted in 1987 .............  121,000      1.50
               Granted in 1988 .............   31,300      1.50
               Canceled in 1988 ............  (39,000)     1.50
               Granted in 1991 .............  106,900      1.50
               Exercised in 1991 ...........  (15,000)      .01
               Balance at December 31, 1991   220,200
               Canceled 1992 - 1994 ........  (66,000)
                                              -----------
               Balance at December 31, 1994   154,200
                                              ===========


Options vest at a rate of one-third per year from the date of grant. Options expire after ten years or at such date the holders' employment with the Company is terminated.

                       AUTOMATED LIGHT TECHNOLOGIES, INC.
                  NOTES TO FINANCIAL STATEMENTS-(Continued)

(6) SHAREHOLDERS' EQUITY (CONTINUED)

The activity relating to stock warrants issued for the years ended December 31, 1994, 1993 and 1992 is summarized below:

                                          EXERCISABLE AT PRICE PER SHARE
                ---------------------------------------------------------------------------------
                                      $1.00       $1.50        $1.75        $2.00        TOTAL
                                    --------- ------------ ------------ ------------ ------------
                December 31, 1991       --    1,226,349      857,632     298,532     2,382,513
                Issued ...........      --      133,666      577,048      64,884       775,598
                                    --------- ------------ ------------ ------------ ------------
                December 31, 1992       --    1,360,015    1,434,680     363,416     3,158,111
                Issued ...........  80,000       37,837      435,831      70,238       623,906
                                    --------- ------------ ------------ ------------ ------------
                December 31, 1993   80,000    1,397,852    1,870,511     433,654     3,782,017
                Issued ...........      --      264,806      932,877      97,451     1,295,134
                                    --------- ------------ ------------ ------------ ------------
                Cancelled ........      --     (116,450)          --          --      (116,450)
                Reclassed ........      --           --      159,730    (159,730)           --
                                    --------- ------------ ------------ ------------ ------------
                December 31, 1994   80,000    1,546,208    2,963,118     371,375     4,960,701
                                    ========= ============ ============ ============ ============


As of December 31, 1994, 1993 and 1992, no warrants had been exercised.

(7) INCOME TAXES

The Company has net operating loss carryforwards available of approximately $3,800,000 at December 31, 1994 for federal and state tax purposes. The loss carryforwards expire between the years 2001 through 2009. Because future profitability is uncertain, such benefits have been fully reserved.

(8) CONCENTRATIONS OF CREDIT RISK

The approximate net product sales by the Company to its major customers and related percentage are as follows:

               1994              1993               1992
 CUSTOMER     AMOUNT      %     AMOUNT      %      AMOUNT      %
----------  ---------- ------ ---------- ------ ----------- ------
     A      $ 28,428     6%     $  3,342    1%     $387,038    56%
     B       179,540    38%      134,790   41%      193,863    29%
     C            --    --        56,810   17%           --    --
     D        65,669    14%       25,133    8%           --    --
     E        63,064    13%           --   --            --    --

At December 31, 1994, three customers accounted for 96% of the total receivables

(9) RESEARCH AND DEVELOPMENT COSTS

The Company incurred $71,338, $72,413 and $134,144 of research and development costs for the years ended December 31, 1994, 1993 and 1992.

(10) RELATED PARTS TRANSACTIONS

As described in Note 4, the Company has substantial debt payable to related parties. One Financial Group, Incorporated, a financial consulting firm, provides consulting services to ALT. One of the principals of One Financial
Group, Incorporated is also a Director of the Company. Consulting fees of $16,520, $13,625 and $33,237 were incurred in 1994, 1993 and 1992, respectively.
Such fees were settled through the issuance of notes to One Financial Group, Incorporated with detachable stock warrants for the purchase of common stock (see Note 4). This same Director is also one of the principals of One Venture Group, a significant investor in the Company.

                       AUTOMATED LIGHT TECHNOLOGIES, INC.
                    NOTES TO FINANCIAL STATEMENTS-(Continued)

(11) SUBSEQUENT EVENTS

On May 10, 1995, the Company transferred all of its shares in Allied, together with notes and advances of Allied to the Company to Allied Controls Holding LLC in exchange for a membership interest. Thereafter, on August 31, 1995, the Company transferred the membership interest to its shareholders

On May 19, 1995, a merger between ALT and a wholly-owned subsidiary of FiberCore was approved by the Boards of Directors of both Companies. The merger took place on September 18, 1995. The merger with FiberCore represents a merger with a strategic partner as provided in the terms of the Plan, described in Note 6. Accordingly, effective immediately prior to the merger, loans and warrants of consenting holders were converted, resulting in the issuance of approximately
4.5 million additional shares of common stock.

The Company entered into a sublease with FiberCore commencing January 1, 1995, to use and occupy floor space within the same premises leased by FiberCore. The terms of the lease state that payments shall be $1,041 a month, plus all applicable maintenance, utilities and taxes. Either party may terminate the sublease by giving sixty days written notice.

                        LETTERHEAD OF DUANE V. MIDGLEY

                         INDEPENDENT AUDITORS' REPORT

                                                                  July 1, 1996

Board of Directors
Venturecap, Inc.
Salt Lake City, Utah

We have audited the balance sheets of Venturecap, Inc. (a development stage company), as of April 30, 1995, December 31, 1994, December 31, 1993 and
December 31, 1992, and the related statements of operations, stockholders' equity and cash flows for the years ended Decem ber 31, 1994, December 31, 1993, December 31, 1992, and for the period January 1, 1995 to April 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material re spects, the financial positron of Venturecap, Inc., at April 30, 1995, December 31, 1994, December 31, 1993 and December 31, 1992, and the results of its operations and cash flows for the years ended December 31, 1994, December 31, 1993, December 31, 1992, and for the period January 1, 1995 to April 30, 1995, in conformity with generally accepted accounting principles.

/s/ DUANE V. MIDGLEY
DUANE V. MIDGLEY
Certified Public Accountant

                               VENTURECAP, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                                BALANCE SHEET

                                                            APRIL 30,            DECEMBER 31,
                                                      --------------------- ---------------------
                                                         1995       1994       1993       1992
                                                      ---------- ---------- ---------- ----------
                       ASSETS
Current Assets:
 Cash ..............................................  $    15    $ 4,300    $ 4,085    $ 4,750
                                                      ---------- ---------- ---------- ----------
   Total Current Assets.............................       15      4,300      4,085      4,750
                                                      ---------- ---------- ---------- ----------
Total Assets........................................  $    15    $ 4,300    $ 4,085    $ 4,750
                                                      ========== ========== ========== ==========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities: ...............................  $     0    $     0    $     0    $     0
Stockholders' Equity:
 Common stock, $.001 par value, authorized
  20,000,000 shares; issued and outstanding 955,450
  shares ...........................................      955        955        955        955
 Additional paid-in capital ........................    6,819      6,819      6,149      6,149
 Loss accumulated during development stage .........   (7,759)    (3,474)    (3,019)    (2,354)
                                                      ---------- ---------- ---------- ----------
   Total Stockholders' Equity.......................       15      4,300      4,085      4,750
                                                      ---------- ---------- ---------- ----------
Total Liabilities and Stockholders' Equity  ........  $    15    $ 4,300    $ 4,085    $ 4,750
                                                      ========== ========== ========== ==========


                               VENTURECAP, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                           STATEMENT OF OPERATIONS

                        JANUARY 1,
                           1995                                          MAY 14, 1987
                            TO                    YEAR ENDED            (INCEPTION) TO
                        APRIL 30,                DECEMBER 31,             APRIL 30,
                           1995         1994         1993        1992        1995
                     --------------- ---------- -------------- ------- ---------------
INCOME: ...........  $     0         $    0     $    0         $  0      $     0
EXPENSE:
 Accounting .......      100            200                                  450
 Legal ............    1,500            255                     665        4,620
 Directors fees ...        4
 Finders fee ......    2,650                                               2,650
 Bank charges .....       15                                                  35
                     --------------- ---------- -------------- ------- ---------------
   TOTAL EXPENSES .    4,285            455        665            0        7,759
NET LOSS ..........  $(4,285)        $ (455)    $ (665)        $  0    $  (7,759)
                     =============== ========== ============== ======= ===============
NET LOSS PER SHARE   $ (.004)        $(.001)    $(.001)          $NIL  $   (.008)
                     =============== ========== ============== ======= ===============


               See accompanying notes to financial statements.

                              VENTURECAP, INC .
                        (A DEVELOPMENT STAGE COMPANY)
                      STATEMENT OF STOCKHOLDERS' EQUITY


                                             COMMON STOCK      ADDITIONAL
                                         --------------------    PAID-IN    ACCUMULATED
                                           SHARES     AMOUNT     CAPITAL        LOSS
                                         ---------- --------- ------------ -------------
Balance, December 31, 1990 ............  954,450    $954      $6,149       $(2,353)
May 24 1993 issued for directors fees      1,000       1
Net loss, year ended December 31, 1991                                          (1)
                                         ---------- --------- ------------ -------------
Balance, December 31, 1991 and 1992  ..  955,450     955       6,149        (2,354)
Net loss, year ended December 31, 1993                                        (665)
                                         ---------- --------- ------------ -------------
Balance December 31, 1993 .............  955,450     955       6,149        (3,019)
Contribution to capital ...............                          670
Loss, year ended December 31, 1994  ...                                       (455)
                                         ---------- --------- ------------ -------------
Balance, December 31, 1994 ............  955,450     955       6,819        (3,474)
Loss to April 30, 1995 ................                                     (4,285)
                                         ---------- --------- ------------ -------------
Balance, April 30, 1995 ...............  955,450    $955      $6,819       $(7,759)
                                         ========== ========= ============ =============


               See accompanying notes to financial statements.

                               VENTURECAP, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                           STATEMENT OF CASH FLOWS

                                           JANUARY 1,
                                              1995                                           MAY 14, 1987
                                               TO                   YEAR ENDED              (INCEPTION) TO
                                           APRIL 30,               DECEMBER 31,               APRIL 30,
                                              1995         1994        1993         1992         1995
                                        --------------- --------- -------------- --------- ---------------
Cash Flows from Operating Activities:
Net loss .............................  $(4,285)        $ (455)   $ (665)        $    0    $(7,759)
Cash Flows from Investing Activities:         0              0         0              0          0
Cash Flows from financing Activities:
 Issuance of common stock ............                                                       7,104
Contribution to capital ..............                     670                                 670
                                        --------------- --------- -------------- --------- ---------------
Net increase (decrease) in cash  .....   (4,285)           215      (665)             0         15
Cash, beginning of period ............    4,300          4,085     4,750          4,750          0
                                        --------------- --------- -------------- --------- ---------------
Cash, end of period ..................  $    15         $4,300    $4,750         $4,750    $    15
                                        =============== ========= ============== ========= ===============


               See accompanying notes to financial statements.

                                VENTURECAP, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                      DECEMBER 31, 1994, DECEMBER 31, 1993,
                      DECEMBER 31, 1992 AND APRIL 30, 1995

NOTE 1 - ACCOUNTING POLICIES AND PROCEDURES

Venturecap, Inc., was Organized May 14, 1987 under the laws of the State of Nevada. The Company has never started any operations and has no income. In accordance with SFAS #7, the Company is considered a development stage company. No accounting policies have been de termined by the Company.

NOTE 2 - WARRANTS AND OPTIONS

There are no warrants or options to acquire any additional shares of common stock of the Company.

NOTE 3 - PROPOSED MERGER

In April, 1995, the Company signed a Letter of Intent to acquire FiberCore, Incorporated. In connection with the proposed merger, the Company would amend its Articles of Incorporation to authorize 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. The Company would also effect a reverse stock split on the basis of one (1) share for each 1.27393466 shares outstanding.

                        LETTERHEAD OF DUANE V. MIDGLEY

                         INDEPENDENT AUDITORS' REPORT

                                                                 July 12, 1995

Board of Directors
Venturecap, Inc.
Salt Lake City, Utah

We have audited the balance sheets of Venturecap, Inc. (a development stage company), as of June 30, 1995, and the related statements of operations, stockholders' equity and cash flows for the period January 1, 1995 to June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Venturecap, Inc., at June 30, 1995, and the results of its operations and cash flows for the period January 1, 1995 to June 30, 1995, in conformity with generally accepted accounting principles.

/s/ DUANE V. MIDGLEY
--------------------
DUANE V. MIDGLEY

Certified Public Accountant

                               VENTURECAP, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                                BALANCE SHEET

                                                                          JUNE 30,
                                                                            1995
                                                                         ----------
                                 ASSETS
Current Assets:........................................................  $     0
                                                                         ----------
  Total Current Assets.................................................        0
                                                                         ----------
 Total Assets..........................................................  $     0
                                                                         ==========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:...................................................  $     0
Stockholders' Equity:
 Common stock, $.001 par value, authorized 20,000,000 shares; issued
  and outstanding 955,450 shares.......................................      955
 Additional paid-in capital............................................    6,819
 Loss accumulated during development stage.............................   (7,774)
                                                                         ----------
  Total Stockholders' Equity...........................................        0
                                                                         ----------
 Total Liabilities and Stockholders' Equity............................  $     0
                                                                         ==========


               See accompanying notes to financial statements.

                               VENTURECAP, INC.
                        (A Development Stage Company)
                           STATEMENT OF OPERATIONS

                       JANUARY 1,    MAY 24, 1987
                          1995        (INCEPTION)
                           TO             TO
                        JUNE 30,       JUNE 30,
                          1995           1995
                    --------------- --------------
INCOME............  $     0         $     0
EXPENSES:
 Accounting.......      100             450
 Legal............    1,500           4,620
 Directors Fee....       --               4
 Finders fee......    2,650           2,650
 Bank charges.....       50              50
                    --------------- --------------
   TOTAL EXPENSES.    4,300           7,774
                    --------------- --------------
  NET LOSS........  $(4,300)        $(7,774)
                    =============== ==============
  NET LOSS PER
   SHARE..........  $ (.004)        $ (.008)
                    =============== ==============


               See accompanying notes to financial statements.

                              VENTURECAP, INC .
                        (A DEVELOPMENT STAGE COMPANY)
                      STATEMENT OF STOCKHOLDERS' EQUITY


                                        COMMON STOCK     ADDITIONAL
                                    -------------------   PAID-IN    ACCUMULATED
                                      SHARES    AMOUNT    CAPITAL        LOSS
                                    --------- --------- ------------ -------------
Balance, December 31, 1993........  955,450   $955      $6,149       $(3,019)
Contribution to capital...........                         670
Loss, year ended December 31,
1994..............................                                      (455)
                                    --------- --------- ------------ -------------
Balance, December 31, 1994........  955,450    955       6,819        (3,474)
                                    --------- --------- ------------ -------------
Loss to June 30, 1995.............                                    (4,300)
                                    --------- --------- ------------ -------------
Balance, June 30, 1995............  955,450   $955      $6,819       $(7,774)
                                    ========= ========= ============ =============


               See accompanying notes to financial statements.

                               VENTURECAP, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                           STATEMENT OF CASH FLOWS

                                          JANUARY 1,    MAY 14, 1987
                                             1995        (INCEPTION)
                                              TO             TO
                                           JUNE 30,       JUNE 30,
                                             1996           1995
                                       --------------- --------------
Cash Flow from Operating Activities:
 Net loss............................  $(4,300)        $(7,774)
Cash Flows from Investing
 Activities:.........................        0               0
Cash Flows from Financing
 Activities:
 Issuance of common stock............                    7,104
 Contribution to capital.............                      670
                                       --------------- --------------
Net increase (decrease) in cash .....   (4,300)              0
Cash, beginning of period............    4,300               0
                                       --------------- --------------
Cash, end of period..................  $     0         $     0
                                       =============== ==============


               See accompanying notes to financial statements.

                                VENTURECAP, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

                                JUNE 30, 1995

(1) ACCOUNTING POLICIES AND PROCEDURES

VentureCap, Inc., was organized May 14, 1987 under the laws of the State of Nevada. The Company has never started any operations and has no income. In accordance with SFAS #7, the Company is considered a development stage company. No accounting policies have been determined by the Company.

(2) WARRANTS AND OPTIONS

There are no warrants or options to acquire any additional shares of common stock of the Company.

(3) PROPOSED MERGER

In April, 1995, the Company signed a Letter of Intent to acquire FiberCore, Incorporated. In connection with the proposed merger, the Company would amend its Articles of Incorporation to authorize 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. The Company would also effect a reverse stock split on the basis of one (1) share for each 1.27393466 shares outstanding.

   No dealer, sales representative or any other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.


                              TABLE OF CONTENTS



                                                                           PAGE
                                                                         -------
Available Information ..................................................    2
Special Note Regarding Forward Looking
Statements .............................................................    2
Prospectus Summary .....................................................    3
Risk Factors ...........................................................    8
Use of Proceeds ........................................................   14
Capitalization .........................................................   14
Stock Price and Dividend Policy ........................................   15
Dilution ...............................................................   16
Selected Consolidated and Consolidated Pro Forma Financial Data ........   17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations .........................................................   19
Business ...............................................................   24
Management .............................................................   35
Certain Transactions ...................................................   38
Principal Securityholders ..............................................   44
Selling Securityholders ................................................   45
Plan of Distribution ...................................................   49
Description of Securities ..............................................   50
Experts ................................................................   52
Legal ..................................................................   52
Index to Financial Statements ..........................................  F-1




                                40,791,159 SHARES


                                 FIBERCORE, INC.

                                  COMMON STOCK

                                   PROSPECTUS

                                     , 1996

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the shares of Common Stock being registered. All items are estimated except the registration and filing fees.

SEC registration fee .............................  $  78,200
NASD filing fee ..................................     15,000
Blue Sky fees and expense ........................     15,000
Printing and engraving expenses ..................    100,000
Legal fees and expenses ..........................    150,000
Accounting fees and expenses .....................     60,000
Transfer agent fees ..............................         --
Miscellaneous ....................................      5,000
                                                      -------
   Total .........................................  $ 423,200


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 78.751 of the Nevada General Corporation Law ("Nevada Law") provides generally and in pertinent part that a Nevada corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section
78.751 further provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Nevada corporation may indemnify its officers and directors against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. Section 78 .751 further permits a Nevada corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

   Article VIII of the By-Laws of the Registrant provides in relevant part that each person who was or is made a party or is threatened to be made a party to any action, by reason of the fact that he or she is or was a director or officer, employee or agent of the Registrant or is serving at the request of the Registrant as an officer, director, employee or agent of another enterprise shall be indemnified to the full extent provided by Nevada Law; provided, however, that the Registrant will indemnify any such indemnitee in connection with a proceeding commenced by such indemnitee only if such proceeding was authorized by the board of directors of the Registrant. The right of indemnification includes the right to be advanced expenses; provided, however, that if Nevada law requires an advancement of expenses incurred by an indemnitee in his or her capacity as an officer or director then advances shall be paid only upon delivery to the Registrant of an undertaking to repay such amounts if it is judicially determined that the indemnitee was not entitled to indemnification. In the event an indemnitee is forced to sue the corporation to recover unpaid indemnification expenses, the indemnitee is generally entitled to recover the costs expended in such proceedings from the Registrant.

   Article XIII of the Registrant's Articles of Incorporation, as amended, provides that the directors and officers of the Registrant are not liable to the corporation or its stockholders for breaches of fiduciary duty other than (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (2) payment of distributions in violation of section 78.3 of the Nevada Revised Statutes.

   The Registrant maintains officers and directors insurance to further insure its officers and directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   As used herein FiberCore refers to FiberCore Incorporated, which merged into the Registrant in July 1995. ALT refers to Automated Light Technologies, Inc., which was acquired by the Registrant in September 1995. All numbers listed in association with shares issued by FiberCore have been restated to reflect the exchange of 3.671307 shares of the Registrant for each share of FiberCore.

   Unless otherwise stated below the Registrant, FiberCore or ALT relied on the exemption to the registration requirements of the Securities Act set forth in section 4(2) of the Securities Act

   In November 1993, FiberCore issued 3,671,307 shares to Gregory Perry in exchange for the assignment of a patent.

   In November 1993, FiberCore issued 5,914,883 shares to Mohd Aslami and his designees in exchange for cash and services aggregating to $96,667 ( $0.016 per share). In November 1993, FiberCore issued 2,957,443 shares to Charles DeLuca and his designees in exchange for cash and services valued at $50,000 ( $0.016 per share).

   In December 1993, FiberCore issued 3,671,307 shares to ALT in exchange for $60,000 ($0.016 per share) worth of services.

   In December 1993, FiberCore issued 1,529,712 shares to each of Patrick Brake and Jack Ramsey at a price of $0.033 per share.

   In December 1993, FiberCore sold 1,284,957 shares of common stock at a price of $0.27 per share to 11 investors for a total of $350,000.

   The following table lists the 11 investors and the number of shares purchased.

          NAME                                        # SHARES
      ----------                                     ---------
H. Amin-Arsala ..............................          183,565
Sayed I. Nasir ..............................          183,565
Carol A. Warasta ............................          110,139
Alan A. Kusunoki ............................           36,713
Sabrina Shairzay ............................           73,426
M. Kassem Khybury ...........................           55,070
Eleanor Glickman ............................           36,713
Mario and Rose
DeLoreto ....................................           73,426
Daniel Prouty ...............................          325,021
Qasim Aslami ................................           97,180
Carl Zheng ..................................          110,139
                                                     ---------
 Total ......................................        1,284,957
                                                     =========


   In April 1994 and April 1995, FiberCore issued 124,824 options to various employees. Such options are exercisable at $0.0027 per share and expire no earlier than ten (10) years from the date of grant.

   The Registrant is contractually committed to issue options to purchase 132,167 shares to various employees at various times in 1996, 1997 and 1998, each exercisable at $0.0027 per share.

   In June 1994, FiberCore issued 2,221,141 shares to a designee of Sico Quarzschmelze Jena GmbH ("Sico") in consideration for equipment purchased from Sico located in Jena, Germany. The parties agreed to several modifications to the initial sale, including one contemplating a retention of the shares by Sico, which were superseded by a January 1996 amendment pursuant to which Sico retained the shares.

   In July 1994, FiberCore sold a total of 29 units ("Units") to 10 investors. Each Unit consisted of 45,891 shares of Common Stock and 22,946 Warrants to purchase Common Stock at a price of $1.31 per share. Each Unit cost $50,000. A total of 1,330,848 shares and 665,424 Warrants were sold in the offering.

   The following table lists the 10 investors and the number of shares and warrants purchased.

           NAME                                      # SHARES         # WARRANTS
        ----------                                   ---------         ---------
Victor Markowicz ...........................           229,457           114,730
Donald Scanlon .............................            45,890            22,946
John Flood .................................            45,890            22,946
Camelot Investments ........................            45,890            22,946
Richard Lai ................................            91,782            45,892
Global Money Management ....................           229,457           114,730
Dale Archer McNulty ........................            45,890            22,946
John Royle and Sons,
Inc. .......................................           458,920           229,450
William C. & Rita Krebs ....................            45,890            22,946
Victor Mastellone ..........................            91,782            45,892
                                                     ---------         ---------
Total ......................................         1,330,848           665,424
                                                     =========         =========


   In July 1994, FiberCore issued Warrants to purchase 73,426 shares at an exercise price of $1.31 per share to Coleman & Rhine LLP, a law firm, in exchange for services valued at $7,500.

   In December 1994, FiberCore issued 90,864 shares and Warrants to purchase an additional 45,432 shares exercisable at $1.31 per share in exchange for $99,000 to an investor.

   In December 1994, FiberCore issued 7,390 shares to an employee in exchange for services valued at $8,050.

   On April 17, 1995, FiberCore issued a ten year $5,000,000 convertible note (the "AMP Note") to AMP Incorporated ("AMP"), a manufacturer of electrical connectors and other equipment. Principal plus interest accrue at a rate of LIBOR plus one percent, may be converted into Common Stock of the Registrant through April 17, 2005. Until April 17, 2000, the conversion price is $1.16 per share; thereafter the conversion price is equal to the price per share paid by a third party investor in the private sale of Common Stock by the Registrant immediately prior to such conversion. The AMP Note is initially collateralized by certain patents, patent applications, licenses, rights and royalties arising from such patents and, claims for damages arising from infringement of such patents. The parties have agreed, to replace such collateral with various pieces of equipment owned or to be owned by the Registrant.

   In May 1995, FiberCore issued 23,863 shares to a consultant for services valued at $26,000 and 16,569 shares to an employee in lieu of compensation.

   On July 18, 1995, FiberCore merged into the Registrant. Each of the outstanding shares of FiberCore Incorporated was exchanged for 3.671307 shares of the Registrant.

   On October 5, 1995, MESC purchased 367,131 shares of the Registrant's Common Stock at a price of $500,000. At that time the Registrant deposited with Shawmut Bank, N.A. (i) 679,192 shares of Common Stock; (ii) Warrants granting MESC the right to purchase 550,696 shares of the Registrant's Common Stock at a price of $1.63 per share exercisable at any time until October 5, 1997; and (iii) 238,634 shares of Common Stock to be issued to MESC immediately upon MESC exercising its rights to purchase shares pursuant to the Warrants referred to in clause (ii). The securities (other than the aforementioned 238,634 shares of Common Stock) are issuable upon the execution of all documents required to complete the formation of a joint venture, the execution of a product supply agreement with the Registrant, and the purchase by MESC of an additional 367,131 shares of the Registrant's Common Stock at a price of $500,000. In November 1996, MESC purchased and was issued the second block of 367,131 shares of the Registrant's Common Stock.

   In January 1996, Techman, a company controlled by M. Mahmud Awan, a director of the Registrant, agreed to purchase, pursuant to a Share Purchase Agreement dated January 11, 1996, 734,260 shares of Common Stock and Warrants exercisable into 550,696 shares of Common Stock exercisable at

$1.63 per share for $1,000,000. Additionally, the Company, as part of the Share Purchase Agreement, agreed to issue 312,061 shares to Techman upon (i) the formation of FOI and (ii) completion of a supply agreement between the Company and FOI. Between February 1996 and September 1996, the Company, pursuant to the Share Purchase Agreement, issued at the request of Techman, 575,477 shares to Dr. Awan, the sole shareholder of Techman. Subsequent to September 1996, an additional 470,844 shares of Common Stock (representing the balance of shares to be issued under the Techman Share Purchase Agreement) were issued to Dr. Awan in exchange for a payment of $450,000 and the delivery by Techman of a twenty year supply agreement between the Company and FOI. The $450,000 payment was invested by the Registrant in FOI as an additional capital contribution to FOI (along with ratable additional capital contributions by FOI's other shareholders). The Registrant maintains a 30% ownership interest in FOI.

   In addition, warrants entitling Dr. Awan to 1,000,000 shares are being held in escrow under an International Distributor Agreement. The warrants will be exercised and the shares will be issued ratably by the Registrant as commissions on sales generated by Techman of up to $200,000,000. Such shares will be issued upon receipt by the Registrant of proceeds from such sales.

   On July 1, 1996 the Company borrowed $500,000 under two loan agreements from the spouses of the President and the Executive Vice President of the Company. The loans are in the amount of $250,000 each and bear interest at the prime rate plus one percent (currently 9.25%), and are due on June 30, 1999. In conjunction with the loans each lender received warrants to purchase 115,220 shares of Common Stock at the rate of $1.81 per share. The warrants expire on July 31, 2001.

   In August 1996, the Registrant issued 111,462 shares of Common Stock to CII in full settlement of the outstanding debt to CII in amount of $241,869.

   In August 1996, the Registrant issued 142,450 shares of Common Stock to CDA in full settlement of the outstanding debt to CDA in the amount of $272,489.

   On November 27, 1996, the Registrant issued a $3,000,000 note and warrants to purchase up to $2,000,000 of shares of Common Stock to AMP. Additionally, the Registrant issued 3,058,833 shares of Common Stock in exchange for the conversion by AMP of $3,000,000 of principal plus accrued interest on the AMP Note.

   In 1995, ALT granted to various employees, options exercisable into 120,000 shares of ALT common stock at a price of $1.50 per share pursuant to the ALT 1987 Stock Option Plan.

   In 1995, each of the four ALT directors received 17,500 shares of ALT common stock as compensation for serving as director during the years 1989 through 1995. As a result, a total of 70,000 shares of ALT common stock were issued.

   In November 1994, ALT issued 4,931 shares to Bernard Moison in exchange for services to Allied, a former subsidiary, valued at $493.

   In November 1994, ALT issued 19,579 shares to David Sudol in exchange for services to Allied a former subsidiary valued at $1,957.

   In December 1993, ALT issued a warrant for 80,000 shares exercisable at $1.00 per share expiring in 1998 for services to a financial services company.

   In addition, ALT issued warrants to purchase 0.767 shares of ALT common stock, as shown in the table below, for each dollar in salary deferred and interest accruing thereon by Charles DeLuca and Mohd Aslami during 1992, 1993 and 1994. ALT also issued warrants to purchase shares of ALT Common Stock to One Financial Group, Inc., a company controlled by Steven Phillips, a director of the Registrant, for amounts earned, but not paid, through June 30, 1994. Warrants were also earned on interest accruing on such deferred salary and earnings as stated below. Only issuances of warrants for principal are depicted below.

   Number of shares of ALT common stock issuable pursuant to ALT warrants exercisable originally at $1.75 per share issued for deferred salary or compensation, not including interest accrued.

                                            1992           1993           1994
                                           -------        -------        -------
Mohd Aslami .......................         22,064        106,800           --
Charles DeLuca ....................         16,338         65,516         60,146
One Financial Group ...............         51,139         10,446         18,669


   From November 1992 to June 1994, ALT issued warrants to purchase 121,058 shares to ten lenders exercisable at prices ranging from $1.00 to $2.00 per share, in connection with making of the loans and interest accruing thereon. Such lenders included Mohd Aslami, Charles DeLuca, Hedayat Amin-Arsala, Zaid Siddig; One Financial Group, Inc. and One Venture Group. Messrs. Aslami, DeLuca, Arsala and Phillips were directors of ALT at such time. Mr. Phillips is a Director, President and major stockholder of One Financial Group, Inc. and was a managing partner of One Venture Group at such time. Zaid Siddig is Mr. Aslami's wife's uncle.

   On September 18, 1995, ALT Merger Co., a wholly-owned subsidiary of the Registrant merged into ALT (the "ALT Acquisition"). Each shareholder of ALT received approximately 1.0498 shares of the Registrant's Common Stock in exchange for each outstanding share of ALT stock. 3,671,307 shares of the Registrant's Common Stock held by ALT were canceled. Approximately 8.4 million shares of ALT common stock were converted into approximately 8.8 million shares of the Registrant's Common Stock. Immediately prior to the acquisition, several ALT warrantholders and debtholders converted their debts and warrants into shares of ALT common stock. Loans, other than loans arising from deferred. compensation (which were converted at $1.25), were converted pursuant to each lender's loan agreement, if applicable, otherwise at the exercise price of the warrants issued less $0.05. Loans arising from deferred compensation were converted at $1.25 per share. The exercise price of all warrants exercisable at $2.00 per share was reduced to $1.75 per share, except for warrants held by Messrs. Aslami and DeLuca and OFG. Warrants were valued at the deemed value of ALT shares ($2.10) less the exercise price of each such warrant. For example a warrant to purchase one share of ALT common stock with an exercise price of $1.75 was valued at $0.35. Shares of common stock of ALT were purchased to the extent of such warrant value. In consideration for the fact that all loans were past due, the percentage of warrants that each lender had been entitled to receive pursuant to such loans was increased by 25%. A total of warrants 4,013,960 and $5,092,449 in debt were converted into approximately 4.53 million shares of ALT common stock in conjunction with the ALT Acquisition.

   All other outstanding warrants and options to purchase shares of ALT common stock were automatically converted into instruments to purchase shares of the Registrant's Common Stock, pursuant to the terms of such instruments.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

    EXHIBIT
     NUMBER
---------------
  ++2.1          Agreement And Plan Of Reorganization dated as of July 18, 1995 between Venturecap, Inc. AND
                 FiberCore Incorporated.
  ++2.2          Agreement of Merger dated as of July 18, 1995 between Venturecap and FiberCore Incorporated.
  ++2.3          Agreement and Plan of Reorganization dated as of September 18, 1995 between the Company Alt
                 Merger Co., and Automated Light Technologies, Inc. ("ALT").
P  +2.4          Agreement dated February 13, 1987 between Norscan Instruments Ltd. and ALT.
   +3.1          Certificate of Incorporation of FiberCore, Inc.
   +3.2          By-Laws of FiberCore, Inc.
  ++5.1          Opinion of Coleman & Rhine LLP
p +10.1          Loan Agreement dated August 2, 1990 between ALT and Connecticut Innovations Incorporated
                 ("CII").
P +10.2          Promissory Note issued by ALT to CII.
P +10.3          Security Agreement dated as of August 1990 between ALT and CII.
P +10.4          Subordination executed August 2, 1990 between CII, Mohd Aslami, and Charles DeLuca
P +10.5          Collateral Assignment and Security Agreement dated August 2, 1990 between ALT and
                 Connecticut Innovations Incorporated
P +10.6          Loan Agreement dated December 5, 1990 between ALT and the Connecticut Development Authority
                 ("CDA").
P +10.7          Promissory Note dated December 5, 1990 issued by ALT to CDA.
P +10.8          Guaranty dated December 5, 1990 issued to CDA by Mohd Aslami and Charles DeLuca.
P +10.9          Collateral Assignment and Security Agreement dated December 5, 1990 between ALT and CDA.
P +10.10         Security Agreement dated as of December 5, 1990 between ALT and CDA.
P +10.11         Subordination dated November 5, 1990 between CDA, Mohd Aslami and Charles DeLuca.
P +10.12         Form of Warrant issued by ALT to CDA
P +10.13         Form of Warrant issued by Agreement between ALT to Connecticut Innovations Incorporated.
P +10.14         Form of Warrant issued by ALT.
P +10.15         Form of FiberCore Incorporated Warrant.
P +10.16         Assignment dated November 8, 1993 by Gregory Perry to FiberCore, Incorporated of U.S. Patent
                 No. 4,596,589.
P +10.17         Lease executed January 31, 1994 between Cobra Realty Trust, FiberCore, Incorporated, Mohd
                 Aslami and Charles DeLuca.
P +10.18         Agreement dated June 7, 1994 between Sico GmbH and FiberCore, Inc., to lease building and equipment and to manufacture optical fiber and optical fiber preform.
P +10.19         Agreement dated August 19, 1995 between Sico GmbH and FiberCore Jena GmbH, with supplemental agreement by Walter Nadrag.
P +10.20         Cooperation Agreement dated December 19,. 1995 between Sico Jena GmbH and FiberCore, Inc.
P +10.21         Lease dated August 19, 1995 between Sico Jena GmbH and FiberCore Jena GmbH.
P +10.22         Agreement dated January 25, 1996 between the Company, FiberCore Jena and Sico.
P +10.23         Share Purchase Agreement dated January 11, 1996 between the Company and Techman
                 International, Inc.
P +10.24         Escrow Agreement dated as of April 13, 1995 between FiberCore Incorporated, Middle East
                 Specialized Cables Co. ("MESC") and Shawmut Bank, N.A.

                                      II-6

    EXHIBIT
     NUMBER
---------------
P +10.25         Escrow Amending  Agreement dated September 15, 1995 between the Registrant,  MESC and Shawmut
                 Bank,  N.A.
P +10.26         Share Purchase Agreement dated as of April 13, 1995 between FiberCore Incorporated and MESC.
P +10.27         Share Purchase Amending  Agreement dated September 15, 1995 between the Registrant and MESC.
P +10.28         Convertible  Debenture Purchase Agreement effective as of April 17, 1995 between AMP Incorporated and FiberCore  Incorporated, with form of Convertible Debenture Attached, as Exhibit A.
P +10.29         Cooperation Agreement dated June 17, 1994 between John Royle & Sons and FiberCore
                 Incorporated, with Amendment No. 1 executed on the same date.
 ++10.30         Warrant  issued by the  Registrant  to Techman to purchase upto 550,696  shares of Common  Stock.
P +10.31         Agreement  dated July 1, 1994 between FiberCore Incorporated and FiberCore Jena GmbH.
P +10.32         Joint Venture Agreement dated January 31, 1996 between Middle East Optic Fiber Company
                 ("MEOFC"), Royle Mid East Ltd. and FiberCore Mid East Ltd.
P + 10.34        Joint Venture Agreement dated May 21, 1995 between the Company, Techman International, Inc.
                 and the other parties named therein.
P  +10.35        International Distributor Agreement between Techman and the Company.
  ++10.36        Term Loan Agreement by and between FiberCore, Inc. as borrower and AMP Incorporated a lender dated November 27, 1996.
 ++10.37         Term Promissory Note in the original principal amount of $3 million dated November 27, 1996.
 ++10.38         Amendment No. 1 to Convertible Debenture Purchase Agreement between FiberCore, Inc., as borrower and AMP Incorporated as Lender dated November 27, 1996.
 ++10.39         Subsidiary Guarantee between FiberCore Glasfaser Jena GmbH and AMP Incorporated dated
                 November 27, 1996.
 ++10.40         Security Interest Agreement between FiberCore Glasfaser Jena GmbH and AMP Incorporated dated
                 November 27, 1996.
 ++10.41         Patent Security Agreement between FiberCore, Inc. and AMP Incorporated dated November 27,
                 1996.
 ++10.42         Warrant issued to AMP Incorporated to purchase shares of Common Stock of FiberCore, Inc.
                 dated November 27, 1996.
 ++10.43         Amended and Restated Convertible Debenture dated April 17, 1995.
 ++10.44         Voting Agreement between FiberCore, Inc., AMP Incorporated, Mohd Aslami, Charles DeLuca and
                 Dr. M. Mahmud Awan dated November 27, 1996.
P +10.45         Copy of patents purchased from Sico Jena GmbH.
  +10.46         Supply contract between AMP Incorporated and the Registrant dated July 28, 1996. The Company has requested that the Commission grant confidential treatment for this contract.
     +22         List of subsidiaries of FiberCore, Inc.
  ++23.1         Consent of Mottle McGrath Braney & Flynn, P.C. independent auditors.
  ++23.2         Consent of Dwayne Midgley, independent accountants.
  ++23.3         Consent of Coleman & Rhine LLP (contained in the opinion filed as Exhibit 5.1)
     +25         Power of Attorney (contained on the signature page)
    ++27         Financial Data Schedule


     +  Previously filed
     ++ Filed herewith

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes that:

   (1) For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act, shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrant hereby undertakes: Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 27, 1996.

FIBERCORE, INC.
By:   /s/ Mohd A. Aslami
    ----------------------------
      Mohd A. Aslami,
      Chief Executive Officer

                              POWER OF ATTORNEY

   Each person whose signature appears below hereby authorizes, Mohd A. Aslami and Michael J. Beecher, and each of them, with full power of substitution and full power to act without the other, to file one or more amendments (including post-effective amendments) to this Registration Statement which amendments may make such changes as any of such persons deems appropriate, and each such person, individually and in each capacity stated below, hereby appoints each of such persons as attorney-in-fact to execute in his name and on his behalf any of such amendments to the Registration Statement.

   Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities indicated below on the 27th day of December, 1996.


         SIGNATURE                               TITLE                            DATE
---------------------------  -------------------------------------------- --------------------
/s/ Mohd A. Aslami           Chairman, Chief Executive
---------------------------- Officer and Director                         December 27, 1996
Mohd A. Aslami

*                            Executive Vice President, Secretary and
---------------------------- Director and General Manager of Automated
Charles DeLuca               Light Technologies, Inc.                     December 27, 1996

/s / Michael J. Beecher      Chief Financial Officer and
---------------------------- Principal Accounting Officer                 December 27, 1996
Michael J. Beecher

*
---------------------------- Director                                     December 27, 1996
Zaid Siddig

*
---------------------------- Director                                     December 27, 1996
Steven Phillips

*
---------------------------- Director                                     December 27, 1996
M. Mahmud Awan


*    By   Michael J. Beecher
          Attorney-in-fact


                                EXHIBIT INDEX

    EXHIBIT
     NUMBER
---------------
  ++2.1          Agreement And Plan Of Reorganization dated as of July 18, 1995 between Venturecap, Inc. AND
                 FiberCore Incorporated.
  ++2.2          Agreement of Merger dated as of July 18, 1995 between Venturecap and FiberCore Incorporated.
  ++2.3          Agreement and Plan of Reorganization dated as of September 18, 1995 between the Company Alt
                 Merger Co., and Automated Light Technologies, Inc. ("ALT").
P  +2.4          Agreement dated February 13, 1987 between Norscan Instruments Ltd. and ALT.
   +3.1          Certificate of Incorporation of FiberCore, Inc.
   +3.2          By-Laws of FiberCore, Inc.
  ++5.1          Opinion of Coleman & Rhine LLP
p +10.1          Loan Agreement dated August 2, 1990 between ALT and Connecticut Innovations Incorporated
                 ("CII").
P +10.2          Promissory Note issued by ALT to CII.
P +10.3          Security Agreement dated as of August 1990 between ALT and CII.
P +10.4          Subordination executed August 2, 1990 between CII, Mohd Aslami, and Charles DeLuca
P +10.5          Collateral Assignment and Security Agreement dated August 2, 1990 between ALT and
                 Connecticut Innovations Incorporated
P +10.6          Loan Agreement dated December 5, 1990 between ALT and the Connecticut Development Authority
                 ("CDA").
P +10.7          Promissory Note dated December 5, 1990 issued by ALT to CDA.
P +10.8          Guaranty dated December 5, 1990 issued to CDA by Mohd Aslami and Charles DeLuca.
P +10.9          Collateral Assignment and Security Agreement dated December 5, 1990 between ALT and CDA.
P +10.10         Security Agreement dated as of December 5, 1990 between ALT and CDA.
P +10.11         Subordination dated November 5, 1990 between CDA, Mohd Aslami and Charles DeLuca.
P +10.12         Form of Warrant issued by ALT to CDA
P +10.13         Form of Warrant issued by Agreement between ALT to Connecticut Innovations Incorporated.
P +10.14         Form of Warrant issued by ALT.
P +10.15         Form of FiberCore Incorporated Warrant.
P +10.16         Assignment dated November 8, 1993 by Gregory Perry to FiberCore, Incorporated of U.S. Patent
                 No. 4,596,589.
P +10.17         Lease executed January 31, 1994 between Cobra Realty Trust, FiberCore, Incorporated, Mohd
                 Aslami and Charles DeLuca.
P +10.18         Agreement dated June 7, 1994 between Sico GmbH and FiberCore, Inc., to lease building and equipment and to manufacture optical fiber and optical fiber preform.
P +10.19         Agreement dated August 19, 1995 between Sico GmbH and FiberCore Jena GmbH, with supplemental agreement by Walter Nadrag.
P +10.20         Cooperation Agreement dated December 19,. 1995 between Sico Jena GmbH and FiberCore, Inc.
P +10.21         Lease dated August 19, 1995 between Sico Jena GmbH and FiberCore Jena GmbH.
P +10.22         Agreement dated January 25, 1996 between the Company, FiberCore Jena and Sico.
P +10.23         Share Purchase Agreement dated January 11, 1996 between the Company and Techman
                 International, Inc.
P +10.24         Escrow Agreement dated as of April 13, 1995 between FiberCore Incorporated, Middle East
                 Specialized Cables Co. ("MESC") and Shawmut Bank, N.A.
P +10.25         Escrow Amending  Agreement dated September 15, 1995 between the Registrant,  MESC and Shawmut
                 Bank,  N.A.

    EXHIBIT
     NUMBER
---------------
P +10.26         Share Purchase Agreement dated as of April 13, 1995 between FiberCore Incorporated and MESC.
P +10.27         Share Purchase Amending  Agreement dated September 15, 1995 between the Registrant and MESC.
P +10.28         Convertible  Debenture Purchase Agreement effective as of April 17, 1995 between AMP Incorporated and FiberCore  Incorporated, with form of Convertible Debenture Attached, as Exhibit A.
P +10.29         Cooperation Agreement dated June 17, 1994 between John Royle & Sons and FiberCore
                 Incorporated, with Amendment No. 1 executed on the same date.
 ++10.30         Warrant  issued by the  Registrant  to Techman to purchase upto 550,696  shares of Common  Stock.
P +10.31         Agreement  dated July 1, 1994 between FiberCore Incorporated and FiberCore Jena GmbH.
P +10.32         Joint Venture Agreement dated January 31, 1996 between Middle East Optic Fiber Company
                 ("MEOFC"), Royle Mid East Ltd. and FiberCore Mid East Ltd.
P +10.34         Joint Venture Agreement dated May 21, 1995 between the Company, Techman International, Inc.
                 and the other parties named therein.
P  +10.35        International Distributor Agreement between Techman and the Company.
  ++10.36        Term Loan Agreement by and between FiberCore, Inc. as borrower and AMP Incorporated a lender dated November 27, 1996.
 ++10.37         Term Promissory Note in the original principal amount of $3 million dated November 27, 1996.
 ++10.38         Amendment No. 1 to Convertible Debenture Purchase Agreement between FiberCore, Inc., as borrower and AMP Incorporated as Lender dated November 27, 1996.
 ++10.39         Subsidiary Guarantee between FiberCore Glasfaser Jena GmbH and AMP Incorporated dated
                 November 27, 1996.
 ++10.40         Security Interest Agreement between FiberCore Glasfaser Jena GmbH and AMP Incorporated dated
                 November 27, 1996.
 ++10.41         Patent Security Agreement between FiberCore, Inc. and AMP Incorporated dated November 27,
                 1996.
 ++10.42         Warrant issued to AMP Incorporated to purchase shares of Common Stock of FiberCore, Inc.
                 dated November 27, 1996.
 ++10.43         Amended and Restated Convertible Debenture dated April 17, 1995.
 ++10.44         Voting Agreement between FiberCore, Inc., AMP Incorporated, Mohd Aslami, Charles DeLuca and
                 Dr. M. Mahmud Awan dated November 27, 1996.
P +10.45         Copy of patents purchased from Sico Jena GmbH.
  +10.46         Supply contract between AMP Incorporated and the Registrant dated July 28, 1996. The Company has requested that the Commission grant confidential treatment for this contract.
     +22         List of subsidiaries of FiberCore, Inc.
  ++23.1         Consent of Mottle McGrath Braney & Flynn, P.C. independent auditors.
  ++23.2         Consent of Dwayne Midgley, independent accountants.
  ++23.3         Consent of Coleman & Rhine LLP (contained in the opinion filed as Exhibit 5.1)
     +25         Power of Attorney (contained on the signature page)
    ++27         Financial Data Schedule

     + Previously filed
    ++ Filed herewith